UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

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The Allstate Corporation

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Notice of 2020 Annual Meeting
and Proxy Statement

We create long-term
value by serving our
stakeholders, taking
appropriate risks and
leveraging our capabilities
and strategic assets.

What’s Inside
Letter from Independent Directors to Stockholders
Information on Three Voting Issues
Election of Directors
Advisory Vote on Compensation
Ratification of External Auditor

The Allstate Corporation 2775 Sanders Road Northbrook, IL 60062

Letter from Independent Directors

April 6, 2020

Fellow Stockholders,

On your behalf, we oversee Allstate’s responsibilities to stockholders, customers, employees and communities. This oversight includes reviewing strategy, human capital and culture, and risk and return policies. We utilize extensive dialogue with stockholders and continually improve governance practices. While a long-term perspective guides this work, our letter summarizes the Board’s efforts over the last year.

Strategy

►	Allstate’s purpose is to help customers realize their hopes and dreams by protecting them from life’s uncertainties. Our strategy is to increase market share of the personal property-liability businesses and expand the protection products offered to customers. The Board discusses strategy at every Board meeting and has a 2½ day session that focuses solely on long-term strategy.

►	Allstate initiated a bold Transformative Growth Plan in 2019 to increase market share in personal property-liability, which reduces long-term strategic risk. The plan has three components: expand customer access, enhance the customer value proposition and invest in marketing and technology. Measurements are in place to assess progress against these important efforts and will be reviewed by the Board.

►	Substantial success has been achieved in broadening Allstate’s protection offerings, with total policies in force increasing over 27% to 145.9 million in 2019. Allstate Protection Plans, formerly SquareTrade, accounted for the majority of this growth. In late 2018, we approved the acquisition of an identity protection business, now Allstate Identity Protection, which also had rapid growth last year. New insurance relationships have been established with shared economy companies that are further driving growth.

►	Innovation is an engine of strategic success and we are proud that Allstate was ranked one of the top 10 innovative companies in 2019, out of 640 candidates, by the Drucker Institute.

Accelerated Transformative Growth Plan with three components:

►	Expanding customer access
►	Enhancing customer value
►	Investing in marketing and technology

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Human Capital and Culture

►	As a service organization, Allstate’s success is highly dependent on human capital and an ethical culture that is fair and performance-oriented. A comprehensive review of organizational health is discussed every year and covers employee engagement, development, retention, compensation and inclusive diversity. This year we utilized an outside consultant to review pay equity and were pleased that Allstate’s pay practices compare favorably to companies of similar size and scope.

►	Culture is vital to serving your interests. Allstate was once again named “A Most Ethical Company” by Ethisphere as a result of focus from the boardroom to frontline employees. We define culture as “a self-sustaining system of shared values, principles and priorities that shapes beliefs, drives behavior and influences decision making within an organization.” This definition creates a foundation for the risk and return committee, which added culture as a key risk category.

►	Leadership is also critical to success. Substantial time is spent interacting with the senior leaders and reviewing their performance. Senior leadership succession was discussed multiple times in 2019, including using scenario planning so succession alternatives exist for unplanned departures.

External pay equity review determined Allstate’s pay practices compare favorably to companies of similar size and scope.

Risk and Return

►	The risk and return committee and the full Board ensure strategic, operational and financial risks are balanced with generating attractive returns on capital. We continue the industry leading practices of using an independent consultant to assess cybersecurity preparedness and the chief risk officer to assess Allstate’s political engagement using Principles and Guidance for Responsible Corporate Political Engagement published by Transparency International UK.

►	Climate change has a significant impact on Allstate’s business and for 25 years the company has successfully advocated for addressing the impacts of climate change. Hurricane and earthquake insurance pools, stronger building codes, new insurance products and pricing approaches, and reinsurance have been used to serve both customers and stockholders. Allstate discloses significant information related to climate-related risks, including the Board’s oversight, the impact on the company’s business and strategy, and the practices to assess, identify and manage these risks.

►	In 2019, the oversight of sustainability was formally assigned to the nominating and governance committee, which reviews sustainability twice a year including once in conjunction with the full Board.

Independent nominating and governance committee formally assumed oversight of sustainability matters.

2020 Proxy Statement       3

Governance

►	As a Board, we oversaw and participated in a comprehensive dialogue throughout the year with stockholders representing 40% of Allstate’s outstanding shares. This dialogue led us to broaden and accelerate disclosure of political activity, modify the performance stock award metrics to include Relative Total Shareholder Return, and expand executive compensation clawback policies.
►	Board performance is evaluated at every meeting and annually for the full Board and individual members. Feedback is acted on, including modifying topics, agendas and materials. Future Board involvement is now discussed with every member every year instead of biennially.
►	We were pleased that these efforts resulted in a top score on governance from a significant proxy advisory firm.
►	The roles of corporations and capitalism in society are being actively debated in many venues. Allstate is at the forefront and building a better future by serving customers, making a profit, creating jobs and improving communities. As your representatives, we take these conversations seriously and actively debate the trade-offs in fulfilling these broad responsibilities.

Stockholder feedback informed the Board’s decisions, which resulted in changes to governance and compensation practices.

We welcome your feedback on this letter or other matters of importance to Allstate. You can reach us by email at directors@allstate.com. We pledge to continue to independently represent your interests. Thank you for your continued support.

For more information on how we measure up, see Allstate’s Prosperity Report.

KERMIT R. CRAWFORD	SIDDHARTH N. (BOBBY) MEHTA	GREGG M. SHERRILL

MICHAEL L. ESKEW	JACQUES P. PEROLD	JUDITH A. SPRIESER

MARGARET M. KEANE	ANDREA REDMOND	PERRY M. TRAQUINA

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Notice of 2020 Annual Meeting of Stockholders

When

Tuesday, May 19, 2020, at 11:00 a.m. Central time. Registration begins at 10:00 a.m.

Where

www.virtualshareholdermeeting.com/ALL2020

As part of our precautions regarding the coronavirus (COVID-19) and to support the health and well-being of our stockholders, the 2020 Annual Meeting of Stockholders will be held in a virtual meeting format only. You will not be able to attend the annual meeting physically. The accompanying proxy materials include instructions on how to participate in the meeting and how you may vote your shares.

Items of Business
1	Election of 10 directors.

2	Say-on-pay: advisory vote on the compensation of the named executives.

3	Ratification of appointment of Deloitte & Touche LLP as Allstate’s independent registered public accountant for 2020.

In addition, any other business properly presented may be acted upon at the meeting.

How To Vote In Advance

Your vote is important. Please vote as soon as possible by one of the methods shown to the right. Make sure to have your proxy card, voting instruction form, or notice of Internet availability in hand and follow the instructions.

To express our appreciation for your participation, Allstate will make a $1 charitable donation to the American Red Cross on behalf of every stockholder account that votes.

By Telephone: In the U.S. or Canada, you can vote your shares toll-free by calling 1-800-690-6903.	By Internet: You can vote your shares online at proxyvote.com.
By Mail: You can vote by mail by marking, dating, and signing your proxy card or voting instruction form and returning it in the postage-paid envelope.	By Tablet or Smartphone: You can vote your shares with your tablet or smartphone by scanning the QR code.

Who Can Vote	Who Can Attend	Date of Mailing
Holders of Allstate common stock at the close of business on March 20, 2020. Each share of common stock is entitled to one vote for each director position and one vote for each of the other proposals.	Stockholders who wish to participate in the meeting should review pages 85-86.	On or about April 6, 2020, these proxy materials and annual report are being mailed or made available to stockholders and to participants in the Allstate 401(k) Savings Plan.

Important Notice Regarding the Availability of Proxy Materials for the Stockholder Meeting to Be Held on May 19, 2020
The Notice of 2020 Annual Meeting, Proxy Statement, and 2019 Annual Report and the means to vote by Internet are available at proxyvote.com.

By Order of the Board,

SUSAN L. LEES
SECRETARY
APRIL 6, 2020

2020 Proxy Statement       5

Allstate’s Shared Purpose Guides the Company

Our Shared Purpose

We are the Good Hands® We help customers realize their hopes and dreams by providing the best products and services to protect them from life’s uncertainties and prepare them for the future.

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Allstate’s Shared Purpose Guides the Company

The Value We Create

Financial Highlights

ADJUSTED NET INCOME*	ADJUSTED NET INCOME PER COMMON SHARE*	ADJUSTED NET INCOME RETURN ON COMMON EQUITY*	BOOK VALUE PER COMMON SHARE

POLICIES IN FORCE	TOTAL SHAREHOLDER RETURN VS. PEER(1) RETURNS

Excluding Allstate Protection Plans (formerly known as SquareTrade)
Allstate Protection Plans

2019 Highlights

Operating Priorities	Human Capital Management

►Better serve customers - Enterprise net promoter score increased with improvement at most businesses.
►Grow customer base - Property-Liability policies increased 1.3% from prior year to 33.7 million. Total policies in force increased 27.7% to 145.9 million.
►Achieve target returns on capital - Adjusted Net Income Return on Common Equity* of 16.9%.
►Proactively manage investments - Total return of 9.2% on $88.4 billion investment portfolio in 2019.
►Build long-term growth platforms - Accelerating Transformative Growth Plan, a multi-year initiative to increase property-liability market share. Expanding circle of protection with Allstate Protection Plans, Allstate Identity Protection and Arity.

►Living into inclusive diversity, with 69% diverse employees and 30% female and 12% minority officer representation.
►Invested in re-skilling opportunities, with over 10,000 employees attending Allstate’s Global Learning Week and 3,600 participating in quarterly skill building sessions.
►11 employee resource groups (voluntary, employee-led groups designed to foster an inclusive workplace) increased to 9,166 members in 2019 (29% higher than the prior year).

Innovation	Corporate Responsibility

►Recognized as a top 10 innovative company by the Drucker Institute two years in a row.
►Expanded shared economy solutions with commercial coverage for drivers of a transportation networking company to 15 states.
►Expanded use of telematics-based auto insurance products to more accurately price insurance and encourage safe driving.

►Gave nearly $46 million in charitable contributions throughout the nation, including contributions from Allstate, The Allstate Foundation, employees and agency owners.
►Helped over 14 million youth participate in service-based and social-emotional learning through The Allstate Foundation’s youth empowerment program.
►Empowered more than 2 million domestic violence survivors since 2005 through The Allstate Foundation’s program focused on breaking the cycle of domestic violence through financial empowerment.
►Supported state and local communities through investments in $3.08 billion of municipal bonds.
►Expanded access to affordable housing by investing in $281 million of federal low-income housing tax credits and $57 million in state low-income housing tax credits.
►Amplified Allstate’s community connections with more than 35% of our executives serving on nonprofit boards.

Allstate brand Drivewise® available in 50 states and the District of Columbia.
Allstate brand Milewise® available in 14 states.
Esurance brand DriveSense® available in 37 states.
Encompass brand Route ReportSM available in 16 states.

See our Prosperity Report for more information on how Allstate is building a better future.

*

Measures used in this proxy statement that are not based on generally accepted accounting principles (“non-GAAP”) are denoted with an asterisk (*). For definitions of these terms, please see the definitions of non-GAAP measures on pages 88-91 of our 2020 Proxy Statement.

(1)	The peers are listed on page 58.
(2)	Market Cap Weighted Average

2020 Proxy Statement       7

Proxy Voting Roadmap

This section highlights selected information about the items to be voted on at the annual meeting. It does not contain all information that you should consider in deciding how to vote. You should read the entire proxy statement carefully before voting.

Proposal 1

Election of 10 Directors

The Board recommends a vote FOR each nominee.  ✓

►All candidates are highly successful executives with relevant skills and expertise.
►Average tenure of 7.5 years, with 9 of 10 directors independent of management.
►Diverse slate of directors with broad leadership experience; three out of four committee chairs and the independent Lead Director bring gender or ethnic diversity.
►Industry-leading stockholder engagement program and highly-rated corporate governance practices.

See pages 13-18 for further information

A Balanced Board

The Board is composed of 10 directors with a broad and complementary set of business skills, educational and professional experiences, personalities, backgrounds, perspectives and genders.

INDEPENDENT DIRECTOR TENURE	BOARD DIVERSITY	RELEVANT SKILLS AND EXPERIENCE

6.8 years	50%	80%	90%
average independent director tenure	diverse	Board governance experience	Corporate leadership experience

NOMINATION PROCESS FOR BOARD ELECTION

The Board regularly considers potential director candidates in anticipation of retirements, resignations, or changing business dynamics. This graphic describes the process to identify highly qualified candidates for Board service.

CONSIDER CURRENT BOARD SKILL SET AND NEEDS	MEET WITH QUALIFIED CANDIDATES	CHECK CONFLICTS OF INTEREST	BOARD DIALOGUE
►Ensure Board is strong in strategic oversight, corporate governance, stockholder advocacy, and leadership and has diversity of expertise, perspectives and backgrounds
►The nominating and governance committee, Lead Director, Board Chair and others meet candidates to ensure desired qualities such as independence of mind, tenacity and skill set to meet existing and future business needs
		►All candidates are screened for conflicts of interest and independence	►After deliberations, recommend director candidates; added four highly qualified directors in the past five years

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Proxy Voting Roadmap

The Director Nominees at a Glance

	Career Highlights	Committees
THOMAS J. WILSON Chair, President, and CEO of The Allstate Corporation

Industry thought leader with a thorough understanding of Allstate’s business, industry, risk management processes, and strategic initiatives through holding key leadership roles over a 25-year career at Allstate

JUDITH A. SPRIESER Former CEO of Transora Inc. and senior executive at Sara Lee Corporation Independent Lead Director	Wide-ranging operational and leadership experience at technology services and consumer goods companies and significant experience serving on public company boards
KERMIT R. CRAWFORD Former President and Chief Operating Officer of Rite Aid Corporation Audit Committee Chair

Managed strategy, performance and operational change of highly competitive consumer-focused service businesses where he championed affordable and accessible healthcare that led to delivery innovations, including regulatory changes allowing pharmacists to administer vaccines

MICHAEL L. ESKEW Former Chairman and CEO of United Parcel Service, Inc. Compensation and Succession Committee Chair	Guided the successful transformation of a customer-focused global delivery company through the use of digital technologies to more effectively deliver service
SIDDHARTH N. MEHTA Former President and CEO of TransUnion Risk and Return Committee Chair	Extensive strategic and operational leadership experience in the financial services industry, and proven success in expanding global reach through the use of technology and advanced analytics
ANDREA REDMOND Former Managing Director of Russell Reynolds Associates Inc. Nominating and Governance Committee Chair	Expertise in public company CEO and senior management succession planning, human capital management, and executive compensation across a wide range of industries, including financial services
MARGARET M. KEANE CEO of Synchrony Financial	Directs the strategy and operations of a financial services business, expanding its focus on e-commerce and mobile capabilities to deliver an innovative consumer experience
JACQUES P. PEROLD Former President of Fidelity Management & Research Company	Strong investment expertise in the financial services industry, and led the strategy and operations of one of the world’s largest asset management firms
GREGG M. SHERRILL Non-Executive Chair and former Chair and CEO of Tenneco Inc.	Broad strategic and operational leadership experience in the automotive industry, and brings valuable insights into anticipated transformation of the personal transportation system
PERRY M. TRAQUINA Former Chairman, CEO, and Managing Partner of Wellington Management Company LLP	Strong financial services and investment management expertise as leader of one of the world’s largest global investment management firms
Committee Chair	Audit Committee	Compensation and Succession Committee	Executive Committee	Nominating and Governance Committee	Risk and Return Committee

2020 Proxy Statement       9

Proxy Voting Roadmap

PROPOSAL 2

Say-on-Pay: Advisory Vote on the Compensation of the Named Executives

The Board recommends a vote FOR this proposal.  ✓

►Independent oversight by compensation and succession committee with the assistance of an independent consultant.
►Executive compensation targeted at 50th percentile of peers and aligned with short- and long-term business goals and strategy.
►Compensation programs are working effectively. Annual incentive compensation funding for our named executives in 2019 was 117.5% of target, reflecting above target performance on Performance Net Income and below target performance on Total Premiums and Net Investment Income.

See pages 42-77 for further information

Executive Compensation Highlights

We compensated our named executive officers (“NEOs”) using the following elements for total target direct compensation in 2019:

Target Compensation Mix
	Element	Description	CEO	Other NEOs
Targeted at 50th percentile of peers	Salary	Targeted at 50th percentile of peers to support Allstate’s goal of attracting and retaining executive talent
Annual Cash Incentive

Targets established based on company performance against three performance measures: Total Premiums, Performance Net Income, and Net Investment Income

►Amounts awarded to each NEO based on pool funding and individual performance

Long-term Equity Incentive

The mix of equity incentives granted in 2019 was 60% performance stock awards (“PSAs”) and 40% stock options

►Awards granted were based on target amounts and individual performance
►Actual PSAs vesting will be determined by Average Performance Net Income Return on Equity (“ROE”) (70%) and Earned Book Value (30%) results (both measured over a three-year period)
►For the 2020-2022 PSAs, a Relative Total Shareholder Return (TSR) performance measure replaced the Earned Book Value measure. The 2020 award will vest based on results for Average Performance Net Income ROE (70% weighting) and Relative TSR (30% weighting).

►Allstate had excellent performance on all five 2019 Operating Priorities, and financial results improved, with adjusted net income* rising to $3.48 billion in 2019 from $3.13 billion in the prior year. TSR exceeded peer indices in 2019.
►Total 2019 compensation for the CEO declined from 2018 by $1,552,937 to $16,261,139, excluding the change in pension value, as shown in the Summary Compensation Table.
►Based on company and individual performance, the named executives received the following annual incentive payments during the last three years:
Named Executive	2017 Annual Incentive ($)	2018 Annual Incentive ($)	2019 Annual Incentive ($)
Mr. Wilson	6,759,264	6,719,194	4,730,100
Mr. Rizzo(1)	—	1,510,788	1,053,000
Mr. Civgin	1,806,645	1,900,000	1,400,000
Mr. Shapiro(1)	—	2,050,000	1,366,000
Mr. Shebik	2,600,000	2,945,289	2,037,000
*	This measure is defined and reconciled to the most directly comparable GAAP measures in Appendix A.
(1)	For Messrs. Rizzo and Shapiro, only the last two fiscal years are shown as this is their second year as named executives.

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Proxy Voting Roadmap

PROPOSAL 3

Ratification of Deloitte & Touche LLP as the Independent Registered Public Accountant for 2020

The Board recommends a vote  FOR  ratification of   ✓
Deloitte & Touche LLP for 2020.

►Independent firm with few ancillary services and reasonable fees.
►Significant industry and financial reporting expertise.
►The audit committee annually evaluates Deloitte & Touche LLP and determined that its retention continues to be in the best interests of Allstate and its stockholders.

See pages 79-81 for further information

2020 Proxy Statement       11

2	Letter from Independent Directors
5	Notice of 2020 Annual Meeting of Stockholders
8	Proxy Voting Roadmap
13	Corporate Governance
13	Proposal 1 Election of 10 Directors
13	Director Nominees’ Skills and Experience
19	Effective Board Governance at Allstate
20	Board Composition
21	Board Effectiveness
24	Board Oversight
31	Board Accountability
33	Board Structure
34	Board Meetings and Committees
38	Board Independence and Related Person Transactions
39	Director Compensation
42	Executive Compensation
42	Proposal 2 Say-on-Pay: Advisory Vote on the Compensation of the Named Executives
42	Compensation Discussion and Analysis
61	Compensation Committee Report
62	Summary Compensation Table
64	Grants of Plan-Based Awards at Fiscal Year-end 2019
66	Outstanding Equity Awards at Fiscal Year-end 2019
67	Option Exercises and Stock Vested During 2019
68	Retirement Benefits
70	Non-Qualified Deferred Compensation at Fiscal Year-end 2019
71	Potential Payments as a Result of Termination or Change in Control (“CIC”)
74	Estimate of Potential Payments Upon Termination
75	Performance Measures for 2019
78	CEO Pay Ratio
79	Audit Committee Matters
79	Proposal 3 Ratification of Deloitte & Touche LLP as the Independent Registered Public Accountant for 2020
81	Audit Committee Report
82	Stock Ownership Information
82	Security Ownership of Directors and Executive Officers
83	Security Ownership of Certain Beneficial Owners
84	Other Information
84	Proxy and Voting Information
88	Appendix A – Definitions of Non-GAAP Measures
92	Appendix B – Categorical Standards of Independence
93	Appendix C – Executive Officers

About Allstate
Allstate is one of the nation’s largest insurers with 145.9 million policies in force, protecting cars, homes, motorcycles, lives, personal devices and identities. Its products are sold through Allstate agents, independent agents, call centers, online, major retailers and voluntary benefits brokers. The company harnesses the talent of approximately 88,000 Allstaters. It recently was included in the Drucker Institute list of the nation’s 250 best managed companies.

NEW	Report Highlights

See information about the Board’s oversight of sustainability initiatives and human capital management on pages 28-30
See information about Allstate’s comprehensive process for ensuring pay equity page 28
See information about increased oversight of culture on page 27

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Corporate Governance

PROPOSAL 1

Election of 10 Directors

The Board recommends a vote FOR each nominee.   ✓

►All candidates are highly successful executives with relevant skills and expertise.
►Average tenure of 7.5 years, with 9 of 10 directors independent of management.
►Diverse slate of directors with broad leadership experience; three out of four committee chairs and the independent Lead Director bring gender or ethnic diversity.
►Industry-leading stockholder engagement program and highly-rated corporate governance practices.

The Board recommends 10 nominees for election to the Allstate Board for one-year terms beginning in May 2020 and until a successor is duly elected and qualified or his or her earlier resignation or removal.

Each nominee was previously elected at Allstate’s annual meeting of stockholders on May 21, 2019, for a one-year term. The Board expects all nominees named in this proxy statement to be available for election. If any nominee is not available, then the proxies may vote for a substitute. On the following pages, we list the reasons for nominating each individual.

Director Nominees’ Skills and Experience

Our Board selected the nominees based on their diverse set of skills and experience, which align with our business strategy and contribute to the effective oversight of Allstate. Our nominees are talented, both as individual business leaders and as a team. Fifty percent of our Board is ethnically or gender diverse. They bring a full array of business and leadership skills to their oversight responsibilities. Most nominees serve on other public company boards, enabling our Board to more quickly adopt best practices from other companies. Their diversity of experience and expertise facilitates robust dialogue and thoughtful decision-making on Allstate’s Board.

Core Competencies Required of All Director Nominees

STRATEGIC OVERSIGHT 100% of Directors	STOCKHOLDER ADVOCACY 100% of Directors	CORPORATE GOVERNANCE 100% of Directors	LEADERSHIP 100% of Directors

Additional Capabilities that Facilitate Oversight of Our Business

Financial Services Assists with understanding the business and strategy of our company.	Complex, Highly Regulated Businesses Our business is regulated in all 50 states and is subject to government regulations by the U.S. federal government, Canada and the United Kingdom.
Risk Management Aids in the Board’s role in overseeing the risks facing our company and provides effective oversight of our enterprise risk and return management (“ERRM”) program.	Sustainability Sustainability drives long-term value creation and as a public company and good corporate citizen, stockholders expect effective oversight and transparency.
Accounting and Finance Financial reporting, audit knowledge, and experience in capital markets are elements of Allstate’s success.

Succession Planning and Human Capital Management
Important for ensuring Allstate has sufficient talent available for all senior management positions and supporting our commitment to be a great place to work.

Technology and/or Cybersecurity Relevant to how Allstate approaches improving its internal operations and the customer experience and protects customer information.	Innovation and Customer Focus Helps Allstate grow its brand, enhance its reputation, generate disruptive innovation, and extend or create new business models.
Global Perspective Provides valuable insights on how Allstate should continue to grow and manage its businesses outside the United States.	Government, Public Policy and Regulatory Affairs Assists in identifying and understanding compliance issues and the effect of governmental actions on our business.

2020 Proxy Statement       13

Corporate Governance  >  Director Nominees

Director Nominees

Kermit R. Crawford Independent Age 60	Michael L. Eskew Independent Age 70
Kermit effectively transformed the pharmacy experience from a model focused primarily on drug delivery to a pharmacist-patient centric model.	Michael led the redesign of UPS’ operational platforms using digital technologies to more effectively and efficiently deliver a customer-focused worldwide service.

Professional Experience

►Former President and Chief Operating Officer of Rite Aid Corporation, which operates one of the leading retail drugstore chains in the United States.
►Former Executive Vice President and President, Pharmacy, Health and Wellness for Walgreen Co., which operates one of the largest drugstore chains in the United States.
►Former Director at LifePoint Health.

Relevant Skills

►Expertise assessing the strategies and performance of a geographically distributed and consumer-focused service business in a highly competitive industry.
►Effectively led operational change, including through the use of technology, and established strong platforms for long-term stockholder value creation.
►Extensive knowledge of analyzing consumer experience and insights.

Other Public Board Service

►TransUnion (2019–present)

Professional Experience

►Former Chairman and CEO of United Parcel Service, Inc., a provider of specialty transportation and logistics services.
►Lead director at International Business Machines Corporation since May 2014 and Lead Director at 3M Company since 2012.

Relevant Skills

►Expertise in strategy, leadership development, human capital management and corporate culture.
►Oversight of a highly regulated company as a director of Eli Lilly and Company.

Other Public Board Service

►Eli Lilly and Company (2008–present)
►IBM (2005–present)
►3M Company (2003–present)

Allstate Board Service
Director since 2013 (7 years of tenure)

Committee Assignments and Rationale
Audit Committee (Chair)

►Responsibility for all aspects of strategic, operational, and profit and loss management of one of the largest drugstore chains in the United States.
►Board leadership and seven years tenure on Allstate Board.
►Former member of the audit and compliance committee at LifePoint Health.

Risk and Return Committee

►Operational experience at large, geographically dispersed service organizations.
►Chair of Allstate audit committee.

Allstate Board Service
Director since 2014 (6 years of tenure)

Committee Assignments and Rationale
Compensation and Succession Committee (Chair)

►Significant management experience as former Chairman and CEO of UPS from 2002 to 2007 and director of other publicly traded companies.
►Former chair of the 3M compensation committee and member of the Eli Lilly compensation committee.

Audit Committee

►Chair of the IBM audit committee, former chair of Eli Lilly audit committee, member of the Eli Lilly audit committee and a past member of the 3M audit committee.
►Successful execution of financial oversight responsibilities as CEO of UPS.

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Director Nominees  <  Corporate Governance

Margaret M. Keane Independent Age 60	Siddharth N. (Bobby) Mehta Independent Age 61
Margaret is an active CEO leading strategic, operational, and technology transformation in the rapidly changing consumer payments industry.	As a CEO, Bobby demonstrated successful leadership that increased revenues and global reach through the use of technology and advanced analytics.

Professional Experience

►Current CEO and former President of Synchrony Financial, a consumer financial services company.
►Former President and CEO of GE Capital Retail Finance.

Relevant Skills

►Extensive operational and strategic experience in the financial services industry as CEO of Synchrony Financial.
►Valuable insights into innovation, technology transformation, human capital management and employee development.
►Successful leadership experience across roles spanning consumer finance, vendor financial services, operations and quality.

Other Public Board Service

►Synchrony Financial (2014–present)

Professional Experience

►Former President, CEO, and current director of TransUnion, a global provider of credit information and risk management solutions.
►Former Chairman and CEO, HSBC North America Holdings Inc.
►Former CEO, HSBC Finance Corporation.
►Former Director of Piramal Enterprises Ltd.

Relevant Skills

►Extensive operational and strategic experience in the financial services industry, including in banking and the credit markets, which provides valuable insights into the highly regulated insurance industry and investment activities.

Other Public Board Service

►JLL (Jones Lang LaSalle Incorporated) (2019–present)
►Northern Trust Corp. (2019–present)
►TransUnion (2012–present)

Allstate Board Service
Director since 2018 (2 years of tenure)

Committee Assignments and Rationale
Compensation and Succession Committee

►Substantial experience in establishing management performance objectives and specific goals.
►Significant current market knowledge of executive compensation as CEO of Synchrony Financial.

Nominating and Governance Committee

►Significant management experience as the CEO of Synchrony Financial.
►Thought leader and driver of inclusion and diversity initiatives.

Allstate Board Service
Director since 2014 (6 years of tenure)

Committee Assignments and Rationale
Risk and Return Committee (Chair)

►Significant experience in financial markets and utilization of data and analytics.
►In-depth understanding and experience in risk and return management as a director and former chief executive officer.

Audit Committee

►Multiple leadership positions with financial oversight responsibility, including President and CEO of TransUnion, CEO of HSBC Finance Corporation, and Chairman and CEO of HSBC North America Holdings Inc.
►Chair of Allstate risk and return committee.

2020 Proxy Statement       15

Corporate Governance  >  Director Nominees

Jacques P. Perold Independent Age 61	Andrea Redmond Independent Age 64
Jacques successfully led the investments and operations for Fidelity’s family of mutual funds with over $1.8 trillion in assets under management.	Andrea’s insights and judgment on leadership helped companies and high-performance organizations execute their corporate strategies.

Professional Experience

►Former President of Fidelity Management & Research Company, a privately-held investment and asset management company serving clients worldwide.
►Founder, former President and Chief Investment Officer of Geode Capital Management LLC, a global asset manager and independent institutional investment firm and sub-advisor to Fidelity.
►Current trustee of New York Life Insurance Company’s MainStay Funds.

Relevant Skills

►30 years of successful leadership of strategy and operations and investment expertise in the financial services industry.
►Leader of one of the world’s largest asset management firms.

Other Public Board Service

►MSCI Inc. (2017–present)

Professional Experience

►Former Managing Director, co-head of the CEO/board services practice, founder and leader of global insurance practice, and member of financial services practice at Russell Reynolds Associates Inc., a global executive search firm, with 20 years of experience at the firm.
►Independent consultant providing executive recruiting, succession planning, and human capital management services.

Relevant Skills

►Expert in public company succession planning, human capital management, and executive compensation across a wide range of industries.
►Substantial experience in financial services leadership selection and executive development.
►Extensive experience in assessing required board capabilities and evaluating director candidates.

Other Public Board Service

►None

Allstate Board Service
Director since 2015 (4 years of tenure)

Committee Assignments and Rationale
Nominating and Governance Committee

►Investor perspective on corporate governance as a result of asset management expertise.
►Significant governance experience as President of Geode Capital, which involved interlocking financial and operating relationships.

Risk and Return Committee

►Significant experience in management and oversight of risk for three large asset management firms.
►Current trustee of several mutual funds.

Allstate Board Service
Director since 2010 (10 years of tenure)

Committee Assignments and Rationale
Nominating and Governance Committee (Chair)

►Significant expertise recruiting and evaluating directors for a variety of public companies.
►A senior partner at a highly regarded global executive search firm, Russell Reynolds Associates, from 1986 to 2007, including significant tenure as co-head of the CEO/board services practice.

Compensation and Succession Committee

►Experience in executive recruiting, succession planning, and human capital management.
►Extensive experience working with numerous publicly traded companies to recruit and place senior executives.

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Gregg M. Sherrill Independent Age 67	Judith A. Sprieser Independent Lead Director Age 66
Gregg created the strategies and implemented operating plans to increase revenues and profitability during his tenure at Tenneco.	Judith has extensive service on boards of publicly traded and international companies, and significant operating experience.

Professional Experience

►Current Non-Executive Chair and former Chair and CEO of Tenneco Inc., a producer of automotive emission control and ride control products and systems.
►Former Corporate Vice President and President of Power Solutions at Johnson Controls Inc., a global diversified technology and industrial company.

Relevant Skills

►Extensive operational and strategic experience in the automotive industry as Chair and CEO at Tenneco, which provides valuable insights into Allstate’s strategic discussions related to the rapid changes in the personal transportation system.
►Successful experience managing international operations as CEO at a global public company with employees in 23 countries.

Other Public Board Service

►Snap-on Inc. (2010–present)
►Tenneco Inc. (2007–present)

Professional Experience

►Former CEO of Transora Inc., a technology software and services company.
►Former CFO and other senior operating executive positions at Sara Lee Corporation, a global manufacturer and marketer of brand-name consumer goods.
►Former director at Royal Ahold NV, Experian, Reckitt Benckiser Group plc and Jimmy Choo plc.

Relevant Skills

►More than 20 years of operational experience in executive positions at Sara Lee Corporation and other consumer goods and services companies.
►Extensive evaluation of financial statements and supervision of financial executives.

Other Public Board Service

►Newell Brands Inc. (2018–present)
►Intercontinental Exchange Inc. (2004–present)

Allstate Board Service
Director since 2017 (2 years of tenure)

Committee Assignments and Rationale
Audit Committee

►Multiple leadership positions with financial oversight responsibility, including as Chairman and CEO at Tenneco.

Nominating and Governance Committee

►Significant board leadership experience as the Chairman and former CEO of Tenneco, including oversight over sustainability and governance matters.
►Experience on boards of publicly traded and international companies.

Allstate Board Service
Director since 1999 (21 years of tenure)

The Board has determined that Ms. Sprieser’s independence from management has not been diminished by her tenure on the Board. She is a valued leader who fulfills her responsibilities with integrity and independence of thought and has significant experience serving at Allstate under different operating environments and management teams.

Committee Assignments and Rationale
Lead Director

►Prior chair of audit committee (7 years).
►Board service at Allstate during many different external operating environments and two CEOs.

Nominating and Governance Committee

►Significant experience on boards of publicly traded and international companies.
►Current member of nominating and governance committee at Intercontinental Exchange Inc. and former member of nominating and governance committee at Newell Brands.

Risk and Return Committee

►Insight from service as prior chair of Allstate’s audit committee and current audit committee chair at Intercontinental Exchange Inc.
►Tenure as an Allstate director has provided experience through multiple operating environments.

2020 Proxy Statement       17

Corporate Governance  >   Director Nominees

Perry M. Traquina Independent Age 63	Thomas J. Wilson Board Chair, President, and Chief Executive Officer Age 62
Perry had significant success as an investor, building a world-class investment organization and overseeing the strategies and operating performance of public companies.	Tom possesses a thorough and in-depth understanding of Allstate’s business, including its employees, agencies, products, investments, customers, and investors.

Professional Experience

►Former Chairman, CEO and Managing Partner of Wellington Management Company LLP, one of the world’s largest global investment management firms with over $900 billion of assets under management.
►Held a series of positions of increasing responsibility at Wellington, including Partner and President.

Relevant Skills

►Extensive leadership and management experience as CEO of one of the world’s largest institutional investors.
►Strong financial services and global investment management expertise through 34 years at Wellington.
►Oversaw the globalization of Wellington’s investment platform.
►During ten-year leadership tenure, Wellington more than doubled its assets under management.
►Fostered a culture of diversity and inclusion at Wellington.
►Brings valuable market-oriented investor perspective.

Other Public Board Service

►Morgan Stanley (2015–present)
►eBay Inc. (2015–present)

Professional Experience

►CEO since January 2007 and Chair of Board since May 2008.
►President from June 2005 to January 2015, and from February 23, 2018, to present.
►Held senior executive roles other than CEO, having led all major operating units.
►Former director at State Street Corporation.

Relevant Skills

►Key leadership roles throughout Allstate over 25 years.
►Developed Allstate’s Shared Purpose and corporate strategy to grow market share in protecting people from life’s uncertainties.
►Created and implemented Allstate’s risk and return optimization program, allowing Allstate to simultaneously withstand the 2008 financial market crisis and adapt to increases in severe weather and hurricanes.
►In-depth understanding of the insurance industry.
►Industry and community leadership, including former chair of the Financial Services Roundtable, chair of the U.S. Chamber of Commerce, co-chair of a public-private partnership to reduce violence in Chicago, and national and Illinois co-chair for WE.

Other Public Board Service

►None

Allstate Board Service
Director since 2016 (3 years of tenure)

Committee Assignments and Rationale
Compensation and Succession Committee

►Significant management experience as former Chairman and CEO of Wellington Management Company LLP from 2004 through June 2014.
►Stockholder perspective on compensation and succession as a significant investor and director of other public companies.

Risk and Return Committee

►In-depth understanding of financial markets, asset allocation strategies, and investment performance management.
►Current chair of the risk committee at Morgan Stanley.

Allstate Board Service
Director since 2006 (14 years of tenure)

Committee Assignments and Rationale
Executive Committee (Chair)

►Comprehensive knowledge of Allstate’s business and industry, with 25 years of leadership experience at the Company.

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Effective Board Governance at Allstate  <  Corporate Governance

Effective Board Governance at Allstate

2020 Proxy Statement       19

Corporate Governance  >  Board Composition

Board Composition

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Board Effectiveness  <  Corporate Governance

Board Effectiveness

Evaluation Process

Allstate’s Board evaluation process includes multiple assessments and reviews performed throughout the year. This process ensures that the Board’s governance and oversight responsibilities are updated to reflect best practices and are well executed. These evaluations include discussions after every meeting, an annual Board assessment and individual director evaluations.

Steps to Achieve Board Effectiveness

Board and Committees
FREQUENCY	Evaluation at every in-person meeting	Annual Evaluation	Biennial review of responsibilities and time allocation
PERFORMED BY	Independent Directors	Board	Board and Committees
DESCRIPTION
►Measures effectiveness of Board and committee oversight
►Ensures objectives were satisfied, all agenda items sufficiently considered and information. presented was complete, understandable and organized
►Identifies issues that need additional dialogue

►Ensures Board and committees are functioning effectively
►Results reviewed by nominating and governance committee and summarized for full Board; recommendations for improvement are reviewed and plans initiated
►Ensures all necessary agenda items were considered to fulfill Board and committee responsibilities ►Adjustments made to future agendas and timelines

Individual Directors
FREQUENCY	Annual evaluation	Change in circumstances
PERFORMED BY	Lead Director, nominating and governance committee chair, and Board Chair	Board
DESCRIPTION
►Review contributions and performance in light of Allstate’s business and strategies and confirm continued independence
►Feedback provided to each director by the Lead Director, nominating and governance committee chair, or Board Chair
►Discuss each director’s future plans for continued Board service
►Determine whether overall skills align with business strategy

►Determine appropriateness of director’s continued membership on the Board after a change in primary employment
►Review potential conflicts and whether change impacts director’s ability to devote the necessary time and effort to Board service

2019 OUTCOME

Based on the Board’s annual evaluation process, the nominating and governance committee reviewed feedback and established action items for the upcoming year. Results of individual director evaluations were used by the nominating and governance committee in connection with the annual nomination process. Specific action plans were discussed with each director.

2020 Proxy Statement       21

Corporate Governance  >  Board Effectiveness

2019 Annual Evaluation Feedback and Action Items

FEEDBACK ON EVALUATIONS IS PROVIDED TO THE NOMINATING AND GOVERNANCE COMMITTEE AND ACTION ITEMS ARE DEVELOPED FOR THE UPCOMING YEAR.

►Strategy and Operational Oversight. Directors value the annual 2 1/2 day strategy session and the materials and discussions related to management succession, financial performance and risk and return management.

►Board Structure and Governance. Directors believe their governance processes are effective, particularly those related to involving the Lead Director and committee chairs in the formulation of meeting agendas and materials.
►Information and Resources.Directors value the information, resources and support they receive from management.

►Action Item - Management will provide additional reports to the Board on the implementation of the Transformative Growth Strategy.	►Action Item - The committee agendas and charters will be reviewed to ensure the clear delineation of responsibilities for environmental, social and governance (“ESG”) matters among the committees.	►Action Item – Management will provide quarterly education materials to directors, which could include significant developments related to investors, customers, employees, agents and competitors.

Director Onboarding and Continuing Education

ORIENTATION	CONTINUING PERSONAL DEVELOPMENT	BEYOND THE BOARDROOM

All new directors participate in a robust director orientation and onboarding process to ensure a working knowledge of Allstate’s business, strategies, operating performance and culture and a successful integration into boardroom discussions as soon as possible. To assist with their development, all new directors are invited to attend all committee meetings prior to their appointment to a particular committee.

As part of their onboarding and during their tenure, directors regularly meet with senior leaders and employees below the senior leadership level. These interactions are offered in various forums, including one-on-one meetings and larger group sessions.

Allstate encourages and facilitates director participation in continuing education programs, and each director is given the opportunity to become a member of the National Association of Corporate Directors.

Throughout their tenure, directors continue to participate in informal meetings with other directors and senior leaders to share ideas, build stronger working relationships, gain broader perspectives, and strengthen their working knowledge of Allstate’s business, strategy, operating performance and culture. In 2019, more than 20 additional meetings were held.

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Board Effectiveness  <  Corporate Governance

Our Commitment to Effective Governance

Allstate has a history of strong corporate governance guided by three primary principles: dialogue, transparency and responsiveness. The Board has enhanced governance policies over time to align with best practices, drive sustained stockholder value and serve the interests of stockholders. Allstate’s key governance practices are included below.

STOCKHOLDER RIGHTS

►Annual election of directors with a majority vote standard in uncontested elections
►Proxy access rights permitting a stockholder or group of up to 20 stockholders owning 3% or more of Allstate’s outstanding common stock continuously for at least three years to nominate director candidates constituting up to 20% of the Board
►No stockholder rights plan (“poison pill”) and no supermajority voting provisions
►Confidential voting
►Right to call a special meeting and request action by written consent for stockholders with 10% or more of outstanding shares

INDEPENDENT OVERSIGHT

►Strong independent Lead Director and committee chair roles with clearly articulated responsibilities
►Independent Board committees
►Nine out of ten directors are independent
►Executive sessions at every in-person Board and committee meeting without management present
►Independent reviews by the Board, audit, and risk and return committees of Allstate’s strategy, business, and the related key risks and mitigation activities
See pages 27-30 for information on expanded Board oversight of culture and sustainability initiatives
►Use of outside experts such as independent auditors, compensation consultants, governance specialists, cybersecurity experts, board search firm representatives, and financial advisors
See page 28 for information about the external pay equity analysis completed in 2019

GOOD GOVERNANCE

►Extensive Board dialogue with formal processes for stockholder engagement and frequent cross-committee communications
►Annual letter to stockholders from the directors on Board accomplishments since 2012
►Requests for stockholder engagement with holders of at least 1/3 of outstanding shares each year
►Robust Board and committee self-evaluation process, including at the end of each in-person meeting and annual reviews for the entire Board and each individual director
►Enhanced comprehensive Sustainability Report with information on public policy (including political contributions), climate change, information security, environmental, social, and governance performance and management, and inclusive diversity
►Robust Global Code of Business Conduct and ethics training for all directors
►Effective director education program
►Strong equity ownership requirements for executives and directors
►CEO emergency succession plan reviewed and formalized

INVESTOR STEWARDSHIP GROUP

Allstate believes that strong and effective governance practices are critical to long-term value creation. To achieve that goal, Allstate follows the six corporate governance principles set out by the Investor Stewardship Group for U.S.-listed companies. These principles are:

(1)boards are accountable to stockholders;
(2)stockholders should be entitled to voting rights in proportion to their economic interest;
(3)boards should be responsive to stockholders and be proactive in order to understand their perspectives;
(4)boards should have a strong, independent leadership structure;
(5)boards should adopt structures and practices that enhance their effectiveness; and
(6)boards should develop management incentive structures that are aligned with the long-term strategy of the company.

2020 Proxy Statement       23

Corporate Governance  >  Board Oversight

Board Oversight

Risk Management

The Board oversees Enterprise Risk and Return Management (“ERRM”), including management’s design and implementation of ERRM practices. The chief risk officer’s assessment of Allstate’s overall risk position and alignment with risk and return principles is reviewed throughout the year. Significant risks, including those affected by climate change, financial markets, cybersecurity and privacy threats, are regularly identified, measured, managed, and reported. Risk and return perspectives are shared with the Board across six risk types: financial, insurance, investment, operational, strategic, and culture (elevated to a risk category in 2019). The key risk areas overseen by each Board committee are included below.

Board of Directors REVIEWS ENTERPRISE RISK AND RETURN AT LEAST TWICE A YEAR

Risk and Return Committee REVIEWS RISK AND RETURN AT LEAST FIVE TIMES ANNUALLY	Audit Committee REVIEWS RISK AT LEAST FOUR TIMES ANNUALLY

►Oversees the effectiveness of Allstate’s ERRM framework, governance structure and decision making
Reported at each meeting through a risk summary report that identifies key risks, measurement of the risk profile, and alignment with risk and return principles
Includes a review of the chief risk officer’s assessment of strategic and operating plans
Reviews extremely low frequency scenarios (“ELFs”) at least annually
►Reviews regulatory Own Risk and Solvency Assessment (“ORSA”) report
►Reviews risk factors included in our Form 10-K, including risks related to climate change and severe weather
►The audit committee chair is a risk and return committee member to enhance cross-committee communication
►The chief risk officer attends all meetings and has regular executive sessions with the committee
►The chief audit executive attends all meetings
►Culture was elevated to a key risk category in Allstate’s enterprise risk and return management framework and was reviewed over multiple meetings

►Oversees Allstate’s internal controls related to key risks and the major financial risk exposures
Reported through a semi-annual risk control dashboard
►Conducts quarterly reviews to oversee the efficacy of cybersecurity risk initiatives and related policies and procedures
Receives regular reports from the chief risk officer, chief information security officer, and outside experts
Utilizes an external, independent cybersecurity advisor
►Reviews risk factors included in our Form 10-K
►The risk and return committee chair is an audit committee member to enhance cross-committee communication
►The chief audit executive attends all meetings and has regular executive sessions with the committee
►The chief risk officer attends all meetings
►Regular data privacy reviews were added to the committee’s agenda and were formalized in the committee’s charter

Compensation and Succession Committee REVIEWS RISK AT LEAST ONCE ANNUALLY	Nominating and Governance Committee REVIEWS RISK AS NEEDED

►Oversees executive compensation programs (including the design, performance measures and ranges in incentive plans)
Includes a review of the chief risk officer’s assessment of incentive compensation programs
►Oversees talent development and senior executive succession planning to ensure they appropriately align with Allstate’s risk and return principles
Senior leadership development programs were enhanced and a CEO Emergency Succession Plan was formalized

►Oversees director elections and corporate governance practices to ensure they appropriately align with Allstate’s risk and return principles
Includes a review of the chief risk officer’s assessment of political activities
►Oversees the company’s political contributions and activities, as well as its sustainability practices
Allstate’s major sustainability programs were reviewed, including in joint session with the Board given the importance of sustainability to Allstate’s long-term success

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Risk Management and Participation in the Political Process

Allstate engages in public policy advocacy at the state and federal levels to foster market innovation, fight for consumers, promote safety and security, ensure a healthy regulatory system, promote fiscal responsibility, and advocate for small businesses.

Allstate is regulated in all 50 states and at the federal level on many aspects of its business, including customer communications, privacy, sales practices, underwriting standards, insurance pricing, claims practices, investments and capital. As a result, it must participate in public policy issues to appropriately serve customers and generate adequate returns for stockholders. The scope of issues is expanding as Allstate introduces innovative products and services through Arity, Allstate Protection Plans, Allstate Identity Protection and Avail (car sharing).

Allstate participates in political activities through direct and indirect advocacy, corporate political contributions and Allstate’s political action committee. Allstate contributes less than $1,000,000 annually in corporate funds to political organizations, including federal, state and local candidates and committees, in comparison to total revenues of almost $45 billion. The types of expenditures are consistent from year to year.

The chief risk officer conducts an annual risk and return assessment of Allstate’s political activities for the Board to ensure there is appropriate oversight and management of corporate political engagement. In addition, the Board’s nominating and governance committee provides oversight of Allstate’s political contributions and activities, including in a joint session with the Board.

Chief Risk Officer’s Assessment

The chief risk officer’s assessment approach is based on Principles and Guidance for Responsible Corporate Political Engagement published by Transparency International UK. The political activities and associated risks identified by Transparency International UK were expanded to address Allstate’s specific activities and risk profile. These political activities were grouped for assessment as follows: i) political expenditures, ii) lobbying, iii) trade associations, social welfare groups and research organizations, iv) state based regulatory and legislation management, v) political activities in the workplace and vi) disclosure.

The chief risk officer’s assessment concluded the following:

1.	Allstate’s decisions on how to engage in the political process appropriately balance risk and return

Allstate’s first risk and return principle, Maintain Strong Foundation, includes ensuring the political and regulatory environment supports the operating model. Engaging in political activity helps the company adhere to this principle. While engaging in political activity exposes Allstate to legal and reputational risks, controls are in place to manage these risks and consider the return implications of engaging in political activity.

2.	Allstate’s control framework appropriately manages the risks and sufficient governance and oversight exists to ensure activities are aligned with Allstate’s risk and return principles

The control framework includes robust governance and processes that are designed to identify, monitor and evaluate the risks resulting from Allstate’s political activities.

►Senior leaders meet quarterly to designate priorities and receive updates on public policy initiatives and focus areas.
►The legal department ensures that corporate political expenditures are compliant with state regulations, and leadership reviews activity to confirm regulations are followed and corruption or conflicts of interest do not influence Allstate’s actions.
►The nominating and governance committee semi-annually (including in one joint session with the Board) reviews the company’s involvement in public policy and candidate contributions.
►The Allstate Global Code of Business Conduct contains the values and principles of The Allstate Corporation and subsidiaries.
Employees are required to affirm understanding and compliance with the Code, including political activities and officers are required to identify political activity semi-annually.
Employees in high risk areas of political corruption receive specialized training.

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Corporate Governance  >  Board Oversight

►The human resources and legal departments establish policies and oversee political activities in the workplace to confirm they are aligned with Allstate’s principles for responsible corporate political engagement; policies include notification if seeking public office.
►The public policy program is disclosed to stockholders annually in the Allstate Sustainability Report.
3.Failure to engage in the political process could result in unfavorable policies, legislation or adverse business outcomes, negatively impacting Allstate’s strategic position
Political activity is aligned with important business initiatives and advance strategic objectives. The risk of not engaging to influence these issues is more significant than the risks presented by engaging. Examples of focus areas include fighting for customers (assignment of benefit and no-fault auto reform), promoting safety and security (driver safety, storm-chaser legislation, California wildfire liability laws, and privacy regulations) and ensuring a healthy regulatory environment (building codes, National Flood Insurance Program and capital standards).

Risk Management and Cybersecurity

2019 CYBERSECURITY
GOVERNANCE HIGHLIGHTS
►Simulated a crisis to prepare senior leaders to respond to a cyber attack
►Amended the audit committee charter to highlight the importance of the Board’s data privacy oversight efforts
►Retained a cybersecurity advisor for 4th year in a row to provide objective assessments of Allstate’s capabilities and to conduct advanced attack simulations
►Cross-functional approach to overseeing and addressing cybersecurity risk, with input from technology, risk, legal, and audit functions

The Board recognizes that the quality of Allstate’s security program affects our reputation and customers’ trust in us. Allstate’s strategy revolves around protecting our customers, and customers must feel that their most personal data is safe in our hands.

Accordingly, the Board prioritizes its responsibility to oversee our data protection efforts, including our policies and systems designed to prevent and, if necessary, respond to cyber threats. We are continually enhancing our information security capabilities in order to protect against emerging threats, while increasing our ability to detect system compromise and recovery should a cyber-attack or unauthorized access occur.

The Board dedicates significant time to the oversight of cybersecurity risk management. The audit committee regularly receives reports from its independent advisor regarding our program. Our cybersecurity program is regularly reviewed and tested by Allstate’s internal audit function with status reports provided to the Audit Committee and the full Board.

Risk Management and Compensation

Compensation policies and practices are structured to provide incentives for employees to successfully execute the company’s strategies and achieve annual operating goals while adhering to our risk and return principles.

Analysis provided by an external consultant and the chief risk officer for the compensation and succession committee concluded the compensation plans are also structured to ensure management does not take unnecessary or excessive risk. Based on this analysis, Allstate’s compensation policies ensure appropriate levels of risk-taking, while avoiding unnecessary risks that could have a material adverse effect on Allstate. Compensation plans provide a balanced mix of cash and equity through annual and long-term incentives that align with short- and long-term business goals. No one, regardless of eligibility, is guaranteed an award under the annual cash incentive program. Multiple performance measures are utilized that correlate with long-term stockholder value creation and diversify the risk associated with any single performance indicator. In addition, the annual incentive program contains a funding adjustment for senior executives in the event of a net loss, which reduces the corporate pool funding for those officers by 50% of actual performance. Likewise, for the performance stock award program, the committee requires positive net income for executives to earn awards above target. Equity awards granted in 2019 and annual cash incentive awards for the 2019 performance year for executive officers whose fraud or intentional misconduct resulted in a restatement to correct a material error or inaccuracy are subject to clawback. The clawback policy was expanded by the compensation and succession committee to provide for the recovery of equity awards granted after February 18, 2020, and annual cash incentive awards paid after March 15, 2020, to executive officers and other executive vice presidents. If the

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performance results leading to an award or payment are later subject to a downward adjustment as result of a material financial restatement, prior compensation is clawed back. It also provides for recovery of equity and annual cash incentive awards in certain circumstances if an executive is terminated for improper conduct that leads to a material adverse impact on the reputation of, or a material adverse economic consequence for, the company.

Risk Management and Culture

In 2019, culture was upgraded to a key risk category to be monitored and measured by management’s ERRM framework and overseen by the risk and return committee and Board. The Board oversees culture, setting the “tone at the top” and holding management accountable for its maintenance of high ethical standards and protecting our reputation, assets, and business. By adding culture as a key risk category, it expands the Board’s involvement at a more granular level. Accordingly, the Board reviewed culture over multiple meetings in 2019.

2019 Board Review of Culture

Allstate defines culture as a “Self-sustaining system of shared values, principles and priorities that shapes beliefs, drives behavior and influences decision making within an organization.”

CULTURE

Establishing core elements of culture provides a basis for assessment and measurement and ensures alignment with Our Shared Purpose. The core cultural elements at Allstate are:

►Honesty
►Integrity and ethics
►Customer focus
►People (how Allstate meets the needs and expectations of employees)
►Empowerment and responsibility
►Performance expectations and rewards
►Engagement
►Transparency and personal interactions
►Adaptability and innovation
►Decision-making processes
Core cultural elements will be measured using various sources and modified as this process matures

Defined culture and identified core cultural elements (including specific measures for each core cultural element to support measurements and dialogue)
Completed a baseline assessment of Allstate’s culture
►Reviewed internal surveys, internal data (exit interviews), external data (social media activity), regulatory reviews, and operating performance measures (market share growth and number of customer complaints)

Established measures and governance reviews
Evaluated potential focus areas for cultural improvement
Management initiatives focused on culture

OUTCOME	Allstate is prioritizing three core cultural elements in the near-term: customer focus, empowerment and responsibility, and decision-making processes

2020 Proxy Statement       27

Corporate Governance  >  Board Oversight

Human Capital Management and Management Succession

The Board engages in ongoing reviews of human capital management practices since they are vital to Allstate’s continued success. The wellbeing of employees is a key priority and includes a dynamic and welcoming workplace that promotes inclusive diversity, fosters collaboration and encourages employees to bring their best ideas to work every day. Allstate retains talent by providing employees with training, mentoring and career development; emphasizing inclusive diversity; attracting new employees; encouraging work-life balance; and monitoring engagement through annual employee surveys.

Our human capital management focuses on the following priorities:

Career & Leadership Development

Allstate’s Shared Purpose is based on the premise that all employees must exercise leadership.

Talent Attraction & Retention

Providing employees with rewarding work, professional growth and educational opportunities improves morale and engagement.

Inclusive Diversity

We strive for a workforce where the breadth of our diversity makes us a better company. We’re committed to being a force for positive change.

Employee Well-Being & Safety

As part of our ongoing mission to be an employer of choice, we take seriously our responsibility to care for their well-being, devoting resources to employee health and safety.

84% of employees are proud to work at Allstate

As part of Allstate’s commitment to fair and equitable compensation practices, an internal pay equity analysis has been completed on an annual basis. This past year Allstate engaged an outside firm to provide a more detailed pay equity analysis to identify potential pay gaps across substantially similar employee groups as well as identify policies, practices and/or systematic issues that may contribute to pay gaps now or over time. The external analysis found that Allstate’s results compare well to benchmarks for companies of similar size and scope. In the few employee groups where pay gaps were identified, these were remediated and we have established policies to ensure pay equity continues in the future.

The Board’s involvement in leadership development and succession planning is systematic and ongoing. Management succession is discussed four times annually in compensation and succession committee meetings, Board meetings, and executive sessions. Discussions cover the CEO and other senior executive roles. The Board also has regular and direct exposure to senior leadership and high-potential officers in meetings held throughout the year.

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Board Review of Succession Planning and Talent Development Practices

LEADERSHIP SUCCESSION IS REVIEWED CONTINUOUSLY THROUGHOUT THE YEAR

APRIL CEO Succession	JULY Talent Development	SEPTEMBER Key Leader Succession	NOVEMBER Scenario Planning

Topic:
CEO succession planning
Primary Focus:
►Internal succession alternatives across multiple time periods – immediate, less than 2 years, and 3-5 years

►Alternatives are evaluated under different strategic and operating scenarios

Topic:
Organizational health and pay fairness analyses – how the organization recruits, develops and retains people, including its inclusive diversity commitments
Primary Focus:
►Systematic approach to talent acquisition, development, and retention

		Topic: Senior leadership succession alternatives, including CEO Primary Focus: ►Key leader development and retention	Topic: CEO and senior leadership succession – “what if” scenario planning Primary Focus: ►Board dialogue in advance of unexpected succession issues

OUTCOME	In 2019, the Board concluded that Allstate has a strong CEO succession profile with succession options across the full timescale. The Board also reviewed enhanced senior leadership development programs and formalized an emergency succession plan for the CEO, which provides for an orderly communication and succession process in the event of an unplanned departure.

Board Role in Setting Compensation

The compensation and succession committee makes recommendations to the Board on compensation for the CEO and executive officers and the structure of plans used for executive officers. The compensation and succession committee reviews the executive compensation program throughout the year with the assistance of an independent compensation consultant, Compensation Advisory Partners (“CAP”). CAP benchmarks Allstate’s plans and compensation payments to the market and evaluates changes to the executive compensation program. The compensation consultant also assesses Allstate’s executive compensation design, peer group selection, relative pay for performance, and total direct compensation for individual senior executive positions. Representatives of the compensation consultant participated in six out of seven compensation and succession committee meetings in 2019. The compensation and succession committee annually evaluates the compensation consultant’s performance and independence.

The compensation and succession committee grants all equity awards to individuals designated as executive officers for purposes of Section 16 of the Securities Exchange Act of 1934 or covered employees as defined in Internal Revenue Code Section 162(m). The compensation and succession committee has authority to grant equity awards to eligible employees in accordance with the terms of our 2019 Equity Incentive Plan. The Board has delegated limited authority to the CEO to grant equity awards to non-executive officers. All awards granted between compensation and succession committee meetings are reported at the next meeting. The compensation consultant also provides the nominating and governance committee with competitive information on director compensation, including updates on practices and emerging trends.

Corporate Sustainability

The Board believes sustainability benefits Allstate’s stakeholders and drives long-term value creation. While the Board of Directors is responsible for the overall performance of Allstate, the nominating and governance committee has oversight responsibility for Allstate’s sustainability initiatives. Leadership from across the company guides Allstate’s corporate responsibility and sustainability efforts.

“In 2019, Board discussions increased around sustainability and its importance to the long-term prosperity of Allstate. The nominating and governance committee formalized its oversight responsibility of this important area and reviewed sustainability initiatives and disclosures at two meetings. Allstate’s internal governance over sustainability is also robust and involves senior leaders and several cross-functional teams to ensure appropriate focus on the issues most important to Allstate’s long-term success.”

— ANDREA REDMOND, NOMINATING AND GOVERNANCE
COMMITTEE CHAIR

2020 Proxy Statement       29

Corporate Governance > Board Oversight

Governance of Sustainability

Board of Directors
Nominating and Governance Committee In 2019, the nominating and governance committee reviewed sustainability matters at two meetings, including in one joint session with the Board.

Our CEO and Senior Executive Leaders

The Corporate Responsibility and Sustainability Team
The Corporate Responsibility and Sustainability team develops the annual sustainability report, responds to ratings and rankings questionnaires, drives employee awareness and engagement with corporate sustainability initiatives and supports the Allstate Sustainability Council.
They report to our senior executives on the status of Allstate’s environmental, social and governance progress.

The Allstate Sustainability Council
Allstate has maintained a Sustainability Council since 2007. This cross-functional council reviews opportunities regarding operational efficiency, climate change and employee-focused sustainability initiatives.
The council is comprised of individuals from operations, accounting, administration and real estate, technology, claims, corporate relations, enterprise risk and return management, human resources, legal, investments, marketing, product and sourcing and procurement.
Allstate’s vice president of corporate relations leads the council, which meets periodically, and updates senior executives on its activities annually.

Enterprise Diversity Leadership Council (EDLC)
The EDLC is made up of senior leaders throughout the enterprise focused on advancing inclusive diversity at Allstate. The EDLC helps drive targeted results for inclusive diversity across the company by:
►Identifying and prioritizing actions
►Taking accountability for achieving target results
►Ensuring clarity and understanding of the business relevance of inclusive diversity
The EDLC provides updates to the CEO.

Recognitions

Allstate is recognized as an employer of choice and as a corporate champion for leadership in ethics, diversity, innovation and corporate responsibility. We are proud to be recognized as a great place to work by several independent organizations, and we will continue to make investments in our people to make Allstate a world-class workplace.

DIVERSITYINC. Top 50 Companies for Diversity (2019, 16-time award winner)	ETHISPHERE World’s Most Ethical Companies (2015-2019)	THE CIVIC 50 (2017-2019)	HUMAN RIGHTS CAMPAIGN Corporate Equality Index rating (2009-2019)	NEWSWEEK Most Responsible Companies (2020)	DRUCKER INSTITUTE 250 Best-Managed Companies (2019)

To learn more about our corporate sustainability efforts, please view Allstate’s Sustainability Report at http://allstatesustainability.com.

30     www.allstateproxy.com

Board Accountability < Corporate Governance

Board Accountability

Stakeholder Input and Responsiveness

Allstate continually seeks stakeholder input to make sure focus is on what matters most and to gauge progress against our purpose. We regularly engage our stockholders, as well as the following groups: customers and consumers, employees, Allstate agents, nongovernmental organizations, opinion leaders, policymakers and suppliers. Allstate partners with Reputation Institute, a global research firm, to study how stakeholders perceive the company. We survey customers, consumers, agency owners and employees every quarter, as well as investors, policymakers and opinion leaders each year. Feedback is collected across these stakeholder groups, key topics are identified, and strategies are developed to address gaps. There are also stakeholder-specific avenues for engagement.

Stockholder Engagement

Allstate proactively engages with significant stockholders throughout the year. Dialogue, transparency, and responsiveness are the cornerstones of our stockholder engagement program.

How We Engage

Direct engagement involves reaching out to our largest stockholders representing over one-third of our total outstanding shares. We also engage with proxy and other investor advisory firms that represent the interests of various stockholders.

Discussions with stockholders include our Lead Director, chair of the nominating and governance committee, Board Chair, and other committee chairs or directors as necessary.

STOCKHOLDER ENGAGEMENT CYCLE

BALANCED-TRANSPARENT-RESPONSIVE-THOUGHTFUL

JANUARY-MARCH Before Annual Meeting	APRIL-MAY During Stockholder Voting	MAY Annual Meeting of Stockholders	JUNE-DECEMBER After Annual Meeting
►Discuss with investors governance and compensation issues and potential responses. ►Discuss stockholder proposals with proponents, on case-by-case basis. ►Discuss governance trends.	►Follow up on previous conversations and discuss final Board decisions and reasoning. ►Review vote proposals and solicit support for Board recommendations.
►Stockholders vote on issues such as directors, say-on-pay, auditor ratification and stockholder proposals.
►Provides forum for direct engagement among Board members, senior management, and stockholders.
►Discuss with investors responses to vote results and new topics of interest for the upcoming year. ►Discuss stockholder proposals with proponents, on case-by-case basis.

During 2019, Allstate reached out to stockholders representing 40% of outstanding shares and spent a significant amount of time discussing Allstate’s Board leadership structure, executive compensation practices, political contribution disclosures, and the company’s sustainability initiatives, including human capital management strategy. Stockholder feedback was integrated into Board discussions and decisions.

OUTCOME

2020 Proxy Statement     31

Corporate Governance > Board Accountability

In addition to input on current governance and executive compensation topics specific to Allstate, we invite discussion on any other topics or trends stockholders may wish to share with us. Their input is reported to the nominating and governance committee, which in turn allocates specific issues to relevant Board committees for further consideration. Each Board committee reviews relevant feedback and determines if additional discussion or actions are necessary by the respective committee or full Board. In addition, broader investor surveys provide perspective on investor concerns. As part of our commitment to constructive engagement with investors, we evaluate and respond to the views voiced by our stockholders, including vote results at our annual meetings of stockholders. Our dialogue has led to enhancements in our environmental, social, governance and executive compensation practices, which our Board believes are in the best interest of our company and our stockholders.

More Information

You can learn more about our corporate governance by visiting www.allstateinvestors.com, where you will find our Corporate Governance Guidelines, each standing committee charter, and Director Independence Standards. Allstate has adopted a comprehensive Global Code of Business Conduct that applies to the CEO, CFO, vice chair, controller, and other senior financial and executive officers, as well as the Board of Directors and other employees. It is also available at www.allstateinvestors.com. Each of the above documents is available in print upon request to the Office of the Secretary, The Allstate Corporation, 2775 Sanders Road, Suite F7, Northbrook, IL 60062-6127.

Communication with the Board

The Board has established a process to facilitate communication by stockholders and other interested parties with directors as a group. The general counsel and chief legal officer reports regularly to the nominating and governance committee on all correspondence received that, in her opinion, involves functions of the Board or its committees or that she otherwise determines merits Board attention. Activity on social media is also monitored and reported to the nominating and governance committee.

In addition, the audit committee has established procedures for the receipt, retention, and treatment of any complaints about accounting, internal accounting controls, or auditing matters. The communication process and the methods to communicate with directors are posted on the “Corporate Governance” and “Management & Directors” sections of www.allstateinvestors.com.

The Allstate Board welcomes your input on compensation, governance, and other matters.
directors@allstate.com
The Allstate Corporation, Nominating & Governance Committee, 2775 Sanders Road, Suite F7 Northbrook, IL 60062-6127 c/o General Counsel

32     www.allstateproxy.com

Board Structure < Corporate Governance

Board Structure

Independent Lead Director

Allstate’s Board places great importance on strong independent Board leadership and has had a strong Lead Director role in place for over nine years. Allstate’s Corporate Governance Guidelines describe the responsibilities of the Lead Director and the selection process, including the characteristics that the Board considers important in a Lead Director.

The Lead Director is elected annually by the independent directors, and it is expected that the Lead Director serve more than one year.

Judith A. Sprieser
Lead Director

►Lead Director since 2015
►Member of the nominating and governance, risk and return and executive committees
►Prior chair of audit committee for seven years
►Allstate Board experience in multiple operating environments and under two CEOs
Considerations in Selecting the Current Lead Director
The independent directors consider several factors, including the director’s corporate governance expertise, operational and leadership experience, Board service and tenure, integrity, prior Board leadership roles, and ability to meet the required time commitment. It is preferable that the Lead Director hold a previous position as chair of a Board committee, either at Allstate or another company.
Ms. Sprieser was chosen by the independent directors as she exemplified Lead Director qualifications. She has devoted significant time fulfilling her duties as Lead Director since May 2015. During her tenure on Allstate’s Board, she has cultivated an expansive knowledge of Allstate in multiple operating environments and has experienced various financial market cycles. Her long-term perspective complements the perspectives of newer Board members, four of whom have joined in the last five years. The independent directors believe that Ms. Sprieser is exceptionally well-qualified to serve as Allstate’s independent Lead Director.

Independent Lead Director Responsibilities

Board Meetings and Executive Sessions
►Has the authority to call meetings of the independent directors
►Approves meeting agendas and schedules and information sent to the Board to ensure there is sufficient time for discussion of all items and that directors have the information necessary to perform their duties
►Chairs executive sessions of independent directors at every Board meeting
►Presides at all Board meetings when the Chair is not present
Duties to the Board
►Has regular communications with the CEO about Allstate’s strategy and performance
►Performs additional duties designated by the independent directors
CEO Performance Evaluation
►Facilitates and communicates the Board’s performance evaluation of the Chair and CEO with the chair of the compensation and succession committee
Succession Plans
►Facilitates the development of a succession plan for the Chair and CEO
Communication Between Chair and Independent Directors
►Serves as liaison between the Chair and independent directors
►Consults with the Chair and discusses items raised in executive sessions
Communication with Stockholders
►Communicates with significant stockholders and other stakeholders on matters involving broad corporate policies and practices, when appropriate
Committee Involvement
►Works with the Chair and committee chairs to ensure coordinated coverage of Board responsibilities and ensures effective functioning of all committees
►Ensures the implementation of a committee self-evaluation process and regular committee reports to the Board
Board and Individual Director Evaluations
►Facilitates the evaluation of individual director, Board and committee performance with the chair of the nominating and governance committee and the Chair

2020 Proxy Statement     33

Corporate Governance  >  Board Meetings and Committees

Board Chair

The independent directors periodically review Allstate’s leadership structure and whether separating the roles of Chair and CEO is in the best interests of Allstate and its stockholders. When making this determination, the independent directors consider the recommendation of the nominating and governance committee, the current circumstances at Allstate, the skills and experience of the individuals involved and the leadership composition of the Board. The roles of Chair and CEO were split during a transition of leadership in 2007 and 2008. The independent directors also appoint an independent Lead Director with robust powers and responsibilities. A strong Lead Director role provides an effective independent counterbalance if the independent directors choose to combine the Chair and CEO roles.

At present, the independent directors have determined Allstate is well-served by having these roles performed by Mr. Wilson, who provides excellent leadership and direction for both management and the Board. This promotes a strong connection between the Board and management that is subject to strong independent oversight by Allstate’s independent Lead Director and the other independent directors. The Board believes it benefits from the considerable knowledge and perspective that Mr. Wilson has acquired from more than 25 years of insurance industry experience. Given his extensive company knowledge and successful leadership of many external boards, he is highly qualified to fulfill both roles simultaneously.

Board Meetings and Committees

Board Attendance

Each director attended at least 75% of the combined Board meetings and meetings of committees of which he or she was a member. Directors are expected to attend Board and committee meetings and the annual meeting of stockholders. All directors who stood for election at the 2019 annual meeting of stockholders attended the annual meeting.

99%
Average attendance of directors as a group at Board and committee meetings during 2019.

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Board Meetings and Committees  <  Corporate Governance

Management Participation in Committee Meetings

Key members of management regularly attend and participate in Board meetings. Regular attendees include the CEO, vice chair, CFO, general counsel and chief legal officer, president of Personal Property-Liability, president of Allstate Financial Businesses, president of Investments and Financial Products, and chief risk officer. Other senior leaders attend as meeting topics warrant. In addition, senior leadership also participates in committee meetings.

Audit Committee

The CFO, chief audit executive, chief compliance executive, chief risk officer, CEO, vice chair, general counsel and chief legal officer, and controller all actively participate in meetings. Senior business unit and technology executives, including the chief information security officer, are present when appropriate. Executive sessions of the committee are held at all in-person meetings, in which the committee meets privately with the independent registered public accountant, independent cybersecurity advisor, chief audit executive, and chief compliance executive.

Compensation and Succession Committee

The executive vice president and chief human resources officer, general counsel and chief legal officer, CFO and CEO participate in meetings. The committee regularly meets in executive sessions that include just the independent compensation consultant or chief human resources officer.

►The chief human resources officer provides the committee with internal and external analyses of the structure of compensation programs. Throughout the year, the estimated and actual results under our incentive compensation plans are reviewed.
►The CFO discusses financial results relevant to incentive compensation, other financial measures, and accounting rules.
►The CEO advises on the alignment of incentive plan performance measures with strategy and the design of equity incentive awards. He also provides the committee with performance evaluations of senior executives and recommends merit increases and compensation awards.

►The general counsel and chief legal officer provides input on the legal and regulatory environment and corporate governance best practices and ensures the proxy materials accurately reflect the committee’s actions.
►The chief risk officer reports annually on compensation plan alignment with Board-approved risk and return principles, and whether compensation outcomes were achieved within those principles.

Nominating and Governance Committee

The CEO and general counsel and chief legal officer participate in meetings. The committee regularly meets in executive session without management present. The chief risk officer provides risk assessments on political contributions and activities.

Risk and Return Committee

The chief risk officer, CFO, general counsel and chief legal officer, CEO, vice chair, and chief audit executive participate in meetings. The committee regularly meets in executive session, including sessions with the chief risk officer.

2020 Proxy Statement       35

Corporate Governance  >  Board Meetings and Committees

The Allstate Corporation Board of Directors

Highly Independent Board
Nine out of ten directors on the Board are independent. Each director has input into Board and committee meeting schedules, agendas and materials. In addition, directors are provided opportunities throughout the year for independent discussion and reflection. The directors hold executive sessions without management present at every in-person Board and committee meeting.

Judith A. Sprieser, Independent Lead Director	Thomas J. Wilson, Chair
Meetings in 2019: 6
►Succession planning discussed at four meetings annually ►The Board met for 2½ days in September to focus solely on strategy.

Audit Committee(1)	Report, pg. 81	Compensation and Succession Committee	Report, pg. 61

Chair: Kermit R. Crawford	Meetings in 2019: 10	Chair: Michael L. Eskew	Meetings in 2019: 7
Other Members:		Other Members:
Michael L. Eskew	Gregg M. Sherrill	Margaret M. Keane	Perry M. Traquina
Siddharth N. Mehta		Andrea Redmond

“Data privacy oversight became an area of focus, in addition to the frequent cybersecurity updates received by the committee. We continued an industry leading practice of engaging an independent cybersecurity advisor for the fourth year in a row and reviewed a cyber crisis simulation exercise that was used by our senior leaders to prepare for a possible cyber crisis.”

— KERMIT R. CRAWFORD, CHAIR

“We considered the views of significant stockholders when we determined our compensation priorities during the year, which resulted in adding a Relative TSR performance measure to the performance stock award program and revising the company’s clawback policy. We also spent considerable time discussing management development and succession. We engaged in ongoing reviews of our human capital management practices and received an independent assessment of pay equity practices. We also formalized an emergency succession plan for the CEO, in the event of an unplanned departure.”

— MICHAEL L. ESKEW, CHAIR

Key Responsibilities:

►Oversees integrity of financial statements and other financial information and disclosures
►Oversees the system of internal control over accounting and financial reporting and disclosure controls and procedures
►Reviews the enterprise risk control assessment and guidelines, including cybersecurity and data privacy risk and the major financial risk exposures and management’s steps to monitor and control those risks
►Oversees the ethics and compliance program and compliance with legal and regulatory requirements
►Appoints, retains, and oversees the independent registered public accountant, and evaluates its qualifications, performance and independence
►Evaluates retaining an independent cybersecurity advisor
►Oversees Allstate’s internal audit function

Key Responsibilities:

►Oversees Allstate’s executive compensation plans
►Has authority to retain the committee’s independent compensation consultant
►Assists the Board in determining all compensation elements of the executive officers, including the CEO
►Reviews the Compensation Discussion and Analysis and prepares the Compensation Committee Report in this proxy statement
►Reviews management succession plans, evaluation processes and organizational strength
►Reviews CEO’s performance in light of approved goals and objectives

►Oversees Allstate’s data privacy programs
►Has authority to engage independent counsel and other advisors to carry out its duties
(1)	The Board determined that all members of the audit committee are independent under the New York Stock Exchange (“NYSE”) and Securities and Exchange Commission (“SEC”) requirements, and that Messrs. Eskew, Mehta, and Sherrill are each an audit committee financial expert as defined under SEC rules.

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Board Meetings and Committees  <  Corporate Governance

Robust Role for Independent Committee Chairs
Each of the committee chairs approves meeting agendas and reviews committee materials. Prior to each meeting, each committee chair has a conversation with the Board Chair and CEO and relevant operating executives. The committee chairs discuss meeting materials and agendas in advance of each meeting, which fosters independence and successful execution of each committee’s responsibilities.

Use of Independent Advisors
Each committee operates under a written charter and has the ability to hire third-party advisors. Outside experts such as independent auditors, compensation consultants, governance specialists, cybersecurity experts, board search firm representatives, and financial advisors attend meetings to provide directors with additional information on issues. All standing committees regularly use independent external consultants.

In 2019, an outside firm was engaged to provide an independent assessment of Allstate’s pay equity practices.

“Over the past year, we engaged with management on strategic topics at every Board meeting. We considered the long-term trends in the property-liability insurance industry, including greater customer connectivity and use of technology. Management also initiated a Transformative Growth Plan, a multi-year effort to increase property-liability market share. The Board is actively engaged in this initiative.”

— JUDITH A. SPRIESER
INDEPENDENT LEAD DIRECTOR

Nominating and Governance Committee		Risk and Return Committee

Chair: Andrea Redmond	Meetings in 2019: 5	Chair: Siddharth N. Mehta	Meetings in 2019: 6
Other Members:		Other Members:
Margaret M. Keane	Gregg M. Sherrill	Kermit R. Crawford	Judith A. Sprieser
Jacques P. Perold	Judith A. Sprieser	Jacques P. Perold	Perry M. Traquina

“We focused on the company’s significant sustainability initiatives and disclosures, including Allstate’s approach to political contribution activity. We reviewed Allstate’s political contributions at two meetings, including in one joint meeting with the Board. Board composition and skills also continue to be areas of focus.”

— ANDREA REDMOND, CHAIR

“We elevated culture to a key risk category in the enterprise risk and return management framework. New risk and performance measures are also being used for the Transformative Growth Plan. Allstate’s risk and return management program continued to be refined as management advanced the maturity of Allstate’s operational risk-return management framework.”

— SIDDHARTH N. MEHTA, CHAIR

Key Responsibilities:

►Recommends candidates for Board election and nominees for Board committees
►Recommends candidates for Lead Director and Chair
►Recommends criteria for selecting directors and the Lead Director, and determines director independence
►Reviews the Corporate Governance Guidelines and advises the Board on corporate governance issues
►Determines performance criteria and oversees the performance assessment of the Board, Board committees, and Lead Director
►Reviews Allstate’s non-employee director compensation program
►Has authority to retain a director search firm and director compensation consultant

Key Responsibilities:

►Assists the Board in risk and return governance and oversight
►Reviews risk and return processes, policies, and guidelines used by management to evaluate, monitor, and manage enterprise risk and return
►Reviews Allstate’s enterprise risk and return management function, including its performance, organization, practices, budgeting, and staffing
►Supports the audit committee in its oversight of risk assessment and management policies
►Has authority to retain outside advisors to assist in its duties
►Enhanced oversight around culture as a key risk category

►Reviews Allstate’s political contributions and sustainability initiatives

EXECUTIVE COMMITTEE

The Board has an Executive Committee made up of the Lead Director, committee chairs and Board Chair. The Executive Committee is chaired by Mr. Wilson and has the powers of the Board in the management of Allstate’s business affairs to the extent permitted under the bylaws, excluding any powers granted by the Board to any other committee of the Board. In addition, the Executive Committee provides Board oversight if outside the scope of established committees or if an accelerated process is necessary. No meetings of the Executive Committee were necessary in 2019.

2020 Proxy Statement       37

Corporate Governance > Board Independence and Related Person Transactions

Board Independence and Related Person Transactions

Nominee Independence Determinations

The Board has determined that all directors who served during 2019, other than Mr. Wilson, are independent according to applicable law, the NYSE listing standards, and the Board’s Director Independence Standards (which are included on www.allstateinvestors.com). In accordance with the Director Independence Standards, the Board has determined that the nature of the relationships with the corporation that are set forth in Appendix B do not create a conflict of interest that would impair a director’s independence. The Board also determined that the members of the audit, compensation and succession, nominating and governance, and risk and return committees are independent within the meaning of applicable laws, the NYSE listing standards, and the Director Independence Standards.

When evaluating the independence of director nominees, the Board weighs numerous factors, including tenure. In particular, the Board weighed the potential impact of tenure on the independence of our longest-serving director, Ms. Sprieser. Ms. Sprieser has significant experience serving at Allstate under different operating environments, management teams and financial market cycles, and served on the Board under two CEOs and prior to Mr. Wilson’s appointment. The Board concluded that Ms. Sprieser is an effective director who fulfills her responsibilities with integrity and independence of thought. She appropriately challenges management and the status quo, and is reasoned, balanced, and thoughtful in Board deliberations and in communications with management. The Board determined that her independence from management has not been diminished by her years of service.

Related Person Transactions

The nominating and governance committee has adopted a written policy on the review, approval, or ratification of transactions with related persons, which is posted on the Corporate Governance section of www.allstateinvestors.com.

There were no related person transactions identified for 2019.

The committee or committee chair reviews transactions with Allstate in which the amount involved exceeds $120,000 and in which any related person had, has, or will have a direct or indirect material interest. In general, related persons are directors, executive officers, their immediate family members, and stockholders beneficially owning more than 5% of our outstanding stock. The committee or committee chair approves or ratifies only those transactions that are in, or not inconsistent with, the best interest of Allstate and its stockholders. Transactions are reviewed and approved or ratified by the committee chair when it is not practicable or desirable to delay review of a transaction until a committee meeting. The committee chair reports any approved transactions to the committee. Any ongoing, previously approved, or ratified related person transactions are reviewed annually.

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Director Compensation  <  Corporate Governance

Director Compensation

Director Compensation Program

The director compensation program is designed to appropriately compensate non-employee directors for serving on the board of a large, complex, and highly regulated company and to align their interests with stockholders. The nominating and governance committee reviews non-employee director compensation annually including benchmark information from peer companies, advice from an independent compensation consultant, and relevant compensation surveys. The following charts describe each component of our non-employee director compensation program for 2019. No changes were recommended after the 2019 annual review as director total compensation continues to be aligned with the insurance peer group and survey median.

NON-EMPLOYEE DIRECTOR	ADDITIONAL ANNUAL CASH RETAINERS(1)

(1)	Paid quarterly in advance on the first day of January, April, July, and October. The retainer is prorated for a director who joins the Board during a quarter.
(2)	The Board believes that a meaningful portion of a director’s compensation should be in the form of equity securities to create a linkage with corporate performance and stockholder interests. Directors are granted restricted stock units on June 1 equal in value to $155,000 divided by the closing price of a share of Allstate common stock on such grant date, rounded to the nearest whole share.

Director Equity Compensation

►Equity makes up a meaningful portion of the directors’ overall compensation mix to align interests with stockholders.
►A robust stock ownership guideline of five times the annual Board membership cash retainer supports alignment with stockholders’ interests.
►Annual restricted stock units are granted under a fixed-value formula and in accordance with the stockholder approved 2017 Equity Compensation Plan for Non-Employee Directors. The aggregate grant date fair value of any award during a calendar year may not exceed $800,000.

Further Director Compensation Highlights

►Director total compensation, Lead Director and committee chair retainers, and equity grant practices are all benchmarked against insurance industry peer group and relevant compensation surveys to target total compensation at the median.
►No additional fees are paid for Board meeting attendance.

2020 Proxy Statement       39

Corporate Governance > Director Compensation

Director Stock Ownership Guidelines

Each director is expected, within five years of joining the Board or within five years of an increase in annual retainer, if applicable, to accumulate an ownership position in Allstate common stock equal to five times the annual value of the cash retainer. Allstate’s stock ownership guidelines specify that Allstate shares owned personally and beneficially, as well as unvested restricted stock units, count toward meeting the requirement.

Each director has met the ownership guideline, except for Mr. Sherrill, who joined the Board in the last five years.

2019 Director Compensation

The following table summarizes the compensation for each of our non-employee directors who served as a member of the Board and its committees in 2019.

Name	Leadership Roles Held During 2019	Fees Earned or Paid in Cash ($)(1)	Stock Awards ($)(2)(3)	All Other Compensation ($)	Total ($)
Kermit R. Crawford	Audit Committee Chair	160,000	155,013	—	315,013
Michael L. Eskew	Compensation and Succession Committee Chair	155,000	155,013	—	310,013
Margaret M. Keane		125,000	155,013	—	280,013
Siddharth N. Mehta	Risk and Return Committee Chair	160,000	155,013	—	315,013
Jacques P. Perold		125,000	155,013	—	280,013
Andrea Redmond	Nominating and Governance Committee Chair	145,000	155,013	—	300,013
Gregg M. Sherrill		125,000	155,013	—	280,013
Judith A. Sprieser	Lead Director	175,000	155,013	—	330,013
Perry M. Traquina		125,000	155,013	—	280,013
(1)	Under the 2017 Equity Compensation Plan for Non-Employee Directors, directors may elect to receive Allstate common stock in lieu of cash compensation. In 2019, Margaret Keane elected to receive 100% of her retainer in stock. Also, under Allstate’s Deferred Compensation Plan for Non-Employee Directors, directors may elect to defer their retainers to an account that is credited or debited, as applicable, based on (a) the fair market value of, and dividends paid on, Allstate common shares (common share units); (b) an average interest rate calculated on 90-day dealer commercial paper; (c) S&P 500 Index, with dividends reinvested; or (d) a money market fund. No director has voting or investment powers in common share units, which are payable solely in cash. Subject to certain restrictions, amounts deferred under the plan, together with earnings thereon, may be transferred between accounts and are distributed after the director leaves the Board in a lump sum or over a period not in excess of ten years in accordance with the director’s instructions. For 2019, Messrs. Eskew and Traquina elected to defer their cash retainer into common share units. The accumulated amount of Allstate common share units as of December 31, 2019, for directors previously electing to defer their cash retainer, is reflected in the table below.

Amounts Deferred under Deferred Compensation Plan for Non-Employee Directors	Allstate Common Share Units (#)
Mr. Eskew	8,827
Mr. Traquina	4,218
(2)	Grant date fair value for restricted stock units granted in 2019 is based on the final closing price of Allstate common stock on the grant date, which in part also reflects the payment of expected future dividend equivalent rights. (See note 18 to our audited financial statements for 2019.) The final grant date closing price was $95.51. The values were computed in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718. Each restricted stock unit entitles the director to receive one share of Allstate common stock on the conversion date (see footnote 3).

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Director Compensation  <  Corporate Governance

(3)	The following table provides outstanding restricted stock units as of December 31, 2019, for each director. The value of the restricted stock units is based on the closing price of our common stock of $112.45 on December 31, 2019.

Name	Restricted Stock Units (#)	Value of Restricted Stock Units as of 12/31/19 ($)	Multiple of Annual Cash Retainer
Mr. Crawford	16,341	1,837,545	14.7
Mr. Eskew	11,680	1,313,416	10.5
Ms. Keane	3,892	437,655	3.5	(1)
Mr. Mehta	12,819	1,441,497	11.5
Mr. Perold	8,465	951,889	7.6
Ms. Redmond	31,813	3,577,372	28.6
Mr. Sherrill	4,400	494,780	4.0
Ms. Sprieser	43,246	4,863,013	38.9
Mr. Traquina	7,024	789,849	6.3
(1)	Ms. Keane has met the stock ownership guideline through her direct ownership of common stock.

Restricted stock unit awards granted before September 15, 2008, convert into common stock one year after termination of Board service. Restricted stock unit awards granted on or after September 15, 2008, and before June 1, 2016, convert into common stock upon termination of Board service. Restricted stock units granted on or after June 1, 2016, convert into common stock on the earlier of the third anniversary of the date of grant or upon termination of Board service. Directors had the option to defer the conversion of the restricted stock units granted on June 1, 2016, for ten years from the date of grant or the later of termination of Board service or June 1, 2024. The conversion of restricted stock units granted after June 1, 2016, may be deferred for ten years or until termination of Board service. In addition to the conversion periods described above, restricted stock units will convert upon death or disability. Each restricted stock unit includes a dividend equivalent right that entitles the director to receive a payment equal to regular cash dividends paid on Allstate common stock.

Non-employee directors do not receive stock options as part of their compensation as a result of a policy change effective on June 1, 2009. There were no outstanding stock options as of year-end 2019.

2020 Proxy Statement     41

Executive Compensation

PROPOSAL 2

Say-on-Pay: Advisory Vote on the Compensation of the Named Executives

The Board recommends a vote FOR this proposal.  ✓

►Independent oversight by compensation and succession committee with the assistance of an independent consultant.
►Executive compensation targeted at 50th percentile of peers and aligned with short- and long-term business goals and strategy.
►Compensation programs are working effectively. Annual incentive compensation funding for our named executives in 2019 was 117.5% of target, reflecting above target performance on Performance Net Income and below target performance on Total Premiums and Net Investment Income.

We conduct a say-on-pay vote every year at the annual meeting. While the vote is non-binding, the Board and the compensation and succession committee (the “committee” as referenced throughout the Compensation Discussion and Analysis and Executive Compensation sections) consider the results as part of their annual evaluation of our executive compensation program.

You may vote to approve or not approve the following advisory resolution on the executive compensation of the named executives:

RESOLVED, on an advisory basis, the stockholders of The Allstate Corporation approve the compensation of the named executives, as disclosed pursuant to the compensation disclosure rules of the SEC, including the Compensation Discussion and Analysis and accompanying tables and narrative on pages 42-77 of the Notice of 2020 Annual Meeting and Proxy Statement.

Compensation Discussion and Analysis

Executive Overview

Our Compensation Discussion and Analysis describes Allstate’s executive compensation program, including total 2019 compensation for our named executives listed below(1):

THOMAS J. WILSON Chair, President, and Chief Executive Officer (CEO)	MARIO RIZZO Executive Vice President and Chief Financial Officer (CFO)	DON CIVGIN President, Service Businesses	GLENN T. SHAPIRO President, Allstate Personal Lines	STEVEN E. SHEBIK Vice Chair

(1)	The titles and responsibilities changed for certain of these officers in 2020. See Appendix C for a full list of Allstate’s executive officers and current titles.

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Compensation Discussion and Analysis  <  Executive Compensation

Business Highlights

In 2019, Allstate delivered strong results and implemented multiple initiatives to drive long-term profitable growth. Our management team continued to advance all five Operating Priorities:

$2.5 billion Distributed to stockholders in cash through stock repurchases and common stock dividends

Operating Priorities	Results
Better serve customers	►Enterprise net promoter score increased with improvement at most businesses
Grow customer base	►Total policies in force reached 145.9 million, a 27.7% increase from prior year ►Property-Liability policies increased 1.3% from prior year to 33.7 million
Achieve target returns on capital	►Adjusted net income return on common shareholders’ equity* of 16.9% in 2019
Proactively manage investments
►Net investment income of $3.2 billion in 2019 reflects higher market-based yields
►Performance-based results were below expectations, but long-term results have been strong
►Total return of 9.2% on $88.4 billion investment portfolio in 2019

Build long-term growth platforms	►Accelerating Transformative Growth Plan ►Arity continued to expand telematics usage and capabilities ►Expanding Allstate Identity Protection ►Avail, a car sharing business, initiated operations
*	This measure is defined and reconciled to the most directly comparable GAAP measure in Appendix A.

Allstate’s one, three, and five-year total shareholder return was 38.8%, 60.4%, and 75.8%, respectively. The following chart shows Allstate’s total shareholder return over one, three and five years relative to the market cap weighted average of the peer group used for 2019 compensation benchmarking (identified on page 58).

COMPARISON OF TOTAL SHAREHOLDER RETURN (%)

2020 Proxy Statement       43

Executive Compensation  >  Compensation Discussion and Analysis

Compensation Highlights

The committee actively solicits the views of our significant stockholders on executive compensation matters. In determining the structure and amount of executive pay, the committee carefully considered this feedback. At our last stockholder meeting, 89% of votes cast supported our executive compensation program. Investors generally believed that Allstate utilized many best practices and focused on pay for performance, but some questioned certain elements of the performance measures and targets established by the committee.

The committee considered the vote results, investor input and current market practices and made changes to respond to that feedback, as described below.

What We Heard	What We Do
As a general rule, incentive targets for the annual incentive plan should not be set below prior year actual results. If in the committee’s discretion that is deemed warranted, the committee should ensure full and transparent disclosure of the process used and rationale for setting targets below prior year results.
►The committee assesses highly variable components of the performance measures, such as catastrophe losses, to establish targets using probability and scenario analysis.
►Total Premiums target was set above the prior year as it has been for over ten years.
►Performance Net Income target for 2019 was above 2018 reflecting top-line growth and consistent margins. Catastrophe losses were assumed to be higher than the prior year, reflecting long-term weather patterns.
►Net Investment Income target was set above 2018 based on higher market-based income.
►A detailed summary of the goal setting process and the 2019 ranges for each performance measure are included on page 53.

Investors generally like to see little to no discretion applied in the annual incentive program, particularly annual incentive awards paid to the CEO.
►The annual incentive compensation pool is calculated based on three numerical measures and no positive discretion has been applied to the pool in the last five years. Individual discretion is utilized to reward high performers, but this is funded by reducing amounts paid to other executives.
►The annual cash incentive awards for the CEO and three other NEOs were equal to the calculated funding level, with no discretion applied.
►A detailed description of how the annual incentive corporate pool is funded and distributed to individual participants is included on pages 54-55.

Performance awards should be aligned with stockholder value, and the committee should consider whether total shareholder return would be an appropriate performance measure for the incentive program.
►For the 2020-2022 performance stock awards, the committee replaced the Earned Book Value measure with a Relative TSR measure.
►For additional detail on the 2020 performance stock award design, see page 56.

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Compensation Discussion and Analysis  <  Executive Compensation

Alignment of Pay with Performance

ANNUAL CASH INCENTIVE

(1)	For a description of how these measures are determined, see pages 75-77
^	Reflects 2018 actual results of Total Premiums of $37,451, Performance Net Income of $3,095, and Net Investment Income of $3,240

ANNUAL INCENTIVE PLAN % OF TARGET

2017-2019 PERFORMANCE STOCK AWARDS

PSA % PAYOUT FOR ALL NEOs

(1)	For a description of how these measures are determined, see pages 75-77

2020 Proxy Statement       45

Executive Compensation  >  Compensation Discussion and Analysis

2019 Compensation Mix

The committee designs the executive compensation program to award pay in accordance with corporate, business unit and individual performance. A large percentage of total target compensation is at risk through long-term equity awards and annual cash incentive awards. These awards are linked to performance measures that correlate with long-term stockholder value creation. The mix of target total direct compensation for 2019 for our CEO and the average of our other named executives is shown in the chart below.

CHIEF EXECUTIVE OFFICER

OTHER NEOs

Allstate’s Executive Compensation Principles

Allstate’s executive compensation program is designed to ensure that the interests of our executives are aligned with our stockholders:

We Pay for Performance	We Establish a Strong Link Between Performance Measures and Strategic Objectives
The majority of our CEO’s and other NEOs’ compensation opportunity is at-risk and based on measurable performance goals.	Performance measures are linked to operating priorities designed to create long-term stockholder value.

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Compensation Discussion and Analysis  <  Executive Compensation

Moreover, our program adheres to high standards of compensation governance.

What We Do	What We Do Not Do
►Benchmark to Peers of Similar Industry, Size and Business Complexity.
►Target Pay at 50th Percentile of Peers.
►Independent Compensation Consultant.
►Double Trigger in the Event of a Change in Control.
►Maximum Payout Caps for Annual Cash Incentive Compensation and Performance Stock Awards (“PSAs”).
►Robust Equity Ownership Requirements.
►Clawback or Cancellation of Certain Compensation.
►One-Year Minimum Equity Vesting Provision in the Equity Plan.
►Use Clear, Quantitative Measures to Fund the Annual Incentive Plan.

►No Employment Agreements for Executive Officers.
►No Guaranteed Annual Salary Increases or Bonuses.
►No Special Tax Gross Ups.
►No Repricing or Exchange of Underwater Stock Options.
►No Plans that Encourage Excessive Risk-Taking.
►No Hedging or Pledging of Allstate Securities.
►No Inclusion of Equity Awards in Pension Calculations.
►No Excessive Perks.

2020 Proxy Statement       47

Executive Compensation  >  Compensation Discussion and Analysis

Compensation Elements

The following table lists the elements of target direct compensation for our 2019 executive compensation program.

Short-Term	Mid-Term	Long-Term
FIXED	VARIABLE
Base Salary	Annual Cash Incentive Awards	Performance Stock Awards	Stock Options
Cash	Cash	Equity	Equity

Why We Pay This Element
Attract and retain executives with competitive level of cash compensation.	Motivate and reward executives for performance on key strategic, operational, and financial measures during the year.	Motivate and reward executives for performance on key long-term measures. Align the interests of executives with long-term stockholder value. Retain executive talent.	Align the interests of executives with long-term stockholder value. Retain executive talent.
Key Characteristics
Reviewed annually and adjusted when appropriate.

A corporate-wide funding pool based on performance on three measures:

►Total Premiums(2)
►Performance Net Income(2)
►Net Investment Income(2)

Pool is then allocated based on business unit and individual performance; positive net income required for any payout above target.

PSAs vest on the day before the third anniversary of the grant date.

Actual amounts of PSAs vesting based on performance on three-year Performance Net Income Return on Equity(2) and Earned Book Value(2) with a requirement of positive net income for any payout above target.

Non-qualified stock options to purchase shares at the market price when awarded. Vest ratably over three years.

Expire in ten years or, in the event of retirement, the earlier of five years or normal expiration.

(1)	Represents the average of the target direct compensation elements for all of the named executives in 2019.
(2)	For a description of how these measures are determined, see pages 75-77. For 2020 awards, Earned Book Value was replaced with Relative Total Shareholder Return.

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Compensation Discussion and Analysis  <  Executive Compensation

Compensation Decisions for 2019

Thomas J. Wilson
Chair, President, and Chief Executive Officer

Key Responsibilities
Our Chair, President, and CEO is responsible for managing the company’s strategic direction, operating results, organizational health, ethics and compliance, and corporate responsibility.

2019 COMPENSATION (in millions)

2019 Performance
Mr. Wilson’s total compensation and the amount of each compensation element are driven by the design of our compensation program, his responsibilities, experience and performance, and peer company CEO compensation. The committee’s independent compensation consultant annually reviews Mr. Wilson’s compensation payments to advise the committee if any changes are warranted.

Mr. Wilson’s performance as Chair, President, and CEO is evaluated under five categories: operating results, developing and implementing long-term strategy, maintaining and motivating a high-performance team, corporate stewardship and Board effectiveness. Performance is assessed over one- and three-year time periods.

►Operating Results. Excellent results on all five 2019 Operating Priorities.
Insurance premiums and contract charges increased by $2.1 billion (5.7%), and policies in force grew by 27.7% to 145.9 million.
Adjusted net income* rose to $3.48 billion in 2019 from $3.13 billion in the prior year.
Allstate’s annual total shareholder return in 2019 was 38.8%. Allstate’s three-year period total return was 60.4%, which exceeds both the three-year return of peers (34.4%), and the three-year return of the S&P 500 index (53.1%).

►Long-term Strategy. Improved competitive position of existing businesses while continuing to build long-term growth platforms.
Initiated Transformative Growth Plan to grow personal property-liability market share
Strategy to grow other protection offerings being driven by rapid growth of Allstate Protection Products and Allstate Identity Protection
►High-Performance Team. Talented, experienced and highly engaged team with excellent collaboration to achieve strategic vision.

►Corporate Stewardship. Corporate reputation is at an all-time high. Allstate is a leader in supporting youth empowerment and ending domestic violence.
►Board Effectiveness. Excellent governance processes, Board diversity, and stockholder engagement.

2019 Compensation Decisions Mr. Wilson’s annual cash incentive target of 300% of salary and long-term equity incentive target of 775% of salary remained unchanged.
►Salary. The committee approved an increase from $1,300,000 to $1,350,000 during 2019 based on evaluation of his performance, level of responsibility, experience and target compensation as compared to the peer group.

►Annual Cash Incentive Award. Mr. Wilson’s target annual incentive payment of 300% of base salary with a maximum funding opportunity for the award pool of 200% of target was unchanged in 2019. The committee approved an annual cash incentive award of $4,730,100, which was equal to the funding level as determined by the actual results for the three performance measures of 117.5% of target.

►Equity Incentive Awards. In February 2019, based on its assessment of Mr. Wilson’s performance in delivering strong business results in 2018, his job scope, and market data, the committee granted him equity awards with a grant date fair value of $10,075,000, which was Mr. Wilson’s target equity incentive award opportunity of 775% of salary.

2020 Proxy Statement       49

Executive Compensation  >  Compensation Discussion and Analysis

Mario Rizzo
Executive Vice President and Chief Financial Officer

Key Responsibilities
Our CFO has primary responsibility for the management of the company’s overall financial condition, system of internal controls, capital allocation, financial reporting, investor relations, acquisitions and divestitures, and capital market transactions.

2019 COMPENSATION (in millions)

2019 Performance
Mr. Rizzo’s annual performance is evaluated on four criteria: overall corporate results, area of responsibility results, developing and implementing long-term strategy and corporate leadership. In 2019, Mr. Rizzo’s compensation was at target funding with no discretion applied based on the following accomplishments:

►The Annual Incentive Plan funded at 117.5% based on a $2.0 billion (5.4%) Total Premium increase over the prior year being below an aggressive target, Performance Net Income of $3.57 billion being $421 million above target and Net Investment Income being $55 million below target despite having a total portfolio return of 9.2%.
►Enhanced operational performance by coordinating expense reductions, providing strong operational oversight and measurement and maintaining strong internal controls.
►Created shareholder value by increasing use of preferred stock, optimizing capital allocation and overseeing the share repurchase program.

2019 Compensation Decisions
►Salary. The committee approved an increase from $700,000 to $720,000 during 2019 based on evaluation of his performance, level of responsibility, experience and target compensation as compared to the peer group.

►Incentive Targets. Mr. Rizzo’s annual incentive target was 125% of salary and his target equity incentive opportunity was 300% of salary.
►Annual Cash Incentive Award. The committee approved an annual cash incentive award of $1,053,000 for Mr. Rizzo, which was equal to the funding level as determined by the actual results for the three performance measures of 117.5% of target.

►Equity Incentive Awards. In February 2019, based on its assessment of Mr. Rizzo’s performance in delivering strong business results in 2018, his job scope, and market data, the committee granted him equity awards with a grant date fair value of $2,100,000, which was Mr. Rizzo’s target equity incentive award opportunity.

Don Civgin
President, Service Businesses(1)

Key Responsibilities
Mr. Civgin was President, Service Businesses, and is a member of Allstate’s Operating Committee. In this role, he oversees the leadership of Allstate Dealer Services, Allstate Roadside Services, Answer Financial, Arity, Allstate Protection Plans and Avail.

2019 COMPENSATION (in millions)

2019 Performance
Mr. Civgin’s annual performance is evaluated on four criteria: overall corporate results, area of responsibility results, developing and implementing long-term strategy and corporate leadership. In 2019, Mr. Civgin’s compensation was above target funding with positive discretion applied based on the following accomplishments:

►The Annual Incentive Plan funded at 117.5% based on a $2.0 billion (5.4%) Total Premium increase over the prior year being below an aggressive target, Performance Net Income of $3.57 billion being $421 million above target and Net Investment Income being $55 million below target despite having a total portfolio return of 9.2%.
►Allstate Protection Plans policy growth of 45% reaching 99 million with increased Adjusted Net Income. Continued progress in building Arity and Avail businesses.

(1)	The titles and responsibilities changed for certain of these officers in 2020. See Appendix C for a full list of Allstate’s executive officers and current titles.

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Compensation Discussion and Analysis  <  Executive Compensation

2019 Compensation Decisions
►Salary. The committee approved an increase from $820,000 to $840,000 during 2019, based on evaluation of his performance, level of responsibility, experience and target compensation as compared to the peer group.
►Incentive Targets. Mr. Civgin’s annual incentive target was 125% of salary and his target equity incentive opportunity was 300% of salary.

►Annual Cash Incentive Award. The committee approved an annual cash incentive award of $1,400,000 for Mr. Civgin, which was 133.9% of target and above the funding level as determined by the actual results for the three performance measures.
►Equity Incentive Awards. In February 2019, based on its assessment of Mr. Civgin’s performance in delivering strong business results in 2018, his job scope, and market data, the committee granted him equity awards with a grant date fair value of $2,460,000, which was Mr. Civgin’s target equity incentive award opportunity.

Glenn T. Shapiro
President, Allstate Personal Lines(1)

Key Responsibilities
Mr. Shapiro was President of Allstate Personal Lines and led the product, claims, operations, risk, finance and distribution for this business, which comprises approximately 80% of Allstate’s total insurance premiums and contract charges.

2019 COMPENSATION (in millions)

2019 Performance
Mr. Shapiro’s annual performance is evaluated on four criteria: overall corporate results, area of responsibility results, developing and implementing long-term strategy and corporate leadership. In 2019, Mr. Shapiro’s compensation was at target funding with no discretion applied based on the following accomplishments:

►The Annual Incentive Plan funded at 117.5% based on a $2.0 billion (5.4%) Total Premium increase over the prior year being below an aggressive target, Performance Net Income of $3.57 billion being $421 million above target and Net Investment Income being $55 million below target despite having a total portfolio return of 9.2%.
►Enhanced Allstate brand personal lines competitive position by improving customer service, reducing expenses and enhancing analytics.

2019 Compensation Decisions
►Salary. The committee approved an increase from $750,000 to $780,000 during 2019 based on evaluation of his performance, level of responsibility, experience and target compensation as compared to the peer group.

►Incentive Targets. Mr. Shapiro’s annual incentive target was 150% of salary and his target equity incentive opportunity was 325% of salary.
►Annual Cash Incentive Award. The committee approved an annual cash incentive award of $1,366,000 for Mr. Shapiro, which was equal to the funding level as determined by the actual results for the three performance measures of 117.5% of target.

►Equity Incentive Awards. In February 2019, based on its assessment of Mr. Shapiro’s performance in delivering strong business results in 2018, his job scope, and market data, the committee granted him equity awards with a grant date fair value of $2,437,500, which was Mr. Shapiro’s target equity incentive award opportunity.

(1)	The titles and responsibilities changed for certain of these officers in 2020. See Appendix C for a full list of Allstate’s executive officers and current titles.

2020 Proxy Statement       51

Executive Compensation  >  Compensation Discussion and Analysis

Steven E. Shebik
Vice Chair(1)

Key Responsibilities
As Vice Chair, Mr. Shebik had primary responsibility for oversight of Allstate Life and Retirement, Allstate Benefits, Allstate Identity Protection, Encompass, Esurance, Allstate Business Insurance, Corporate Business Transformation, Discontinued Lines, and D3, a corporate analytics team.

2019 COMPENSATION (in millions)

2019 Performance
Mr. Shebik’s annual performance is evaluated on four criteria: overall corporate results, area of responsibility results, developing and implementing long-term strategy and corporate leadership. In 2019, Mr. Shebik’s compensation was at target funding with no discretion applied based on the following accomplishments:

►The Annual Incentive Plan funded at 117.5% based on a $2.0 billion (5.4%) Total Premium increase over the prior year being below an aggressive target, Performance Net Income of $3.57 billion being $421 million above target and Net Investment Income being $55 million below target despite having a total portfolio return of 9.2%.
►Strong operating results including expansion of shared economy insurance, life profitability and improved returns for the Esurance and Encompass brands.

2019 Compensation Decisions
►Salary. The committee approved an increase from $850,000 to $870,000 during 2019 based on evaluation of his performance, level of responsibility, experience and target compensation as compared to the peer group.
►Incentive Targets. Mr. Shebik’s annual incentive target was 200% of salary and his target equity incentive opportunity was 350% of salary.

►Annual Cash Incentive Award. The committee approved an annual cash incentive award of $2,037,000 for Mr. Shebik, which was equal to the funding level as determined by the actual results for the three performance measures of 117.5% of target.
►Equity Incentive Awards. In February 2019, based on its assessment of Mr. Shebik’s performance in delivering strong business results in 2018, his job scope, and market data, the committee granted him equity awards with a grant date fair value of $2,975,000, which was Mr. Shebik’s target equity incentive award opportunity.

(1)	The titles and responsibilities changed for certain of these officers in 2020. See Appendix C for a full list of Allstate’s executive officers and current titles.

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Compensation Discussion and Analysis  <  Executive Compensation

Incentive Design and Goal Setting

For the annual and long-term incentive programs, the committee oversees a rigorous and comprehensive goal-setting process. The committee uses performance measures in the annual and long-term programs that (1) align with the company’s strategy, operating principles and priorities, and stockholder interests, (2) support the achievement of corporate goals, and (3) reflect the company’s overall performance. The following timeline of key events reflects the committee’s process:

Incentive Design, Payout, and Goal-Setting Process

ONGOING
►Review compensation philosophy and objectives in light of company performance, goals and strategy, stockholder feedback, and external benchmarking	►Monitor compensation estimates in comparison to actual and relative performance	►Monitor compliance with management equity ownership requirements

APRIL-JULY Benchmarking	NOVEMBER-JANUARY Establishing Plan Design and Key Metrics	FEBRUARY Calculating Payouts
►Evaluate peer group to determine if any changes are required for the next performance cycle
►Compare against peers’ actual compensation paid, operating results, and stockholder returns over one, three and five years as provided by the independent compensation consultant’s pay for performance analysis
►Review feedback from stockholders and governance firms on compensation
►Independent compensation consultant provides advice on incentive design and overall executive compensation program and executive pay levels
►The consultant also provides information on current market practices and industry trends

►Establish plan design and performance measures
►Review the annual operating plan to establish target performance and ranges for threshold and maximum for the annual incentive program, and review historical and expected performance, market expectations and industry trends when approving the ranges of performance for the long-term incentive program
►Review operating plans and compensation measures for alignment with enterprise risk and return principles

►Actual performance on goals determines the corporate pool for the annual incentive award
►CEO reviews overall company funding for each business area based on its operating performance in relationship to target performance goals
►Determine the number of performance stock awards that will vest for the applicable measurement period based on actual performance
►Review and approve salary adjustments and annual incentive payments and equity grants for executive officers

Salary

►	In setting executive salary levels, the committee uses the 50th percentile of total target direct compensation of our peer companies as a guideline, which supports Allstate’s ability to compete effectively for and to retain executive talent. Annual merit increases for named executives are based on their performance and external benchmarking as provided by the independent compensation consultant.

2020 Proxy Statement       53

Executive Compensation  >  Compensation Discussion and Analysis

Annual Cash Incentive Awards

►	The committee sets annual cash incentive performance goals based on the annual operating plan. Target performance is equal to the operating plan. Threshold and maximum measures are based on a range of sensitivities relative to the operating plan. To further test the appropriateness of the ranges, the committee’s independent consultant provides advice based on peer performance, market expectations and industry trends. The chief risk officer reviews the performance measures and ranges to ensure they are consistent with Allstate’s risk and return principles.
►

Actual performance on the previously approved measures determines the overall funding level of the corporate pool and the aggregate total award budget for eligible employees. In 2019, the pool was funded based on the collective results of three measures: Total Premiums, Performance Net Income, and Net Investment Income. Funding for each measure is equal to 0% below threshold, 50% at threshold, 100% at target and 200% at maximum, and results between threshold, target and maximum are subject to interpolation.

►	In the event of a net loss, the corporate pool funding is reduced by 50% of actual performance for senior executives, including the named executive officers. For example, if performance measures ordinarily would fund the corporate pool at 60% and there was a net loss, then the corporate pool would be funded at 30% for senior executives. This mechanism ensures alignment of pay and performance in the event of multiple large natural catastrophes and/or extreme financial market conditions.
►	Target annual incentive percentages for each named executive are based on pay levels of peer companies and our benchmark target for total direct compensation at the 50th percentile.
►	We paid the 2019 cash incentive awards in March 2020. The following description shows how this corporate pool was funded and distributed to individual participants:

STEP 1	Determine Calculation of Corporate Funding Pool Formulaic with calculation based on three performance measures established at beginning of period

►The total pool available for distribution was calculated based on three performance measures established by the committee at the beginning of the performance period:
►Total Premiums (43%)(1) – captures growth and competitive position of the businesses
►Performance Net Income (43%)(1) – aligns with stockholders’ expectations of operating profitability
►Net Investment Income (14%)(1) – reflects a significant component of profitability
►The committee approved the total company funding after the end of the performance period based on the actual results on these performance measures. For the actual results and detail on how each measure was defined and calculated, see pages 75-76.
(1)The numbers reflect the approximate percentage that each performance measure contributed to the total pool.
The annual incentive compensation plan was funded at 117.5% of target in 2019 for officers.
STEP 2	Determine Annual Incentive Payments to the Named Executives and other Executive Officers Minimal discretion was applied to the Named Executives by the committee in 2019

►Committee’s compensation recommendations for the CEO are reviewed and approved by the independent directors of our Board in executive session.
►Committee reviews and approves CEO recommendations for executive officers based on pool funding, the target annual incentive percentages for each NEO, and individual performance.
►The individual performance factors considered by the committee for both CEO and executive officer performance are outlined on pages 49-52.
The payout for the Named Executives ranged from $1.1 million to $4.7 million and the average was 119% of target.

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Compensation Discussion and Analysis < Executive Compensation

STEP 3	Determine Annual Incentive Payment for Other Eligible Participants The committee was not involved with annual incentive decisions below executive officers

►The CEO allocated the corporate pool between the market-facing businesses and areas of responsibility based on relative performance against annual operating goals and other key business success metrics
For 2019, the CEO exercised discretion in allocating pool funding.

►Individual awards for eligible employees were determined by senior leaders and were subject to approval by the CEO
►Senior leaders were tasked to ensure the highest quartile performing participants earned awards that were at least two times the awards earned by the lower quartile performing participants on a relative basis.
For 2019, actual differentiation for the top quartile was 2.2 times the lowest quartile.

Performance Stock Awards and Stock Options

►	We grant equity awards annually to executives consistent with market practice and our philosophy that a significant amount of compensation should be in the form of equity. Additionally, from time to time, equity awards are granted to attract new executives and to retain existing executives.
►	Since 2016, the mix of equity incentives for senior executives has been 60% PSAs and 40% stock options. We believe both PSAs and stock options are forms of performance-based incentive compensation because PSAs are earned based on achieving established performance goals and stock options require stock price appreciation to deliver value to an executive. For awards prior to 2020, the PSAs vest based on results for Average Performance Net Income ROE (70%) and Earned Book Value (30%) over the three-year measurement period. The actual number of PSAs vesting is between 0% to 200% of the target number of PSAs granted.
►	The committee selected Performance Net Income ROE as one performance measure because it:
Measures performance in a way that is tracked and understood by investors.
Captures both income statement and balance sheet impacts, including capital management actions.
Correlates to changes in long-term stockholder value.
►	Earned Book Value was selected as the second measure since it includes unrealized changes in the value of the investment portfolio and excludes the impacts in utilization of debt.
►	In 2020, a Relative TSR measure was selected as the second measure replacing Earned Book Value. This is consistent with market practice. Payouts under this performance measure are defined as 0% for performance less than 25th percentile, 50% for performance at the 25th percentile, 100% for performance at the 55th percentile, and 200% for performance at the 90th percentile, relative to a custom TSR peer group. The TSR peer group consists of The Allstate Corporation, the compensation peers (page 58), S&P 500 Index, and S&P Financial Index.
►	The measures are further described on page 77. For each measure, the committee considered historical and expected performance, market expectations and industry trends when approving the range of performance.
►	All PSA awards include a minimum or maximum amount of after-tax catastrophe losses if actual catastrophe losses are less than or exceed those amounts, respectively, which serves to decrease volatility and stabilize the measure.
►	The committee requires positive net income in order for senior executives to earn PSAs based on Average Performance Net Income ROE above target. If Allstate has a cumulative net loss in a measurement period, the number of PSAs vested would not exceed target, regardless of the Average Performance Net Income ROE. This positive net income hurdle is included to prevent misalignment between Allstate reported net income and the PSAs vested based on the Average Performance Net Income ROE result. This situation could occur if, for example, catastrophe losses or capital losses that are not included in Performance Net Income ROE result in a net loss for the period. For a description of the calculation, see page 77.
►	At the end of each measurement period, the committee certifies the level of achievement on each performance measure.

2020 Proxy Statement       55

Executive Compensation > Compensation Discussion and Analysis

For the 2020-2022 award, the Average Performance Net Income ROE and Relative TSR measures are calculated, respectively, as follows:

Performance Net Income(1)	Catastrophe Losses	Adjusted Common Shareholders’ Equity(2)	Average Performance Net Income ROE
Average for three years in the performance cycle	Adjusted to reflect a minimum or maximum amount of catastrophe losses	Average of common shareholders’ equity excluding unrealized gains and losses, after tax, at December 2019, and at the end of each year in the performance cycle	70% of PSA Performance Measure

Final Average Adjusted Close Price(3)	Initial Average Adjusted Stock Price(4)	Total Shareholder Return (TSR)	TSR is ranked relative to 11 peer companies (including Allstate), S&P 500 Index, and S&P Financial Index 30% of PSA Performance Measure
Initial Average Adjusted Stock Price(4)
(1)	Performance Net Income for the 2020-2022 PSA award is defined on pages 75-77.
(2)	Adjusted Common Shareholders’ Equity for the 2020-2022 PSA award is defined on page 77.
(3)	Final Average Adjusted Close Price is the average Adjusted Close Price over the 20 trading days prior to and including the final day of the Performance Period.
(4)	Initial Average Adjusted Stock Price is the average Adjusted Stock Price over the 20 trading days prior to the first day of the Performance Period.

2020-2022 PERFORMANCE STOCK AWARD RANGE OF PERFORMANCE

	Performance Measures
	Threshold	Target	Maximum
Average Performance Net Income ROE (70%)(1)	7%	14%	17%
Relative Percentile Rank TSR (30%)(2)	<25th	55th	90th
Payout	0%	100%	200%
(1)	Subject to positive net income hurdle. For a description of how this measure is determined, see page 77.
(2)	The 25th percentile would result in a 50% payout. If greater than the 25th percentile, results would be interpolated.

Equity Ownership Requirements

Instituted in 1996, stock ownership requirements oblige each of the named executives to own Allstate common stock worth a multiple of base salary to link management and stockholders’ interests. The following chart shows the salary multiple requirement and the equity holdings that count toward the requirement.

The current stock ownership requirements apply to 105 of our senior executives and other officers as of December 31, 2019, and require these executives to hold 75% of net shares received as a result of equity compensation awards until their salary multiple requirements are met.

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STOCK OWNERSHIP AS MULTIPLE OF BASE SALARY AS OF DECEMBER 31, 2019

	Stock Ownership		Vested in the Money Option Value (after-tax)
Named Executive	Requirement	Actual
Mr. Wilson	6	58	61.6
Mr. Rizzo	3	2	2.5
Mr. Civgin	3	20	1.2
Mr. Shapiro	3	2	0.3
Mr. Shebik	3	17	12.5

58 times annual salary The value of shares of Allstate’s common stock held by Mr. Wilson as of December 31, 2019

What Counts Toward the Requirement	What Does Not Count Toward the Requirement
►Allstate shares owned personally and beneficially ►Shares held in the Allstate 401(k) Savings Plan ►Unvested restricted stock units	►Unexercised stock options ►Unvested performance stock awards

Policies on Hedging and Pledging Securities

We have a policy that prohibits all officers, directors, and employees from engaging in transactions in securities issued by Allstate or any of its subsidiaries that might be considered speculative and engaging in derivative or other transactions designed to hedge or offset any decrease in market value of the securities held by them, such as selling short or buying or selling options, puts or calls, and entering into prepaid variable forward contracts, equity swaps or collars. We also have a policy that prohibits senior executives and directors from pledging Allstate securities as collateral for a loan or holding such securities in a margin account, unless an exception is granted by the Chair or Lead Director (or by the Lead Director in the case of a request by the Chair).

Timing of Equity Awards and Grant Practices

Typically, the committee approves grants of equity awards during a meeting in the first fiscal quarter. The timing allows the committee to align awards with our annual performance and business goals.

Throughout the year, the committee may grant equity incentive awards to newly hired or promoted executives or to retain or recognize executives. The grant date for these awards was fixed as the third business day of a month following the later of committee action or the date of hire or promotion.

For additional information on the committee’s practices, see portions of the Board Oversight and Board Meetings and Committees sections of this proxy statement on pages 29 and 35, respectively.

Peer Benchmarking

The committee monitors performance toward goals throughout the year and reviews the executive compensation program design and executive pay levels annually. As part of that evaluation, CAP, the committee’s independent compensation consultant, provided executive compensation data, information on current market practices, and alternatives to consider when determining compensation for our named executives. The committee benchmarks executive compensation program design, executive pay, and performance against a group of peer companies that are publicly traded. Product mix, market segment, annual revenues, premiums, assets, and market value were considered when identifying peer companies. The committee believes Allstate competes against these companies for executive talent, business and stockholder investment. The committee reviews the composition of the peer group annually with the assistance of its compensation consultant.

The compensation consultant’s recommendation has been to use a peer group that reflects Allstate’s business and operations. Currently, eight out of ten of Allstate’s peer companies also include Allstate in their respective peer company lists. The following table reflects the peer group used for 2019 compensation benchmarking. No changes were made to the peer group for 2020.

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Executive Compensation  >  Compensation Discussion and Analysis

PEER COMPANIES(1)

					Total Shareholder Return (%)
Company Name	Revenue ($ in billions)	Market Cap ($ in billions)	Assets ($ in billions)	Premiums ($ in billions)	One Year	Three Years	Five Years
AFLAC Inc.	22.3	38.4	152.8	18.8	18.6	62.4	94.5
American International Group Inc.	49.7	44.7	525.1	33.6	33.6	-15.5	2.1
Chubb Limited	34.2	70.4	176.9	31.3	22.9	25.3	50.9
CNA Financial Corporation	10.8	12.2	60.6	7.4	9.5	33.2	69.4
The Hartford Financial Services Group Inc.	20.7	21.9	70.8	17.2	39.7	35.7	61.0
Manulife Financial Corporation	58.6	39.6	623.8	26.8	49.2	27.6	27.6
MetLife Inc.	69.6	46.7	740.5	47.8	28.8	17.7	25.2
The Progressive Corporation	39.0	42.3	54.9	36.2	25.1	121.0	207.1
Prudential Financial Inc.	64.8	37.4	896.6	40.2	20.1	0.3	23.2
The Travelers Companies Inc.	31.6	35.0	110.1	28.3	17.0	19.9	45.1
Allstate	44.7	35.8	120.0	38.6	38.8	60.4	75.8
Allstate Ranking Relative to Peers:
Property and Casualty Insurance Products	3 of 8	5 of 8	4 of 8	2 of 8	2 of 8	2 of 8	2 of 8
Life Insurance and Financial Products	5 of 7	6 of 7	6 of 7	3 of 7	3 of 7	2 of 7	2 of 7
All Peer Companies	5 of 11	8 of 11	7 of 11	3 of 11	3 of 11	3 of 11	3 of 11
(1)	Information as of year-end 2019.

The committee uses compensation surveys for certain executives that provide information on companies of similar size and business mix as Allstate, as well as companies with a broader market context.

The committee uses the 50th percentile of our peer group as a guideline in setting the target total direct compensation of our named executives. Within the guideline, the committee balances the various elements of compensation based on individual experience, job scope and responsibilities, performance, tenure, and market practices.

Other Elements of Compensation

To remain competitive with other employers and to attract, retain, and motivate highly talented executives and other employees, we offer the benefits listed in the following table.

Benefit or Perquisite	Named Executives	Other Officers and Certain Managers	All Full-time and Regular Part-time Employees
401(k)(1) and defined benefit pension	●	●	●
Supplemental retirement benefit	●	●
Health and welfare benefits(2)	●	●	●
Supplemental long-term disability	●	●
Deferred compensation	●	●
Tax preparation and financial planning services(3)	●	●
Personal use of aircraft, ground transportation, and mobile devices(4)	●	●
Tickets to Allstate events(5)	●	●	●
(1)	Allstate contributed $0.80 for every dollar of matchable pre-tax or Roth 401(k) deposits made in 2019 (up to 5% of eligible pay).
(2)	Including medical, dental, vision, life, accidental death and dismemberment, long-term disability, and group legal insurance. For named executives and other officers, Allstate offers an executive physical program.
(3)	All officers are eligible for tax preparation services. Financial planning services were provided only to senior executives.
(4)	The Board encourages the CEO to use our corporate aircraft when it improves his efficiency in managing the company, even if it is for personal purposes. Personal usage is counted as taxable compensation. In limited circumstances approved by the CEO, other senior executives are permitted to use our corporate aircraft for personal purposes. Ground transportation is available to senior executives. Mobile devices are available to senior executives, other officers, and certain managers and employees depending on their job responsibilities.
(5)	Tickets to Allstate-sponsored events or the Allstate Arena are offered as recognition for service.

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Retirement Benefits

Each named executive participates in two different defined benefit pension plans. The Allstate Retirement Plan (ARP) is a tax qualified defined benefit pension plan available to all of our regular full-time and part-time employees who meet certain age and service requirements. The ARP provides an assured retirement income based on an employee’s level of compensation and length of service at no cost to the employee. As the ARP is a tax qualified plan, federal tax law limits (1) the amount of an individual’s compensation that can be used to calculate plan benefits and (2) the total amount of benefits payable to a plan participant on an annual basis. For certain employees, these limits may result in a lower benefit under the ARP than would have been payable otherwise. Therefore, the Supplemental Retirement Income Plan (SRIP) is used to provide ARP-eligible employees whose compensation or benefit amount exceeds the federal limits with an additional defined benefit in an amount equal to what would have been payable under the ARP if the federal limits did not exist. Effective January 1, 2014, Allstate modified its defined benefit pension plans so that thereafter, all eligible employees earn pension benefits under a new cash balance formula.

Change in Control and Post-Termination Benefits

Consistent with our compensation objectives, we offer these benefits to attract, motivate, and retain executives. Change in control benefits and post-termination benefits are designed to maintain alignment between the interests of our executives and our stockholders in the event of a sale or merger of the company.

The following summarizes Allstate’s change-in-control benefits for the executive officers:

►	For the CEO, the amount of cash severance payable is three times the sum of base salary and target annual incentive. For the other executive officers, the amount of cash severance payable is two times the sum of base salary and target annual incentive.
►	The change in control severance plan (“CIC Plan”) does not include excise tax gross ups or a lump sum cash pension enhancement.
►	In order to receive the cash severance benefits under the CIC Plan, a participant must have been terminated (other than for cause, death, or disability) or the participant must have terminated employment for good reason (such as adverse changes in the terms or conditions of employment, including a material reduction in base compensation, a material change in authority, duties, or responsibilities, or a material change in job location) within two years following a change in control.
►	Long-term equity incentive awards vest on an accelerated basis due to a change in control only if the participant has been terminated (other than for cause, death, or disability) or the participant terminated employment for good reason (as defined above) within two years following a change in control.

The change in control and post-termination arrangements that are described in the Potential Payments as a Result of Termination or Change in Control section on pages 71-73 are not provided exclusively to the named executives. A larger group of management employees is eligible to receive many of the post-termination benefits described in that section.

Clawback of Compensation

Equity awards granted in 2019 and annual cash incentive awards for the 2019 performance year for executive officers whose fraud or intentional misconduct resulted in a restatement to correct a material error or inaccuracy are subject to clawback. A new clawback policy was approved by the committee that provides for the recovery of certain equity awards granted after February 18, 2020, and annual cash incentive awards paid after March 15, 2020, to executive officers and other executive vice presidents. If performance results are later subject to a downward adjustment as a result of a material financial restatement, irrespective of cause, then the paid awards are recalculated with revised results with the compensation overpayment subject to clawback. It also provides for recovery of equity and annual cash incentive awards in certain circumstances if an executive is terminated for improper conduct that leads to a material adverse impact on the reputation of, or a material adverse economic consequence for, the company.

Impact of Tax Considerations on Compensation

Internal Revenue Code Section 162(m) generally precludes Allstate from taking a tax deduction for compensation paid in excess of $1 million annually to certain current and former executive officers, including our CEO, CFO and the three other most highly compensated executives, unless the compensation is paid pursuant to certain “grandfathered” arrangements entered into prior to November 2, 2017. Prior to the passage of the Tax Cuts and Jobs Act of 2017 (the

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Executive Compensation  >  Compensation Discussion and Analysis

“Tax Legislation”), we were able to deduct more than $1 million in compensation if the compensation was performance-based, was paid under a plan that met certain performance-based requirements and otherwise met certain requirements under Internal Revenue Code Section 162(m).

In determining compensation for our executive officers, the committee considers the extent to which the compensation is deductible, including the effect of Internal Revenue Code Section 162(m). In prior years, the committee generally sought to structure our executive incentive compensation so that it qualified as performance-based compensation under Section 162(m) where doing so was consistent with Allstate’s compensation objectives, but it reserved the right to award nondeductible compensation and on occasion did so. The committee continues to evaluate the changes to Internal Revenue Code Section 162(m) and their significance to Allstate’s compensation programs, but in any event its primary focus in its compensation decisions will remain on most productively furthering Allstate’s business objectives and not on whether the compensation is deductible.

Earned Annual Cash Incentive Awards

In 2019, the total corporate pool was based on three measures: Total Premiums, Performance Net Income, and Net Investment Income. The 2019 annual incentive plan targets for each of the measures were above 2018 actual results. Total Premiums target was set above the prior year as it has been for at least the last decade. Performance Net Income target for 2019 was above 2018 reflecting top-line growth and margin maintenance. Net Investment Income target was set above 2018 driven by market-based income increases.

The 2020 annual incentive plan targets are not included since those targets do not relate to 2019 pay, and because target performance is set at the 2020 operating plan, which is proprietary information.

	2018			2019
Measure	Target	Actual	Payout %	Target	Actual	Payout %
Total Premiums ($ in millions)	36,100	37,451	200.0%	39,800	39,455	75.4%
Performance Net Income ($ in millions)	2,800	3,095	149.2%	3,150	3,571	164.8%
Net Investment Income ($ in millions)	3,100	3,240	162.2%	3,315	3,260	87.5%
Aggregate Payout Percentage for Named Executives	—	—	173.4%	—	—	117.5%

For a description of how the 2019 measures are determined, see pages 75-76. The ranges of performance and 2019 actual results are shown in the following table.

2019 ANNUAL CASH INCENTIVE AWARD RANGES OF PERFORMANCE

Measure	2018 Actual Results	Threshold		Target	Maximum	Actual Results	Increase/(Decrease) Versus 2018 Actual Results	% Target
Total Premiums ($ in millions)	37,451	39,100		39,800	40,200	39,455	2,004	75.4%
Performance Net Income ($ in millions)	3,095	2,350		3,150	3,800	3,571	476	164.8%
Net Investment Income ($ in millions)	3,240	3,095		3,315	3,535	3,260	20	87.5%
Payout Percentages
Named Executives(1)		50%	(2)	100%	200%			117.5%
(1)	Payout percentages reflect contribution to incentive compensation pool.
(2)	Actual performance below threshold results in a 0% payout.

Performance Stock Awards (“PSAs”)

For the last five PSA grants, the performance measures and levels of performance needed to earn the threshold, target and maximum number of PSAs, as well as actual results and payout percentages, are set forth in the table below. The total shareholder returns for Allstate and its peers are also shown for completed cycles.

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PERFORMANCE STOCK AWARDS RANGES OF PERFORMANCE

Performance Cycle(1)	Threshold	Target	Maximum	Actual Results	Payout Percentage	Total Shareholder Return
						Allstate	Peers
Vested Awards
2015-2017
- Performance Net Income ROE	6.0%	13.5%	14.5%	12.2%	82.7%	56.8%	40.0%
2016-2018					161.5%	40.7%	25.3%
- Performance Net Income ROE (70%)	6.0%	13.0%	14.0%	13.9%	190%
- Earned Book Value (30%)	6.0%	12.0%	15.0%	11.7%	95%
2017-2019					200%	60.4%	34.4%
- Performance Net Income ROE (70%)	6.0%	11.0%	13.0%	16.2%	200%
- Earned Book Value (30%)	6.0%	9.0%	11.0%	17.2%	200%

Performance Cycle(1)	Threshold	Target	Maximum	Actual Results	Payout Percentage
Outstanding Awards
2018-2020
- Performance Net Income ROE (70%)	7.0%	13.5%	15.0%	Two year results are above
- Earned Book Value (30%)	7.0%	12.5%	14.0%	target for both measures(2)
2019-2021
- Performance Net Income ROE (70%)	7.0%	14.0%	16.0%	One year results are above
- Earned Book Value (30%)	7.0%	12.0%	14.0%	target for both measures(2)
Payout Percentages	0%	100%	200%

	Subject to positive net income hurdle For Performance Net Income ROE
(1)	For the performance cycles prior to 2016, Average Performance Net Income ROE was the performance measure. In 2016, Earned Book Value was added as a second performance measure.
(2)	Payouts under the PSAs are based on performance over the three-year period, and actual results will not be known until the end of the performance period.

The following table shows the target number of PSAs granted to each of our named executives for the 2017-2019, 2018-2020, and 2019-2021 performance cycles.

PERFORMANCE CYCLE(1)

	Target Number of PSAs for
Named Executive	2017-2019 Performance Cycle	2018-2020 Performance Cycle	2019-2021 Performance Cycle
Mr. Wilson	68,922	62,635	65,380
Mr. Rizzo	2,929	13,578	13,628
Mr. Civgin	17,920	15,517	15,964
Mr. Shapiro	11,966	15,760	15,818
Mr. Shebik	25,463	19,235	19,306
(1)	The actual number of PSAs that will vest will vary from 0% to 200% of the target PSAs based on Average Performance Net Income ROE and Earned Book Value for the measurement period. The number of PSAs that vest will be determined in 2020, 2021, and 2022 respectively.

Compensation Committee Report

The committee has reviewed and discussed with management the Compensation Discussion and Analysis contained on pages 42-61 of this proxy statement. Based on such review and discussions, the committee recommended to the Board that the Compensation Discussion and Analysis be included in this proxy statement.

The Compensation and Succession Committee

MICHAEL L. ESKEW (CHAIR)	MARGARET M. KEANE	ANDREA REDMOND	PERRY M. TRAQUINA

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Executive Compensation  >  Summary Compensation Table

Summary Compensation Table

The following table summarizes the compensation of the named executives for the last three fiscal years. However, for Messrs. Rizzo and Shapiro, only the last two fiscal years are shown since this is their second year as a named executive. The titles and responsibilities for certain of the officers listed below changed in 2020. See Appendix C for a complete list of current titles.

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)(1)	Option Awards ($)(2)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Non-qualified Deferred Compensation Earnings ($)(3)	All Other Compensation ($)(4)	Total ($)	Total Without Change in Pension Value ($)(5)
Thomas J. Wilson Chair, President, and Chief Executive Officer	2019	1,340,385	—	6,045,035	4,030,005	4,730,100	3,354,557	115,614	19,615,696	16,261,139
	2018	1,290,385	—	5,812,528	3,874,998	6,719,194	873,170	116,971	18,687,246	17,814,076
	2017	1,241,346	—	5,400,039	3,599,997	6,759,264	1,688,142	68,541	18,757,329	17,069,187
Mario Rizzo Executive Vice President and Chief Financial Officer	2019	716,154	—	1,260,045	840,002	1,053,000	531,414	25,530	4,426,145	3,894,731
	2018	690,577	—	1,260,038	840,004	1,510,788	—	25,391	4,326,798	4,326,798
Don Civgin President, Service Businesses	2019	836,154	—	1,476,031	983,993	1,400,000	111,961	33,101	4,841,240	4,729,279
	2018	816,154	—	1,439,978	960,000	1,900,000	80,984	37,580	5,234,696	5,153,712
	2017	796,538	—	1,404,032	935,996	1,806,645	83,779	27,730	5,054,720	4,970,941
Glenn T. Shapiro President, Allstate Personal Lines	2019	774,231	—	1,462,532	974,999	1,366,000	77,506	35,281	4,690,549	4,613,043
	2018	743,942	—	1,462,528	974,995	2,050,000	46,564	38,270	5,316,299	5,269,735
Steven E. Shebik Vice Chair	2019	866,154	—	1,785,033	1,190,001	2,037,000	1,063,345	37,415	6,978,948	5,915,603
	2018	848,654	—	1,785,008	1,190,005	2,945,289	351,319	37,560	7,157,835	6,806,516
	2017	795,673	—	1,995,026	1,329,994	2,600,000	512,201	38,398	7,271,292	6,759,091
(1)	The aggregate grant date fair value of PSAs granted in 2019, 2018, and 2017, is computed in accordance with Financial Accounting Standards Board (FASB) Accounting Standards Codification Topic 718 (ASC 718). The fair value of PSAs is based on the final closing price of Allstate’s common stock on the grant date, which in part reflects the payment of expected future dividends. (See note 18 to our audited financial statements for 2019.) This amount reflects an accounting expense and does not correspond to actual value that will be realized by the named executives. The value of PSAs assumes target-level performance, which is the probable achievement level of the performance conditions. The number of PSAs granted in 2019 to each named executive is provided in the Grants of Plan-Based Awards table on page 64. The value of the PSAs granted in 2019 at grant date fair value share price if maximum corporate performance were to be achieved is as follows: Mr. Wilson $12,090,070, Mr. Rizzo $2,520,090, Mr. Civgin $2,952,062, Mr. Shapiro $2,925,064, and Mr. Shebik $3,570,066.
(2)	The aggregate grant date fair value of option awards is computed in accordance with FASB ASC 718. The fair value of each option award is estimated on the grant date using a binomial lattice model and the assumptions (see note 18 to our audited financial statements for 2019) as set forth in the following table:
	2019	2018	2017
Weighted average expected term	5.8 years	5.7 years	6.1 years
Expected volatility	15.6 - 28.9%	15.6-30.7%	15.7-32.7%
Weighted average volatility	18.4%	19.8%	21.0%
Expected dividends	1.9 - 2.2%	1.5-2.2%	1.4-1.9%
Weighted average expected dividends	2.2%	2.0%	1.9%
Risk-free rate	1.3 - 2.7%	1.3-3.2%	0.5-2.5%
This amount reflects an accounting expense and does not correspond to actual value that will be realized by the named executives. The number of options granted in 2019 to each named executive is provided in the Grants of Plan-Based Awards table on page 64.
(3)	Amounts reflect the aggregate increase in actuarial value of the pension benefits as set forth in the Pension Benefits table, accrued during 2019, 2018, and 2017. These are benefits under the Allstate Retirement Plan (ARP) and the Supplemental Retirement Income Plan (SRIP). Non-qualified deferred compensation earnings are not reflected since our Deferred Compensation Plan does not provide above-market earnings. The pension plan measurement date is December 31. (See note 17 to our audited financial statements for 2019.)

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Summary Compensation Table  <  Executive Compensation

The following table reflects the respective change in the actuarial value of the benefits provided to the named executives in 2019:

Name	ARP ($)	SRIP ($)
Mr. Wilson	230,185	3,124,372
Mr. Rizzo	293,521	237,893
Mr. Civgin	11,766	100,195
Mr. Shapiro	7,676	69,830
Mr. Shebik	257,725	805,620
Interest rates and other assumptions can have a significant impact on the change in pension value from one year to another. Effective January 1, 2014, Allstate modified its pension plans so that all eligible employees earn future pension benefits under a new cash balance formula. Had these pension benefit changes not been made, the change in actuarial value of benefits provided for each named executive in 2019 would have been as indicated in the following table under the prior formula:
Name	ARP ($)	SRIP ($)
Mr. Wilson	391,648	8,195,450
Mr. Rizzo	371,831	2,363,968
Mr. Civgin	11,643	99,401
Mr. Shapiro	6,955	63,402
Mr. Shebik	327,557	4,033,369

(4)	The following table describes the incremental cost of other benefits provided in 2019 that are included in the “All Other Compensation” column.
Name	Personal Use of Aircraft(1) ($)	401(k) Match(2) ($)	Other(3) ($)	Total All Other Compensation ($)
Mr. Wilson	71,704	11,200	32,710	115,614
Mr. Rizzo	0	11,200	14,330	25,530
Mr. Civgin	0	11,200	21,901	33,101
Mr. Shapiro	0	11,200	24,081	35,281
Mr. Shebik	0	11,200	26,215	37,415
(1)	The amount reported for personal use of aircraft is based on the incremental cost method, which is calculated based on Allstate’s average variable costs per flight hour. Variable costs include fuel, maintenance, on-board catering, landing/ramp fees, and other miscellaneous variable costs. The total annual variable costs are divided by the annual number of flight hours flown by the aircraft to derive an average variable cost per flight hour. This average variable cost per flight hour is then multiplied by the flight hours flown for personal use to derive the incremental cost. This method of calculating the incremental cost excludes fixed costs that do not change based on usage, such as pilots’ and other employees’ salaries, costs incurred in purchasing the aircraft, and non-trip-related hangar expenses.
(2)	Each of the named executives participated in our 401(k) plan during 2019. The amount shown is the amount allocated to their accounts as employer matching contributions.
(3)	“Other” consists of personal benefits and perquisites related to mobile devices, tax preparation services, financial planning, ground transportation, executive physical related items and supplemental long-term disability coverage. There was no incremental cost for the use of mobile devices. We provide supplemental long-term disability coverage to all regular full- and part-time employees who participate in the long-term disability plan and whose annual earnings exceed the level that produces the maximum monthly benefit provided by the long-term disability plan. This coverage is self-insured (funded and paid for by Allstate when obligations are incurred). No obligations for the named executives were incurred in 2019, and therefore, no incremental cost is reflected in the table.
(5)	We have included an additional column to show total compensation minus the change in pension value. The amounts reported in this column may differ substantially from, and are not a substitute for, the amounts reported in the “Total” column required under SEC rules. The change in pension value is subject to several external variables, including interest rates, that are not related to company or individual performance and may differ significantly based on the formula under which the benefits were earned.

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Executive Compensation  >  Grants of Plan-Based Awards at Fiscal Year-end 2019

Grants of Plan-Based Awards at Fiscal Year-end 2019

The following table provides information about awards granted to our named executives during fiscal year 2019.

			Estimated Possible Payouts Under Non-Equity Incentive Plan Awards(2)			Estimated Future Payouts Under Equity Incentive Plan Awards(3)			All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Sh)(4)	Grant Date Fair Value ($)(5)
Name	Grant Date	Plan Awards(1)	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)			Stock Awards	Option Awards
Mr. Wilson	—	Annual cash incentive	2,012,466	4,024,932	16,099,728
	02/08/2019	PSAs				0	65,380	130,760			6,045,035
	02/08/2019	Stock options							269,746	92.46		4,030,005
Mr. Rizzo	—	Annual cash incentive	447,911	895,822	3,583,288
	02/08/2019	PSAs				0	13,628	27,256			1,260,045
	02/08/2019	Stock options							56,225	92.46		840,002
Mr. Civgin		Annual cash incentive	522,911	1,045,822	4,183,288
	02/08/2019	PSAs				0	15,964	31,928			1,476,031
	02/08/2019	Stock options							65,863	92.46		983,993
Mr. Shapiro	—	Annual cash incentive	581,240	1,162,480	4,649,918
	02/08/2019	PSAs				0	15,818	31,636			1,462,532
	02/08/2019	Stock options							65,261	92.46		974,999
Mr. Shebik	—	Annual cash incentive	866,658	1,733,315	6,933,261
	02/08/2019	PSAs				0	19,306	38,612			1,785,033
	02/08/2019	Stock options							79,652	92.46		1,190,001
(1)	Awards under the Annual Executive Incentive Plan and the 2019 Equity Incentive Plan. An explanation of the amount of salary and bonus in proportion to total compensation can be found under the Compensation Elements and Compensation Decisions for 2019 captions on pages 48-52.
(2)	The amounts in these columns consist of the threshold, target, and maximum annual cash incentive awards for the named executives. The threshold amount for each named executive is 50% of target, as the minimum amount payable (subject to individual performance) if threshold performance is achieved. If the threshold is not achieved, the payment to the named executives would be zero. The target amount is based upon achievement of the performance measures listed under the Earned Annual Cash Incentive Awards caption on page 60. The maximum amount is equal to 200% of target plus an additional individual performance factor of 200% of plan funding to recognize extraordinary performance. In 2019, one named executive received positive discretion for a cash incentive award greater than the pool payout percentage as calculated at 117.5%. For a description of the ranges of performance established by the committee for the 2019 annual incentive, see page 60.
(3)	The amounts shown in these columns reflect the threshold, target, and maximum PSAs for the named executives. The threshold amount for each named executive is 0% payout. The target and maximum amounts are based upon achievement of the performance measures listed under the Performance Stock Awards caption on pages 60-61.
(4)	The exercise price of each option is equal to the closing sale price on the NYSE on the grant date or, if there was no such sale on the grant date, then on the last previous day on which there was a sale.
(5)	The aggregate grant date fair value of the PSAs was $92.46 and for stock option awards was $14.94, computed in accordance with FASB ASC 718 based on the probable satisfaction of the performance conditions. The assumptions used in the valuation are discussed in footnotes 1 and 2 to the Summary Compensation Table on page 62.

64       www.allstateproxy.com

Grants of Plan-Based Awards at Fiscal Year-end 2019  <  Executive Compensation

Performance Stock Awards (“PSAs”)

PSAs represent our promise to transfer shares of common stock in the future if certain performance measures are met. For the awards granted in 2019, the actual number of PSAs that vest will vary from 0% to 200% of target PSAs based on Average Performance Net Income ROE (70%) and Earned Book Value (30%) results for a three-year measurement period. For a definition of how those measures are calculated, see page 77. Vested PSAs will be converted into shares of Allstate common stock and dividend equivalents accrued on these shares will be paid in cash. No dividend equivalents will be paid prior to vesting. PSAs will vest following the end of the three-year performance cycle if the performance conditions are met, subject to continued employment (other than in the event of death, disability, retirement, or a qualifying termination following a change in control).

Stock Options

Stock options represent an opportunity to buy shares of Allstate common stock at a fixed exercise price at a future date. Stock options align the interests of executives with long-term stockholder value since the stock price must appreciate from the grant date for the executives to earn compensation.

Under our stockholder-approved equity incentive plan, the exercise price cannot be less than the closing price of a share on the grant date. Stock option repricing is not permitted.

All stock option awards have been made in the form of non-qualified stock options. The options granted to the named executives become exercisable over three years. One-third of the stock options become exercisable on the anniversary of the grant date for each of the three years subject to continued employment through each anniversary date, except in the event of retirement, change in control, death or disability. All of the options expire ten years from the grant date, unless an earlier date has been approved by the committee in connection with certain change-in-control situations or other special circumstances such as termination, death, or disability.

2020 Proxy Statement       65

Executive Compensation  >  Outstanding Equity Awards at Fiscal Year-end 2019

Outstanding Equity Awards at Fiscal Year-end 2019

The following table summarizes the outstanding equity awards of the named executives as of December 31, 2019.

	Option Awards(1)					Stock Awards
Name	Option Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable(2)	Number of Securities Underlying Unexercised Options (#) Unexercisable(2)	Option Exercise Price ($)	Option Expiration Date	Stock Award Grant Date	Number of Shares or Units of Stock That Have Not Vested (#)(3)	Market Value of Shares or Units of Stock That Have Not Vested ($)(4)	Equity Incentive Plan Awards: Number of Unearned Shares, Units, or Other Rights that Have Not Vested (#)(5)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units, or Other Rights that Have Not Vested ($)(4)
Mr. Wilson	02/22/2011	447,808	0	31.74	02/22/2021
	02/21/2012	444,060	0	31.56	02/21/2022
	02/12/2013	363,409	0	45.61	02/12/2023
	02/18/2014	309,237	0	52.18	02/18/2024
	02/18/2015	294,494	0	70.71	02/18/2025
	02/11/2016	295,324	0	62.32	02/11/2026
	02/09/2017	165,631	82,816	78.35	02/09/2027
						02/09/2017	137,844	15,500,558
	02/22/2018	75,802	151,604	92.80	02/22/2028
						02/22/2018			125,270	14,086,612
	02/08/2019	0	269,746	92.46	02/08/2029
						02/08/2019			130,760	14,703,962
Mr. Rizzo	02/22/2011	10,804	0	31.74	02/22/2021
	02/21/2012	12,763	0	31.56	02/21/2022
	02/18/2015	5,202	0	70.71	02/18/2025
	02/11/2016	9,887	0	62.32	02/11/2026
	02/09/2017	7,039	3,520	78.35	02/09/2027
						02/09/2017	5,858	658,732
	02/22/2018	16,432	32,864	92.80	02/22/2028
						02/22/2018			27,156	3,053.692
	02/08/2019	0	56,225	92.46	02/08/2029
						02/08/2019			27,256	3,064,937
Mr. Civgin	02/09/2017	43,064	21,532	78.35	02/09/2027
						02/09/2017	35,840	4,030,208
	02/22/2018	18,779	37,559	92.80	02/22/2028
						02/22/2018			31,034	3,489,773
	02/08/2019	0	65,863	92.46	02/08/2029
						02/08/2019			31,928	3,590,304
Mr. Shapiro	02/09/2017	0	14,378	78.35	02/09/2027
						02/09/2017	23,932	2,691,153
	02/22/2018	19,072	38,146	92.80	02/22/2028
						02/22/2018			31,520	3,544,424
	02/08/2019	0	65,261	92.46	02/08/2029
						02/08/2019			31,636	3,557,468
Mr. Shebik	02/12/2013	75,188	0	45.61	02/12/2023
	02/18/2014	72,289	0	52.18	02/18/2024
	02/18/2015	72,023	0	70.71	02/18/2025
	02/11/2016	90,238	0	62.32	02/11/2026
	02/09/2017	61,191	30,596	78.35	02/09/2027
						02/09/2017	50,926	5,726,629
	02/22/2018	23,278	46,558	92.80	02/22/2028
						02/22/2018			38,470	4,325,952
	02/08/2019	0	79,652	92.46	02/08/2029
						02/08/2019			38,612	4,341,919
(1)

The options vest over three years: one-third will become exercisable on the anniversary of the grant date for each of the three years. The exercise price of each option is equal to the closing price of Allstate’s common stock on the grant date.

(2)	The aggregate value and aggregate number of exercisable and unexercisable in-the-money options as of December 31, 2019, for each of the named executives are as follows:

66       www.allstateproxy.com

Option Exercises and Stock Vested During 2019  <  Executive Compensation

	Exercisable		Unexercisable
Name	Aggregate Number (#)	Aggregate Value ($)	Aggregate Number (#)	Aggregate Value ($)
Mr. Wilson	2,395,765	149,224,867	504,166	11,195,267
Mr. Rizzo	62,127	3,180,075	92,609	1,889,747
Mr. Civgin	61,843	1,837,490	124,954	2,788,877
Mr. Shapiro	19,072	374,765	117,785	2,544,426
Mr. Shebik	394,207	19,456,321	156,806	3,550,432
(3)	The PSAs vested in one installment on the day before the third anniversary of the grant date, February 8, 2020.
(4)	Amount is based on the closing price of our common stock of $112.45 on December 31, 2019.
(5)

The PSAs vest in one installment on the day before the third anniversary of the grant date. The number of shares that ultimately vest may range from 0 to 200% of the target depending on actual performance during the three-year performance period. For a description of the PSA program and the performance measures used, see pages 55-56 and 60-61. The number of PSAs reflected in this column for the 2018 and 2019 awards is the number of shares that would vest if the maximum level of performance is achieved. Final payouts under the PSAs will not be known until the respective performance period is completed.

Option Exercises and Stock Vested During 2019

The following table summarizes the options exercised by the named executives during 2019 and the PSAs or restricted stock units that vested during 2019.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(1)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Mr. Wilson	0	0	139,940	12,938,852
Mr. Rizzo	0	0	4,685	433,175
Mr. Civgin	261,396	11,571,090	37,318	3,450,422
Mr. Shapiro	26,647	781,333	9,176	881,538
Mr. Shebik	61,460	4,447,684	42,759	3,953,497
(1)	The dollar amount realized upon exercise of the option is determined based on the difference between the market price of the underlying securities at exercise and the exercise price of the options.

2020 Proxy Statement       67

Executive Compensation  >  Retirement Benefits

Retirement Benefits

The following table provides information about the pension plans in which the named executives participate. Each of the named executives participates in the Allstate Retirement Plan (ARP) and the Supplemental Retirement Income Plan (SRIP).

PENSION BENEFITS

Name	Plan Name	Number of Years Credited Service (#)	Present Value of Accumulated Benefit(1)(2) ($)	Payments During Last Fiscal Year ($)
Mr. Wilson	ARP	26.8	1,411,440	0
	SRIP	26.8	20,000,199	0
Mr. Rizzo	ARP	30.9	1,272,535	0
	SRIP	30.9	851,524	0
Mr. Civgin	ARP	11.3	98,002	0
	SRIP	11.3	624,700	0
Mr. Shapiro	ARP	3.8	23,387	0
	SRIP	3.8	139,168	0
Mr. Shebik	ARP	31.2	1,695,144	0
	SRIP	31.2	5,174,518	0
(1)

These amounts are estimates and do not necessarily reflect the actual amounts that will be paid to the named executives, which will be known only at the time they become eligible for payment. The present value of the accumulated benefit was determined using the same measurement date (December 31, 2019) and material assumptions that we use for year-end financial reporting purposes, except that we made no assumptions for early termination, disability, or pre-retirement mortality. Other assumptions include the following:

►	Retirement at the normal retirement age as defined in the plans (age 65).
►	Discount rate of 3.33%.
Other assumptions for the final average pay formula include the following:
►	ARP benefits are assumed to be paid 80% as a lump sum, 10% as a life annuity, and 10% as a joint and survivor annuity.
►	ARP and SRIP benefits are converted to a lump sum. For participants assumed to commence their benefits in 2020, the assumed lump-sum conversion interest rates are based on 100% of the average corporate bond segmented yield curve from August 2019. Specifically, the rates are 2.09% for the first 5 years, 3.00% for the next 15 years, and 3.61% thereafter. For participants assumed to commence their benefits after 2020, the assumed lump sum conversion interest rate is assumed to be equal to the discount rate of 3.33%.
►	Lump-sum calculations were performed using the Internal Revenue Code Section 417(e)(3) mortality table with a static projection to each future year using the MP-2019 projection table.
►	Annuity calculations were performed using the Pri-2012 white-collar mortality table for healthy retirees projected generationally from 2012 with the MP-2019 projection scale.
Other assumptions for the cash balance formula include the following:
►	ARP benefits are assumed to be paid as a lump sum.
►	SRIP benefits are paid as a lump sum.
►	Accounts were projected to retirement using the actual interest rate for ARP and SRIP for 2020, specifically the average 30-year Treasury rate from August 2019 of 2.12%. After 2020, accounts are projected using the spot 30-year Treasury rate as of December 31, 2019 of 2.39%.
See note 17 to our audited financial statements for 2019 for additional information.
(2)

The following table shows the lump-sum present value of the non-qualified pension benefits for each named executive earned through December 31, 2019, if the named executive’s employment terminated on that date.

Name	Plan Name	Lump Sum Amount ($)
Mr. Wilson	SRIP	20,177,274
Mr. Rizzo	SRIP	790,685
Mr. Civgin	SRIP	664,179
Mr. Shapiro	SRIP	154,410
Mr. Shebik	SRIP	5,288,921

The amount shown is based on the lump-sum methodology used by ARP and SRIP in 2020. The lump-sum conversion interest rates are based on 100% of the average corporate bond segmented yield curve from August 2019. Specifically, the rates are 2.09% for the first 5 years, 3.00% for the next 15 years, and 3.61% thereafter. The mortality table used for 2020 is the 2020 combined static Pension Protection Act funding mortality table with a blend of 50% males and 50% females.

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Retirement Benefits  <  Executive Compensation

Allstate Retirement Plan (ARP)

Contributions to the ARP are made entirely by Allstate and are paid into a trust fund from which benefits are paid. Before January 1, 2014, ARP participants earned benefits under one of two formulas (final average pay or cash balance) based on their date of hire or their choice at the time Allstate introduced the cash balance formula. In order to better align our pension benefits with market practices, provide future pension benefits more equitably to Allstate employees, and reduce costs, final average pay benefits were frozen as of December 31, 2013. As of January 1, 2014, all eligible participants earn benefits under a cash balance formula only.

Final Average Pay Formula — Frozen as of 12/31/13

Benefits under the final average pay formula were earned and are stated in the form of a straight life annuity payable at the normal retirement age of 65. Messrs. Rizzo, Shebik and Wilson have earned final average pay benefits equal to the sum of a Base Benefit and an Additional Benefit. The Base Benefit equals 1.55% of the participant’s average annual compensation, multiplied by credited service after 1988 through 2013. The Additional Benefit equals 0.65% of the amount of the participant’s average annual compensation that exceeds the participant’s covered compensation, multiplied by credited service after 1988 through 2013. Covered compensation is the average of the maximum annual salary taxable for Social Security over the 35-year period ending the year the participant would reach Social Security retirement age. Messrs. Rizzo, Shebik and Wilson are eligible for a reduced early retirement benefit that would reduce their Base Benefit by 4.8% for each year of early payment before age 65 and their Additional Benefit by 8% for each year of early payment from age 62 to age 65 and 4% for each year of early payment from age 55 to age 62, prorated on a monthly basis based on age at the date payments begin.

Cash Balance Formula — For All Participants Beginning 1/1/14

All named executives earned benefits under the cash balance formula in 2019. Under this formula, participants receive pay credits while employed at Allstate, based on a percentage of eligible annual compensation and years of service, plus interest credits. Pay credits are allocated to a hypothetical account in an amount equal to 3% to 5% of eligible annual compensation, depending on years of vesting service. Interest credits are allocated to the hypothetical account based on the interest crediting rate in effect for that plan year as published by the Internal Revenue Service. The interest crediting rate is set annually and is currently based on the average yield for 30-year U.S. Treasury securities for August of the prior year.

Supplemental Retirement Income Plan (SRIP)

SRIP benefits are generally determined using a two-step process: (1) determine the amount that would be payable under the ARP formula(s) specified above if Internal Revenue Code limits did not apply, then (2) reduce the amount described in (1) by the amount actually payable under the applicable ARP formula(s). The normal retirement date under the SRIP is age 65. If eligible for early retirement under the ARP, the employee also is eligible for early retirement under the SRIP. SRIP benefits are not funded and are paid out of Allstate’s general assets.

Credited Service

No additional service credit beyond service with Allstate or its predecessors is granted under the ARP or the SRIP to any of the named executives. Messrs. Shebik and Wilson have combined service with Allstate and its former parent company, Sears, Roebuck and Co., of 31.2 and 26.8 years, respectively. As a result, a portion of their retirement benefits will be paid from the Sears pension plan. Consistent with the pension benefits of other employees with Sears service who were employed by Allstate at the time of the spin-off from Sears in 1995, Messrs. Shebik’s and Wilson’s final average pay pension benefits under the ARP and the SRIP are calculated as if each had worked his combined Sears-Allstate career with Allstate through December 31, 2013, and then are reduced by amounts earned under the Sears pension plan.

2020 Proxy Statement       69

Executive Compensation > Non-Qualified Deferred Compensation at Fiscal Year-End 2019

Eligible Compensation

Under both the ARP and SRIP, eligible compensation consists of salary, annual cash incentive awards, and certain other forms of compensation, but does not include long-term cash incentive awards or income related to equity awards. Compensation used to determine benefits under the ARP is limited in accordance with the Internal Revenue Code. For final average pay benefits, average annual compensation is the average compensation of the five highest consecutive calendar years within the last ten consecutive calendar years through 2013.

Payment Options

Payment options under the ARP include a lump sum, straight life annuity, and various survivor annuity options. The lump sum under the final average pay benefit is calculated in accordance with the applicable interest rate and mortality assumptions as required under the Internal Revenue Code. The lump-sum payment under the cash balance benefit is generally equal to a participant’s account balance. Payments from the SRIP are paid in the form of a lump sum using the same interest rate and mortality assumptions used under the ARP.

Timing of Payments

Eligible employees are vested in the normal ARP and SRIP retirement benefits on the earlier of the completion of three years of service or upon reaching age 65.

Final average pay benefits are payable at age 65. A participant with final average pay benefits may be entitled to a reduced early retirement benefit on or after age 55 if he or she terminates employment after completing 20 or more years of vesting service.

A participant earning cash balance benefits who terminates employment with at least three years of vesting service is entitled to a lump sum benefit equal to his or her cash balance account balance.

The following SRIP payment dates assume a retirement or termination date of December 31, 2019:

►	Messrs. Shebik’s and Wilson’s SRIP benefits earned prior to 2005 would become payable as early as January 1, 2020. Benefits earned after 2004 would be paid on July 1, 2020, or following death.
►	Messrs. Rizzo’s and Shapiro’s SRIP benefits would be paid on January 1, 2022, or following death.
►	Mr. Civgin’s SRIP benefits would be paid on July 1, 2020, or following death.

Non-Qualified Deferred Compensation at Fiscal Year-End 2019

The following table summarizes the non-qualified deferred compensation contributions, earnings, and account balances of our named executives in 2019. All amounts relate to The Allstate Corporation Deferred Compensation Plan.

Name	Executive Contributions in Last FY ($)	Registrant Contributions in Last FY ($)	Aggregate Earnings in Last FY ($)(1)	Aggregate Withdrawals/ Distributions in Last FY ($)	Aggregate Balance at Last FYE ($)(2)
Mr. Wilson	0	0	269,254	0	1,230,045
Mr. Rizzo	464,928	0	67,465	0	774,528
Mr. Civgin	0	0	0	0	0
Mr. Shapiro	504,000	0	41,553	0	1,917,261
Mr. Shebik	0	0	42,701	0	208,622
(1)	Aggregate earnings were not included in the named executive’s compensation in the last completed fiscal year in the Summary Compensation Table.
(2)	There are no amounts reported in the Aggregate Balance at Last FYE column that previously were reported as compensation in the Summary Compensation Table.

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Potential Payments as a Result of Termination or Change in Control (“CIC”) < Executive Compensation

In order to remain competitive with other employers, we allow the named executives and other employees whose annual compensation exceeds the amount specified in the Internal Revenue Code ($280,000 in 2019), to defer under the Deferred Compensation Plan up to 80% of their salary and/or up to 100% of their annual cash incentive award that exceeds the Internal Revenue Code limit. Allstate does not match participant deferrals and does not guarantee a stated rate of return.

Deferrals under the Deferred Compensation Plan are credited with earnings or debited for losses based on the results of the notional investment option or options selected by the participants. The notional investment options available in 2019 under the Deferred Compensation Plan are: stable value, S&P 500, international equity, Russell 2000, mid-cap, and bond funds. Under the Deferred Compensation Plan, deferrals are not actually invested in these funds, but instead are credited with earnings or debited for losses based on the funds’ investment returns. Because the rate of return is based on actual investment measures in our 401(k) plan, no above-market earnings are credited, recorded, or paid. Our Deferred Compensation Plan and 401(k) plan allow participants to change their investment elections daily, subject to certain trading restrictions.

The Deferred Compensation Plan is unfunded. This means that Allstate does not set aside funds for the plan in a trust or otherwise. Participants have only the rights of general unsecured creditors and may lose their balances in the event of the company’s bankruptcy. Account balances are 100% vested at all times.

An irrevocable distribution election is required before making any deferrals into the Deferred Compensation Plan. Generally, a named executive may elect to begin receiving a distribution of his or her account balance immediately upon separation from service or in one of the first through fifth years after separation from service or, for amounts deferred on or after January 1, 2019, in the fifth year after separation from service. The earliest distribution date for deferrals made on or after January 1, 2005, and earnings and losses on these amounts, is six months following separation from service. The named executive may elect to receive payment in a lump sum or in annual cash installment payments over a period of two to ten years, or, for amounts deferred on or after January 1, 2019, over a period of up to five years. In addition, a named executive may elect an in-service withdrawal of his or her entire balance earned and vested prior to January 1, 2005, and earnings and losses on these amounts, subject to forfeiture of 10% of such balance. A named executive may also elect an in-service withdrawal of all or a portion of the deferrals he or she made on or after January 1, 2019, together with earnings and losses on those amounts. Upon proof of an unforeseen emergency, a plan participant may be allowed to access certain funds in a deferred compensation account earlier than the dates specified above.

Potential Payments as a Result of Termination or Change in Control (“CIC”)

The following table lists the compensation and benefits that Allstate would generally provide to the named executives in various scenarios involving a termination of employment, other than compensation and benefits generally available to salaried employees. The table describes equity granting practices for the 2019 equity incentive awards. Relevant prior practices are described in the footnotes.

Termination Scenarios
Compensation Elements	Termination(1)	Retirement	Termination due to Change in Control(2)	Death	Disability
Base Salary	Ceases immediately	Ceases immediately	Ceases immediately	Ceases immediately	Ceases immediately
Severance Pay	None	None	Lump sum equal to two times salary and annual incentive at target, except for CEO, who receives three times salary and annual incentive at target(3)	None	None
Annual Incentive(4)	Forfeited	Prorated for the year and subject to discretionary adjustments(5)	Prorated at target (reduced by any amounts actually paid)	Prorated for the year and subject to discretionary adjustments	Prorated for the year and subject to discretionary adjustments

2020 Proxy Statement     71

Executive Compensation > Potential Payments as a Result of Termination or Change in Control (“CIC”)

Termination Scenarios
Compensation Elements	Termination(1)	Retirement	Termination due to Change in Control(2)	Death	Disability
Stock Options(4)(6)	Unvested are forfeited, vested expire at the earlier of three months or normal expiration	Awards granted more than 12 months before, and pro rata portion of award granted within 12 months of retirement, continue to vest. All expire at earlier of five years or normal expiration(7)	Awards vest upon qualifying termination after a CIC	Awards vest immediately and expire at earlier of two years or normal expiration	Awards vest immediately and expire at earlier of two years or normal expiration
Restricted Stock Units (no NEO has Restricted Stock Units)(4)(6)	Forfeited	Awards granted more than 12 months before, and pro rata portion of awards granted within 12 months of retirement, continue to vest(7)	Awards vest upon qualifying termination after a CIC	Awards vest and are payable immediately	Awards vest and are payable immediately
Performance Stock Awards(4)(6)	Forfeited	Awards granted more than 12 months before, and pro rata portion of awards granted within 12 months of retirement, continue to vest and are paid out based on actual performance(7)	Awards vest based on performance upon a qualifying termination after a CIC(8)	Awards vest and are payable immediately(9)	Awards vest and are payable immediately(9)
Non-Qualified Pension Benefits(10)	Distributions commence per plan	Distributions commence per plan	Immediately payable upon a CIC	Distributions commence per plan	Participant may request payment if age 50 or older
Deferred Compensation(11)	Distributions commence per participant election	Distributions commence per participant election	Immediately payable upon a CIC	Payable within 90 days	Distributions commence per participant election
Health, Welfare and Other Benefits	None	None	Outplacement services provided; lump sum payment equal to additional cost of welfare benefits continuation coverage for 18 months(12)	None	Supplemental Long Term Disability benefits if enrolled in basic long-term disability plan
(1)	Includes both voluntary and involuntary termination other than due to retirement, change in control, death or disability. Examples of involuntary termination independent of a change in control include performance-related terminations; terminations for employee dishonesty and violation of Allstate rules, regulations, or policies; and terminations resulting from lack of work, rearrangement of work, or reduction in force.
(2)	In general, a change in control is one or more of the following events: (1) any person acquires 30% or more of the combined voting power of Allstate common stock within a 12-month period; (2) any person acquires more than 50% of the combined voting power of Allstate common stock; (3) certain changes are made to the composition of the Board; or (4) the consummation of a merger, reorganization, or similar transaction. These triggers were selected because any of these could cause a substantial change in management in a widely held company the size of Allstate. Effective upon a change in control, the named executives become subject to covenants prohibiting solicitation of employees, customers, and suppliers until one year after termination of employment. If a named executive incurs legal fees or other expenses in an effort to enforce the change-in-control plan, Allstate will reimburse the named executive for these expenses unless it is established by a court that the named executive had no reasonable basis for the claim or acted in bad faith.

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Potential Payments as a Result of Termination or Change in Control (“CIC”) < Executive Compensation

(3)	Under the change-in-control plan, severance benefits would be payable if a named executive’s employment is terminated either by Allstate without cause or by the executive for good reason as defined in the plan during the two years following the change in control. Cause means the named executive has been convicted of a felony or other crime involving fraud or dishonesty, has willfully or intentionally breached the restrictive covenants in the change-in-control plan, has habitually neglected his or her duties, or has engaged in willful or reckless material misconduct in the performance of his or her duties. Good reason includes a material diminution in a named executive’s base compensation, authority, duties, or responsibilities, or a material change in the geographic location where the named executive performs services.
(4)	Named executives who receive an equity award or an annual cash incentive award after May 19, 2009, are subject to a non-solicitation covenant while they are employed and for the one-year period following termination of employment. If a named executive violates the non-solicitation covenant, to the extent permitted by applicable law, compensation provided to the named executive (including cancellation of outstanding awards or recovery of all or a portion of any gain realized upon vesting, settlement, or exercise of an award or recovery of all or a portion of any proceeds resulting from any disposition of shares received pursuant to an award) may be recovered if the vesting, settlement, or exercise of the award or the receipt of the sale proceeds occurred during the 12-month period prior to the violation.
(5)	Retirement for purposes of the Annual Executive Incentive Plan is defined as termination on or after the date the named executive attains age 55 with at least 10 years of service or age 60 with five years of service.
(6)	Named executives who receive an equity award on or after May 21, 2013, that remains subject to a period of restriction or other performance or vesting condition are subject to a non-compete provision for the one-year period following termination of employment. If a named executive violates the non-competition covenant, to the extent permitted by applicable law, any or all of the named executive’s outstanding awards that remain subject to a period of restriction or other performance or vesting condition as of the date on which the named executive first violated the non-competition provision may be canceled.
(7)	Retirement definitions and treatment for purposes of stock options, restricted stock units, and performance stock awards are as follows:
Definition	Normal Retirement: age 55 with 10 years of service or age 60 with at least five years of service
Treatment	►	Unvested awards not granted within 12 months of retirement continue to vest.
	►	Prorated portion of unvested awards granted within 12 months of the retirement date continue to vest.
	►	Vested stock options expire at the earlier of five years from the date of retirement or the expiration date of the option.
(8)	The committee will determine the number of PSAs that continue to vest based on actual performance up to the change in control.
(9)	For open cycles, the payout is based on the target number of PSAs.
(10)	See the Retirement Benefits section for further detail on non-qualified pension benefits and timing of payments.
(11)	See the Non-Qualified Deferred Compensation at Fiscal Year-end 2019 section for additional information on the Deferred Compensation Plan and distribution options available.
(12)	If a named executive’s employment is terminated due to death during the two years after the date of a change in control, the named executive’s estate or beneficiary will be entitled to survivor and other benefits, including retiree medical coverage, if eligible, that are not less favorable than the most favorable benefits available to the estates or surviving families of peer executives of Allstate. In the event of termination due to disability during the two years after the date of a change in control, Allstate will pay disability and other benefits, including supplemental long-term disability benefits and retiree medical coverage, if eligible, that are not less favorable than the most favorable benefits available to disabled peer executives.

2020 Proxy Statement     73

Executive Compensation  >  Estimate of Potential Payments Upon Termination

Estimate of Potential Payments Upon Termination(1)

The table below describes the value of compensation and benefits payable to each named executive upon termination that would exceed the compensation or benefits generally available to salaried employees in each termination scenario. The total column in the following table does not reflect compensation or benefits previously accrued or earned by the named executives, such as deferred compensation and non-qualified pension benefits. Benefits and payments are calculated assuming a December 31, 2019, employment termination date.

Name	Severance ($)		Annual Incentive Plan(2) ($)	Stock Options — Unvested and Accelerated ($)	Performance Stock Awards — Unvested and Accelerated ($)	Welfare Benefits and Outplacement Services ($)		Total ($)
Mr. Wilson
Termination/Retirement(3)	0		4,730,100	10,633,888	29,130,397	0		44,494,385
Termination due to Change in Control(4)	16,200,000		4,050,000	11,195,267	29,895,845	64,328	(5)	61,405,440
Death	0		4,730,100	11,195,267	29,895,845	0		45,821,212
Disability	0		4,730,100	11,195,267	29,895,845	12,508,010	(6)	58,329,222
Mr. Rizzo
Termination/Retirement(3)	0		0	0	0	0		0
Termination due to Change in Control(4)	2,498,935	(7)	900,000	1,889,747	3,718,047	71,001	(5)	9,077,730
Death	0		1,053,000	1,889,747	3,718,047	0		6,660,794
Disability	0		1,053,000	1,889,747	3,718,047	11,839,260	(6)	18,500,054
Mr. Civgin
Termination/Retirement(3)	0		1,400,000	2,651,805	7,383,355	0		11,435,160
Termination due to Change in Control(4)	3,780,000		1,050,000	2,788,877	7,570,246	71,001	(5)	15,260,124
Death	0		1,400,000	2,788,877	7,570,246	0		11,759,123
Disability	0		1,400,000	2,788,877	7,570,246	8,749,125	(6)	20,508,248
Mr. Shapiro
Termination/Retirement(3)	0		0	0	0	0		0
Termination due to Change in Control(4)	3,900,000		1,170,000	2,544,426	6,242,100	64,279	(5)	13,920,805
Death	0		1,366,000	2,544,426	6,242,100	0		10,152,526
Disability	0		1,366,000	2,544,426	6,242,100	14,468,282	(6)	24,620,808
Mr. Shebik
Termination/Retirement(3)	0		2,037,000	3,384,655	9,834,540	0		15,256,195
Termination due to Change in Control(4)	5,220,000		1,740,000	3,550,432	10,060,564	70,956	(5)	20,641,952
Death	0		2,037,000	3,550,432	10,060,564	0		15,647,996
Disability	0		2,037,000	3,550,432	10,060,564	3,119,351	(6)	18,767,347
(1)	A “0” indicates either that there is no amount payable to the named executive, or the amount payable is the same for both the named executives and all salaried employees.
(2)

The 2019 annual incentive plan payment is payable to all named executives as a result of death and disability. In addition, it is payable to Messrs. Wilson, Civgin and Shebik in the event of retirement. The amount listed for the annual incentive plan payment upon termination due to a change in control is shown at target as defined in the CIC Plan.

(3)

As of December 31, 2019, Messrs. Wilson and Shebik are the only named executives eligible to retire in accordance with Allstate’s policy and the terms of its equity and annual incentive compensation and benefit plans. Mr. Civgin is retirement eligible under the terms of the equity and annual incentive compensation plans.

(4)

The values in this change-in-control row represent amounts paid if both the change in control and qualifying termination occur on December 31, 2019. PSAs are paid out based on actual performance; for purposes of this table, the 2017-2019 cycle is shown at 200% of target, 2018-2020, and 2019-2021 cycles are reflected at target.

Beginning with awards granted in 2012, equity awards do not accelerate in the event of a change in control unless also accompanied by a qualifying termination of employment. A change in control also would accelerate the distribution of each named executive’s non-qualified deferred compensation and SRIP benefits. Please see the Non-Qualified Deferred Compensation at Fiscal Year-end 2019 table and footnote 2 to the Pension Benefits table in the Retirement Benefits section for details regarding the applicable amounts for each named executive.

(5)

The Welfare Benefits and Outplacement Services amount includes the cost to provide certain welfare benefits to the named executive and family during the period the named executive is eligible for continuation coverage under applicable law. The amount shown reflects Allstate’s costs for these benefits or programs assuming an 18-month continuation period. The value of outplacement services is $50,000 for each named executive.

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Performance Measures for 2019  <  Executive Compensation

(6)

The named executives who participate in the long-term disability plan are eligible to participate in Allstate’s supplemental long-term disability plan for employees whose annual earnings exceed the level that produces the maximum monthly benefit provided by the long-term disability plan (basic plan). The monthly benefit is equal to 60% of the named executive’s qualified annual earnings divided by twelve and rounded to the nearest $100, reduced by $7,500, which is the maximum monthly benefit payment that can be received under the basic plan. The amount reflected assumes the named executive remains totally disabled until age 65 and represents the present value of the monthly benefit payable until age 65.

(7)	Under the change in control plan, severance benefits for Mr. Rizzo were reduced by $741,065, to avoid the imposition of excise taxes and maximize the severance benefit available under the plan.

Performance Measures for 2019

The following pages contain descriptions of the performance measures used for executive incentive compensation. They were developed uniquely for incentive compensation purposes, are non-GAAP measures and are not reported in our financial statements. The committee has approved the use of non-GAAP measures when appropriate to drive executive focus on particular strategic, operational, or financial factors, or to exclude factors over which our executives have little influence or control. The committee monitors compensation estimates during the year based on actual performance on these measures, and the internal audit department reviews the final results.

Performance Net Income: This measure is calculated uniquely for annual cash incentive awards and each PSA performance cycle. For each plan, Performance Net Income is equal to net income applicable to common stockholders as reported in The Allstate Corporation Annual Report on Form 10-K adjusted for the after-tax effect of the items indicated below:

✓ Indicates adjustments to Net Income	Annual Cash Incentive Awards	Performance Stock Awards(1)
Net income applicable to common stockholders, excluding:

Realized capital gains and losses (which includes the related effect on amortization of deferred acquisition and deferred sales inducement costs) except for periodic settlements and accruals on certain non-hedge derivative instruments

	✓	✓
Pension and other post retirement remeasurement gains and losses	✓	✓
Valuation changes on embedded derivatives not hedged (which includes the related effect on amortization of deferred acquisition and deferred sales inducement costs)	✓	✓
Business combination expenses and amortization or impairment of purchased intangible assets	✓	✓
Gain (loss) on disposition of operations	✓	✓

Other significant non-recurring, infrequent or unusual items, when the nature of the charge or gain is such that it is reasonably unlikely to recur within two years or there has been no similar charge or gain within the prior two years

✓
► Goodwill impairment		✓
► Tax Legislation benefit		✓
Adjusted Net Income subtotal (See Appendix A)
Restructuring and related charges	✓	✓
Underwriting results of Discontinued Lines and Coverages segment	✓	✓
Effects of acquiring and selling businesses in excess of $20 million after-tax		✓

2020 Proxy Statement       75

Executive Compensation  >  Performance Measures for 2019

✓ Indicates adjustments to Net Income	Annual Cash Incentive Awards	Performance Stock Awards(1)
Adjustments to be consistent with financial reporting used in establishing the measure for items exceeding $20 million after-tax	✓	✓
Adjustments for other significant, non-recurring, infrequent or unusual items for items exceeding $20 million after-tax	✓	✓
Adjustment to exclude income associated with parent holding company level deployable assets in excess of $1 billion(2)		✓
Performance Net Income before adjustment for volatile items(3)
Adjustment for after-tax volatile items	Adjusted to include minimum or maximum amount of after-tax catastrophe losses and income from performance-based (“PB”) investments	Three-year average adjusted to include a minimum or maximum amount of after-tax catastrophe losses
Performance Net Income
(1)

Performance Net Income is a performance measure for the 2017-2019, 2018-2020, 2019-2021, and 2020-2022 performance cycles. The 2018-2020, 2019-2021, and 2020-2022 performance cycles do not qualify for final measurement as of December 31, 2019; the items checked above and after-tax volatile items indicate items that by definition may impact the final measurement when the three-year cycle and final measurement is completed.

(2)	Adjustment for 2019-2021 and 2020-2022 performance cycles.
(3)	Volatile items include catastrophe losses and income from performance-based investments (“PB income”) depending on the measure.

Annual Cash Incentive Award Performance Measures for 2019

►

Total Premiums: This measure is used to assess growth within the Allstate Protection, Service Businesses, Allstate Life, Allstate Benefits, and Allstate Annuities businesses. It is equal to the sum of Allstate Protection and Service Businesses premiums written and Allstate Life, Benefits, and Annuities premiums and contract charges as described below.

Premiums written is equal to the Allstate Protection and Service Businesses net premiums written as reported in management’s discussion and analysis in The Allstate Corporation Annual Report on Form 10-K.

Premiums and contract charges are equal to life premiums and contract charges reported in the consolidated statement of operations in The Allstate Corporation Annual Report on Form 10-K.

Total Premiums is subject to adjustment for the following individual items to the extent they exceed $30 million: adjustments to be consistent with financial reporting and foreign exchange rates used in establishing the measure and adjustments to exclude the effects of acquiring and selling businesses. No such adjustments were necessary in 2019.

Total Premiums of $39,455 million were equal to reported Total Premiums in 2019.
►

Performance Net Income: This measure is used to assess financial performance. In 2019, Performance Net Income was $3,571 million compared to reported Adjusted Net Income* of $3,477 million, an increase of $94 million. It was adjusted to remove the impacts of the underwriting loss of the Discontinued Lines and Coverages segment, restructuring and related charges, certain pension fair value accounting changes, a pension plan merger, and the write-off of issuance costs related to the preferred stock redemptions.

►

Net Investment Income: This measure is used to assess the financial operating performance provided from investments. Net Investment Income as reported in the consolidated statement of operations is adjusted to include a minimum or maximum amount of PB income if the actual amounts are less than or exceed those amounts, respectively. Net Investment Income is also subject to adjustments to be consistent with the financial reporting used in establishing the measure and to exclude the effects of acquiring and selling businesses in excess of a threshold.

In 2019, an adjustment to reflect a minimum amount of PB income was necessary, resulting in Net Investment Income of $3,260 million, compared to reported net investment income of $3,159 million.

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Performance Measures for 2019  <  Executive Compensation

Performance Stock Award Performance Measures for the 2017-2019, 2018-2020, 2019-2021, and 2020-2022 Performance Cycles

►

Three-Year Average Performance Net Income Return on Equity (measure weighted at 70%): It is calculated as the ratio of the average Performance Net Income for the three years in the period divided by the average of Adjusted Common Shareholders’ Equity at December 31 of the year-end immediately preceding the period and at the end of each year in the three-year period. It is adjusted to reflect the foreign exchange rate used in establishing the measure (in place of actual foreign currency translation) for any period if the Total Premiums measure for the annual incentive plan is adjusted for foreign exchange rates. Starting with the 2019-2021 performance cycles, average common shareholders’ equity will also be adjusted to remove the impact of other significant non-recurring, infrequent or unusual items in excess of a threshold and parent holding company level deployable assets in excess of $1 billion. The 2019-2021 and 2020-2022 performance cycles will also be adjusted for unplanned utilization of alternative capital exceeding $20 million after-tax.

►

Adjusted Common Shareholders’ Equity is equal to common shareholders’ equity excluding the net effects of unrealized net capital gains and losses. It is subject to adjustments to be consistent with the financial reporting used in establishing the measure and to exclude the net effects of acquiring and selling businesses in excess of a threshold. Adjusted Common Shareholders’ Equity at December 31 of the year-end immediately preceding the period is not subject to adjustment.

►

Three-year Average Performance Net Income Return on Equity for the 2017-2019 performance cycle was 16.2%, compared to our reported Adjusted Net Income return on equity* of 16.9%, 16.2% and 14.6% for the years ended 2019, 2018, and 2017, respectively, and the three-year average of 15.9%. The adjustments relate to underwriting loss of the Discontinued Lines and Coverages segment, restructuring and related charges, net effects of acquiring or selling businesses, employee share-based accounting tax benefit, pension settlement charges, changes in investment accounting rules, and pension accounting changes.

►

The committee requires positive net income in order for our executives to earn PSAs for Average Performance Net Income ROE above target. For the 2019-2021 and 2020-2022 performance cycles, net income is adjusted to exclude gains and losses related to fair value accounting for pension and post-retirement plans, after-tax valuation of equity securities included in realized capital gains and losses, and the effects of acquiring and selling businesses.

►

Earned Book Value (for awards prior to 2020, measure weighted at 30%): Earned Book Value is the increase between common shareholders’ equity at December 31 of the year-end immediately preceding the three-year period and adjusted common shareholders’ equity at December 31 of the last year of the three-year period expressed as a compound annual growth rate. Adjusted common shareholders’ equity is equal to common shareholders’ equity at December 31 of the last year of the three-year period adjusted to:

►	Add back reductions for common share repurchases and declared common shareholder dividends during the three-year period.
►	Remove the impact of other significant non-recurring, infrequent or unusual items exceeding $20 million after-tax.
►	Reflect a minimum or maximum amount of after-tax catastrophe losses if the actual pre-tax catastrophe losses are more or less than +/- 20% respectively of the three years of catastrophe losses used to establish the measure.
►	Be consistent with the financial reporting used in establishing the measure for items exceeding $20 million after-tax.
►	Exclude the effects of acquiring and selling businesses exceeding $20 million after-tax.
►	Reflect the foreign exchange rate used in establishing the measure (in place of actual foreign currency translation) for any period if the Total Premiums measure for the annual incentive plan is adjusted for foreign exchange rates.
►	For the 2019-2021 performance cycle, Earned Book Value will also be adjusted for unplanned utilization of alternative capital exceeding $20 million after-tax.
►

Relative Total Shareholder Return (for awards made in 2020, measure weighted at 30%): Relative Total Shareholder Return is the company’s Total Shareholder Return (“TSR”) relative to the TSR of other peer companies, expressed in terms of the company’s TSR percentile rank among the peer companies. The peer companies consist of the compensation peers included on page 58 (including The Allstate Corporation), S&P 500 Index, and S&P Financial Index. TSR is determined by dividing (i) the average Adjusted Close Price of the applicable company’s stock or applicable index’s price over the 20 trading days prior to and including the final day of the performance period (“Final Average Adjusted Close Price”) minus the average Adjusted Close Price of the applicable company’s stock or applicable index’s price over the 20 trading days prior to the first day of the performance period (“Initial Average Adjusted Close Price”) by (ii) the Initial Average Adjusted Close Price. In calculating TSR, all dividends are assumed to have been reinvested on the ex-dividend date. “Adjusted Close Price” is the closing price per share of the applicable company’s stock or the applicable index’s closing price after adjustments for all splits and dividend distributions.

2020 Proxy Statement       77

Executive Compensation > CEO Pay Ratio

CEO Pay Ratio

As required by the Dodd-Frank Wall Street Reform and Consumer Protection Act, we are providing information about the relationship of the annual total compensation of our employees to the annual total compensation of Mr. Wilson, our CEO. This pay ratio is a reasonable estimate calculated in a manner consistent with SEC rules.

For 2019:

►	the annual total compensation of our median employee was $61,860; and
►	the annual total compensation of our CEO, as reported in the Summary Compensation Table in this Proxy Statement, was $19,615,696.
►	The ratio of the annual total compensation of Mr. Wilson to our median employee was 317:1.

As required by SEC rules, the annual total compensation for both the CEO and median employee includes the change in pension value during the year. The change in pension value is subject to several external variables, including interest rates, that are not related to company or individual performance and may differ significantly based on the formula under which the benefits were earned. If we eliminated the change in pension value from our median employee and CEO’s total compensation, our CEO to median employee pay ratio would have been 268:1.

We also note that, in contrast to the compensation of the median employee, a significant portion of our CEO’s compensation is tied to company performance. If we were to calculate the ratio using Mr. Wilson’s target annual cash incentive (as opposed to the actual cash incentive award paid to him based on 2019 company performance), our CEO to median employee pay ratio would have been 305:1.

To calculate the ratio, we followed SEC permitted rules and used the following methodology and material assumptions, adjustments, and estimates:
►December 31, 2019 was selected as the determination date as it enabled us to choose a pay date that aligned across our enterprise.
►Employees in all countries were included and as of December 31, 2019, our U.S. and non-U.S. employee population consisted of 47,526 full-time, part-time, seasonal and temporary employees.
►The agent population was excluded since they are not employees of Allstate or its subsidiaries.
►Total cash (base salary plus incentive compensation) was selected as the most appropriate and consistently applied compensation measure to determine the median worker since equity awards are not broadly distributed.
►Employee compensation was measured using a twelve-month look-back period ending December 31, 2019.
►Permanent employees hired in 2019 that did not work for the entire period had their compensation adjusted as if they were employed for the entire twelve-month period.
►For non-U.S. employees, an annual average was used for each of the exchange rates.
►After identifying the median worker based on total cash compensation, annual total compensation was calculated for that person using the same methodology used for the named executives in the Summary Compensation Table on page 62.
►As noted above, the median employee’s annual total compensation was $61,860. The median employee was a claims consultant in the United States with total cash compensation of $60,682 and a change in pension value of $1,178.

The SEC rules for identifying the median of our employees and calculating the pay ratio allow companies to use a variety of methodologies, to apply certain exclusions, and to make reasonable estimates and assumptions that reflect a company’s employee population and compensation practices. For that reason, the pay ratio reported by other companies may not be comparable to the pay ratio reported above. Neither the committee nor management of the company used the pay ratio measure in making compensation decisions.

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Audit Committee Matters

PROPOSAL 3

Ratification of Deloitte & Touche LLP as the Independent Registered Public Accountant for 2020

The Board recommends a vote FOR ratification of Deloitte & Touche LLP for 2020.   ✓

►Independent firm with few ancillary services and reasonable fees.
►Significant industry and financial reporting expertise.
►The audit committee annually evaluates Deloitte & Touche LLP and determined that its retention continues to be in the best interests of Allstate and its stockholders.

The audit committee has established strong practices to evaluate the qualifications, compensation, performance, and independence of the independent registered public accountant both on an ongoing basis throughout the year and through the completion of an annual evaluation. Additional information regarding the audit committee’s duties and responsibilities is available in the committee’s charter located under the Governance section of Allstate’s investor relations website at www.allstateinvestors.com. Deloitte & Touche LLP has been Allstate’s independent registered public accountant since Allstate became a publicly traded entity in 1993.

As a starting point for the annual evaluation, a survey of management and the audit committee is administered by a Deloitte & Touche LLP partner who is not affiliated with the Allstate account. The survey assesses Allstate’s general satisfaction with the quality and efficiency of the services provided. Results are reported to the audit committee for its discussion and analysis.

In addition, the audit committee reviews and discusses the results of the firm’s reports on its quality controls and external assessments, including results of inspections conducted by the Public Company Accounting Oversight Board (PCAOB).

Rotation of the independent registered public accounting firm is explicitly considered each year by the committee in addition to the regular mandated rotation of audit partners. The committee and its chair approve the selection of Deloitte & Touche LLP’s lead engagement partner.

The audit committee has adopted a policy regarding its pre-approval of all audit and permissible non-audit services provided by the independent registered public accountant. The policy identifies the basic principles that must be considered by the audit committee in approving services to ensure that the registered public accountant’s independence is not impaired, describes the type of audit, audit-related, tax and other services that may be provided, and lists the non-audit services that may not be performed. The independent registered public accountant or management submits to the audit committee detailed schedules with all of the proposed services within each category, together with the estimated fees. Each specific service requires approval before service can begin.

Prior to requesting approval from the audit committee, the registered public accountant and management consider and conclude that the services are permissible in that they: (1) do not place the registered public accountant in the position of auditing their own work, (2) do not result in the registered public accountant’s personnel acting as management or an employee of Allstate, (3) do not place the registered public accountant in a position of being an advocate for Allstate, (4) do not create a mutual or conflicting interest between the registered public accountant and Allstate and (5) are not based on a contingent fee arrangement. The audit committee’s policy delegates to the committee chair the authority to grant approvals, but the decisions of the committee chair must be reported to the audit committee at its next regularly scheduled meeting. All services provided by Deloitte & Touche LLP in 2018 and 2019 were approved in accordance with this pre-approval policy.

2020 Proxy Statement     79

Audit Committee Matters > Ratification of Deloitte & Touche LLP as the Independent Registered Public Accountant for 2020

Based on the results of the annual evaluation, the audit committee has appointed Deloitte & Touche LLP as Allstate’s independent registered public accountant for 2020. The factors considered by the audit committee include:
►Focus on independence, objectivity, and professional skepticism;
►Insurance and technical expertise and capability in handling the breadth and complexity of Allstate’s operations and industry;
►Professionalism and responsiveness;
►Sharing industry insights, trends, and latest practices;
►Quality and efficiency of the work performed;
►Quality of discussions and feedback sessions;
►External data on audit quality and performance, including the results from the PCAOB; and
►Reasonableness of fees.
The audit committee and the Board believe it is in the best interests of Allstate and its stockholders to continue to retain Deloitte & Touche LLP as Allstate’s independent registered public accountant.

The audit committee oversees and is ultimately responsible for the negotiation of audit fees associated with the retention of Deloitte & Touche LLP. The following fees have been, or are anticipated to be, billed by Deloitte & Touche LLP, the member firms of Deloitte Touche Tohmatsu, and their respective affiliates, for professional services rendered to Allstate for the fiscal years ending December 31, 2018, and December 31, 2019.

	2018	2019
Audit fees(1)	$10,606,000	$11,032,000
Audit-related fees(2)	$818,000	$816,000
Tax fees(3)	$351,000	$629,000
All other fees(4)	$475,000	$266,000
Total fees	$12,250,000	$12,743,000
(1)	Fees for audits of annual financial statements, reviews of quarterly financial statements, statutory audits, attest services, comfort letters, consents, and review of documents filed with the SEC. The amounts disclosed do not reflect reimbursements expected to be received for certain separate account audit fees from the managing entity in the amounts of $158,000 and $160,000 for 2018 and 2019, respectively. Total fees have been adjusted to reflect actual expenditures for the year.
(2)	Audit-related fees relate to professional services, such as accounting consultations relating to new accounting standards and audits, Service Organization Controls audit reports and other attest services for non-consolidated affiliates (i.e., employee benefit plans, various trusts, etc.) and are set forth below.
	2018	2019
Audits and other attest services for non-consolidated entities	$358,000	$358,000
Other audit-related fees	$460,000	$458,000
Total audit-related fees	$818,000	$816,000
(3)	Tax fees include income tax return preparation, compliance assistance, tax studies and research, and international tax planning.
(4)	“All other fees” includes all fees paid that are not audit, audit-related, or tax services. These fees relate to advisory services.

Representatives of Deloitte & Touche LLP will be present at the 2020 Annual Meeting to respond to questions and may make a statement if they choose. If stockholders fail to ratify the appointment, the audit committee will reconsider the appointment, but no assurance can be given that the audit committee will be able to change the appointment while enabling timely completion of the 2020 audited financial statements.

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Audit Committee Report < Audit Committee Matters

Audit Committee Report

Deloitte & Touche LLP (Deloitte) was Allstate’s independent registered public accountant for the year ended December 31, 2019.

The audit committee reviewed and discussed with management the audited financial statements for the fiscal year ended December 31, 2019.

The committee discussed with Deloitte the matters required to be discussed by the applicable requirements of the Public Company Accounting Oversight Board and the SEC. The committee received the written disclosures and letter from Deloitte that is required by applicable requirements of the Public Company Accounting Oversight Board regarding Deloitte’s communications with the committee concerning independence and has discussed with Deloitte its independence.

Based on these reviews and discussions and other information considered by the committee in its judgment, the committee recommended to the Board of Directors that the audited financial statements be included in Allstate’s Annual Report on Form 10-K for the fiscal year ended December 31, 2019, for filing with the Securities and Exchange Commission, and furnished to stockholders with this Notice of Annual Meeting and Proxy Statement.

KERMIT R. CRAWFORD (CHAIR)	MICHAEL L. ESKEW	SIDDHARTH N. MEHTA	GREGG M. SHERRILL

2020 Proxy Statement     81

Stock Ownership Information

Security Ownership of Directors and Executive Officers
The following table shows the Allstate common shares beneficially owned as of March 1, 2020, by each director and named executive individually, and by all executive officers and directors of Allstate as a group. Shares reported as beneficially owned include shares held indirectly through the Allstate 401(k) Savings Plan and other shares held indirectly. It also includes shares subject to stock options exercisable, and restricted stock units subject to conversion into common shares, within sixty days of March 1. As of March 1, 2020, none of these shares were pledged as security.

Name of Beneficial Owner	Amount and Nature of Beneficial Ownership of Allstate Common Stock(1)	Common Stock Subject to Options Exercisable on or Prior to April 29, 2020	Restricted Stock Units(2)	Total Stock-Based Ownership(3)	Percent of Class
Kermit R. Crawford	1,000	0	14,116	15,116	*
Michael L. Eskew	190	0	9,455	9,645	*
Margaret M. Keane	2,218	0	3,892	6,110	*
Siddharth N. Mehta	0	0	10,594	10,594	*
Jacques P. Perold	35	0	6,240	6,275	*
Andrea Redmond	4,000	0	24,530	28,530	*
Gregg M. Sherrill	0	0	4,400	4,400	*
Judith A. Sprieser	0	0	35,246	35,246	*
Perry M. Traquina	808	0	5,058	5,866	*
Thomas J. Wilson	770,886	2,644,298	0	3,415,184	1.08%
Mario Rizzo	18,891	100,820	0	119,711	*
Don Civgin	168,565	124,108	0	292,673	*
Glenn T. Shapiro	30,839	74,276	0	105,115	*
Steven E. Shebik	159,542	474,632	0	634,174	*
All directors and executive officers as a group (22 total)	1,392,556	4,195,242	113,531	5,701,329	1.80%
*	Less than 1% of the outstanding shares of common stock.
(1)	This column includes restricted stock units held by executive officers that convert into common shares by April 29, 2020.
(2)	All non-employee directors hold restricted stock units granted under Allstate’s equity compensation plans for non-employee directors. This column lists those restricted stock units that would be distributed to directors in the form of shares of common stock within 60 days if any of them were to have retired as a director on March 1, 2020. In addition, some directors hold additional restricted stock units that are not reflected in the table above because common stock would not be distributed to directors until at least one year following his or her retirement as a director, or in some cases, as many as ten years following the date of grant. For more information regarding the restricted stock units held by each director at the end of 2019, please see the details on page 41.
(3)	These amounts are the sum of the number of shares shown in the prior columns.

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Security Ownership of Certain Beneficial Owners  <  Stock Ownership Information

Security Ownership of Certain Beneficial Owners

Title of Class	Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership		Percent of Class
Common	BlackRock Inc.	26,153,711	(1)	8.10%
	55 East 52nd Street
	New York, NY 10055
Common	The Vanguard Group	24,981,977	(2)	7.71%
	100 Vanguard Boulevard
	Malvern, PA 19355
Common	State Street Corporation	16,224,366	(3)	5.02%
	One Lincoln Street
	Boston, MA 02111
(1)	Reflects shares beneficially owned as of December 31, 2019, as set forth in a Schedule 13G/A filed on February 5, 2020. Of these shares, BlackRock reported it held 21,708,554 shares with sole voting power; 0 shares with shared voting power; 26,153,711 shares with sole dispositive power; and 0 shares with shared dispositive power.
(2)	Reflects shares beneficially owned as of December 31, 2019, as set forth in a Schedule 13G/A filed on February 12, 2020. Of these shares, The Vanguard Group reported it held 484,886 shares with sole voting power; 124,219 shares with shared voting power; 24,404,143 shares with sole dispositive power; and 577,834 shares with shared dispositive power.
(3)	Reflects shares beneficially owned as of December 31, 2019, as set forth in a Schedule 13G filed on February 13, 2020. Of these shares, State Street Corporation reported it held 0 shares with sole voting power; 14,360,036 shares with shared voting power; 0 shares with sole dispositive power; and 16,224,366 shares with shared dispositive power.

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Other Information

Proxy and Voting Information

Who is asking for my vote and why?

The Allstate Board of Directors is soliciting proxies for use at the Annual Meeting of stockholders to be held on

May 19, 2020, and any adjournments or postponements of the meeting. The Annual Meeting will be held only if there is a quorum, which means that a majority of the outstanding common stock entitled to vote is represented at the meeting by proxy or in person. To ensure there will be a quorum, the Allstate Board asks you to vote before the meeting, which allows your Allstate stock to be represented at the Annual Meeting.

To express our appreciation for your participation, Allstate will make a $1 charitable donation to the American Red Cross on behalf of every stockholder account that votes.

Who can vote at the Annual Meeting?

The Allstate Board has set the close of business on March 20, 2020, as the record date for the meeting. This means that you are entitled to vote if you were a stockholder of record at the close of business on March 20, 2020. On that date, there were 316,405,354 shares of Allstate common stock outstanding and entitled to vote at the Annual Meeting.

Why did I receive a notice of Internet availability of proxy materials instead of the proxy materials?

We distribute our proxy materials to certain stockholders over the Internet using “Notice and Access” delivery, as permitted by the rules of the SEC. We elected to use this method for certain stockholders as it reduces our print and mail costs and the environmental impact of our annual stockholders’ meeting.

How do I vote?

Instructions on how to vote your shares are included on the Notice on page 5. If you hold shares in your own name as a registered stockholder, you may vote by participating in the annual meeting, or you may instruct the proxies how to vote your shares by following the instructions on the proxy card/voting instruction form. If you plan to participate in the meeting, please see the details on pages 85-86.

If you hold shares in street name (that is, through a broker, bank, or other record holder), you should follow the instructions provided by your broker, bank, or other record holder to vote your shares.

If you hold shares through the Allstate 401(k) Savings Plan, please see the instructions on page 87.

Can I change my vote?

Before your shares have been voted at the Annual Meeting by the proxies, you may change or revoke your voting instructions by providing instructions again by telephone, by Internet, in writing, or, if you are a registered stockholder, by voting at the Annual Meeting.

Are the votes kept confidential?

All proxies and tabulations that identify the vote of a particular stockholder are confidential, except as necessary to allow the inspector of election to certify the voting results or to meet certain legal requirements. A representative of American Election Services, LLC will act as the inspector of election and will count the votes. The representative is independent of Allstate and its directors, officers, and employees.

If you write a comment on your proxy card or voting instruction form, it may be provided to our Secretary along with your name and address.

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Your comments will be provided without reference to how you voted, unless the vote is mentioned in your comment or unless disclosure of the vote is necessary to understand your comment. At our request, the distribution agent or the solicitation agent will provide us with periodic status reports on the aggregate vote. These status reports may include a list of stockholders who have not voted and breakdowns of vote totals by different types of stockholders, as long as we are not able to determine how a particular stockholder voted.

What happens if I submit a signed proxy card but do not indicate how I want to vote?

You may instruct the proxies to vote “FOR” or “AGAINST” on each proposal, or you may instruct the proxies to “ABSTAIN” from voting. If you submit a signed proxy card/voting instruction form to allow your shares to be represented at the Annual Meeting but do not indicate how your shares should be voted on one or more proposals, then the proxies will vote your shares as the Board of Directors recommends on those proposals. Other than the proposals listed on pages 8-11, we do not know of any other matters to be presented at the meeting. If any other matters are properly presented at the meeting, the proxies may vote your shares in accordance with their best judgment.

What vote is needed to approve each item?

Shares of common stock represented by a properly completed proxy card/voting instruction form will be counted as present at the meeting for purposes of determining a quorum, even if the stockholder is abstaining from voting.

Proposal 1. To be elected under Allstate’s majority vote standard, each director must receive an affirmative vote of the majority of the votes cast. In other words, the number of shares voted “FOR” a director must exceed 50% of the votes cast on that director. Abstentions will not be counted as votes cast and will have no impact on the vote’s outcome.

Proposals 2 – 3. A majority of the shares present in person or represented by proxy at the meeting and entitled to vote must be voted “FOR” the proposal. Abstentions will have the effect of a vote against the proposal.

Are broker non-votes counted at the meeting?

Brokers and banks have discretionary authority to vote shares in the absence of instructions on matters the NYSE considers “routine,” such as the ratification of the appointment of the auditors. They do not have discretionary authority to vote shares in the absence of instructions on “non-routine” matters, such as the election of directors or say-on-pay. Broker non-votes will not be counted as shares entitled to vote on any of the foregoing non-routine matters and will have no impact on the vote’s outcome.

What is “householding” and how does it affect me?

Allstate has adopted the “householding” procedure approved by the SEC, which allows us to deliver one set of documents to a household of stockholders instead of delivering a set to each stockholder in a household, unless we have been instructed otherwise. This procedure is more environmentally friendly and cost-effective because it reduces the number of copies to be printed and mailed. Stockholders who receive proxy materials in paper form will continue to receive separate proxy cards/voting instruction forms to vote their shares. Stockholders who receive the Notice of Internet Availability of Proxy Materials will receive instructions on submitting their proxy cards/voting instruction form via the Internet.

If you would like to change your householding election, request that a single copy of the proxy materials be sent to your address, or request a separate copy of the proxy materials, please contact our distribution agent, Broadridge Financial Solutions, by calling (866) 540-7095 or by writing to Broadridge Householding Department, 51 Mercedes Way, Edgewood, NY 11717. We will promptly deliver the proxy materials to you upon receipt of your request. If you hold your shares in street name, please contact your bank, broker, or other record holder to request information about householding.

If you receive more than one proxy card/voting instruction form, your shares probably are registered in more than one account or you may hold shares both as a registered stockholder and through the Allstate 401(k) Savings Plan. You should vote each proxy card/voting instruction form you receive.

How do I attend the Annual Meeting?

As part of our precautions regarding the coronavirus (COVID-19) and to support the health and well-being of our stockholders, the 2020 Annual Meeting of Stockholders will be held in a virtual meeting format only. You will not be able to

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Other Information  >  Proxy and Voting Information

attend the annual meeting physically. We have worked to offer the same participation opportunities as were provided at our past in-person meetings while further enhancing the online experience available to all stockholders.

If you plan to participate in the annual meeting, you must be a holder of Allstate shares as of the record date of March 20, 2020, or hold a legal proxy for the meeting provided by your bank, broker, or nominee. To be admitted to the annual meeting at www.virtualshareholdermeeting.com/ALL2020, you must enter the 16-digit control number found on your proxy card, voting instruction form or notice of Internet availability. You may begin to log into the meeting platform beginning at 10:30 a.m. Central time on May 19, 2020. The meeting will begin promptly at 11 a.m. Central time on May 19, 2020. The virtual meeting platform is fully supported across browsers (Internet Explorer, Firefox, Chrome, and Safari) and devices (desktops, laptops, tablets and cell phones) running the most updated version of applicable software. Participants should ensure that they have a strong WiFi connection wherever they intend to participate in the meeting. Participants should also give themselves plenty of time to log in and ensure that they can hear streaming audio prior to the start of the meeting.

You may vote during the annual meeting by following the instructions available on the meeting website during the meeting. Whether or not you participate in the annual meeting, we encourage you to vote and submit your proxy in advance of the meeting by one of the methods described in these proxy materials. The proxy card included with the proxy materials may be used to vote your shares in connection with the annual meeting.

This year’s stockholders’ question and answer session will include questions submitted in advance of, and questions submitted live during, the annual meeting. You may submit a question in advance of the meeting beginning at 8:30 a.m. Central time on May 15, 2020, and until 11:59 p.m. Central time on May 18, 2020, at www.proxyvote.com after logging in with your 16-digit control number. Once past the login screen, click on “Question for Management”, typing your question and clicking “Submit.” Alternatively, questions may be submitted during the annual meeting through www.virtualshareholdermeeting.com/ALL2020, by typing your question into the “Ask a Question” field and clicking “Submit.” Questions pertinent to meeting matters will be answered during the meeting, subject to time constraints. Any questions pertinent to meeting matters that cannot be answered during the meeting due to time constraints will be posted online at www.allstateinvestors.com.

If you encounter any difficulties accessing the meeting during the meeting time, please call the technical support number that will be posted on the meeting website.

Following completion of the meeting, a webcast replay will be posted online to our Investor Relations website at www.allstateinvestors.com for at least one year.

Where can I find the results of the Annual Meeting?

Preliminary results will be announced at the meeting, and final results will be reported in a current report on Form 8-K, which is expected to be filed with the SEC within four business days after the meeting.

Who will pay the cost of this proxy solicitation?

Allstate pays the cost of this proxy solicitation. Officers and other employees of Allstate and its subsidiaries may solicit proxies by mail, personal interview, telephone, facsimile, electronic means, or via the Internet. None of these individuals will receive special compensation for soliciting votes, which will be performed in addition to their regular duties, and some of them may not necessarily solicit proxies. Allstate also has made arrangements with brokerage firms, banks, record holders, and other fiduciaries to forward proxy solicitation materials to the beneficial owners of shares they hold on your behalf. Allstate will reimburse these intermediaries for reasonable out-of-pocket expenses. Alliance Advisors, 200 Broadacres Drive, 3rd Floor, Bloomfield, NJ 07003 has been retained to assist in the solicitation of proxies for a fee of $20,000 plus expenses.

How do I submit stockholder proposals or director nominations for the 2021 annual meeting?

Proposals that stockholders would like to include in Allstate’s proxy materials for presentation at the 2021 annual meeting of stockholders must be received by the Office of the Secretary by December 7, 2020, and must otherwise comply with SEC rules in order to be eligible for inclusion in the proxy materials for the 2021 Annual Meeting.

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If a stockholder would like to bring a matter before the meeting that is not the subject of a proposal that meets the SEC proxy rule requirements for inclusion in the proxy statement, the stockholder must follow procedures in Allstate’s bylaws in order to personally present the proposal at the meeting.

One of the procedural requirements in the bylaws is timely notice in writing of the business the stockholder proposes to bring before the meeting. Notice of business proposed to be brought before the 2021 annual meeting must be received by the Office of the Secretary no earlier than the close of business on January 19, 2021, and no later than the close of business on February 18, 2021. Among other things, the notice must describe the business proposed to be brought before the meeting, the reasons for conducting the business at the meeting, and any material interest of the stockholder in the business.

A stockholder also may directly nominate someone for election as a director at a stockholders’ meeting. Under our bylaws, a stockholder may nominate a candidate at the 2021 annual meeting by providing advance notice to Allstate to the Office of the Secretary that is received no earlier than the close of business on January 19, 2021, and no later than the close of business on February 18, 2021. For proxy access nominees to be considered at the 2021 annual meeting, the nomination notice must be received by the Office of the Secretary no earlier than the close of business on November 7, 2020, and no later than the close of business on December 7, 2020. Among other things, the notice must include the information and documents described in Section 20 of the company’s bylaws.

A copy of the procedures and requirements related to the above matters is available upon request from the Office of the Secretary or can be found on Allstate’s website, www.allstateinvestors.com. The notices required above must be sent to the Office of the Secretary, The Allstate Corporation, 2775 Sanders Road, Suite F7, Northbrook, IL 60062-6127.

How do I vote if I hold shares through the 401(k) Savings Plan?

If you hold Allstate common shares through the Allstate 401(k) Savings Plan, your proxy card/voting instruction form for those shares will instruct the plan trustee how to vote those shares. If you received your Annual Meeting materials electronically, and you hold Allstate common shares both through the plan and also directly as a registered stockholder, the voting instructions you provide electronically will be applied to both your plan shares and your registered shares. If you return a signed proxy card/voting instruction form or vote by telephone or the Internet on a timely basis, the trustee will follow your voting instructions for all Allstate common shares allocated to your plan account unless that would be inconsistent with the trustee’s duties.

If your voting instructions are not received on a timely basis, the shares allocated to your plan account will be considered “unvoted.” If you return a signed proxy card/voting instruction form but do not indicate how your shares should be voted on a given matter, the shares represented by your proxy card/voting instruction form will be voted as the Board of Directors recommends. The trustee will vote all unvoted shares and all unallocated shares held by the plan as follows:

►	If the trustee receives instructions (through voting instruction forms or through telephonic or Internet instruction) on a timely basis for at least 50% of the votable allocated shares in the plan, then it will vote all unvoted shares and unallocated shares in the same proportion and in the same manner as the shares for which timely instructions have been received, unless to do so would be inconsistent with the trustee’s duties.
►	If the trustee receives instructions for less than 50% of the votable allocated shares, the trustee will vote all unvoted and unallocated shares at its sole discretion. However, the trustee will not use its discretionary authority to vote on adjournment of the meeting in order to solicit further proxies.

Plan votes receive the same high level of confidentiality as all other votes. You may not vote the shares allocated to your plan account by voting at the meeting. You must instruct The Northern Trust Company, as trustee for the plan, how to vote your shares.

By order of the Board,

SUSAN L. LEES
SECRETARY
APRIL 6, 2020

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Other Information  >  Appendix A – Definitions of Non-GAAP Measures

Appendix A – Definitions of Non-GAAP Measures

Measures that are not based on accounting principles generally accepted in the United States of America (“non-GAAP”) are defined and reconciled to the most directly comparable GAAP measure. We believe that investors’ understanding of Allstate’s performance is enhanced by our disclosure of the following non-GAAP measures. Our methods for calculating these measures may differ from those used by other companies and therefore comparability may be limited.

Adjusted Net Income is net income applicable to common shareholders, excluding:

►	realized capital gains and losses, after-tax, except for periodic settlements and accruals on non-hedge derivative instruments, which are reported with realized capital gains and losses but included in Adjusted Net Income,
►	pension and other postretirement remeasurement gains and losses, after-tax,
►	valuation changes on embedded derivatives not hedged, after-tax,
►	amortization of deferred policy acquisition costs (“DAC”) and deferred sales inducements (“DSI”), to the extent they resulted from the recognition of certain realized capital gains and losses or valuation changes on embedded derivatives not hedged, after-tax,
►	business combination expenses and the amortization or impairment of purchased intangibles, after-tax,
►	gain (loss) on disposition of operations, after-tax, and
►	adjustments for other significant non-recurring, infrequent or unusual items, when (a) the nature of the charge or gain is such that it is reasonably unlikely to recur within two years, or (b) there has been no similar charge or gain within the prior two years.

Net income applicable to common shareholders is the GAAP measure that is most directly comparable to Adjusted Net Income.

We use Adjusted Net Income as an important measure to evaluate our results of operations. We believe that the measure provides investors with a valuable measure of the company’s ongoing performance because it reveals trends in our insurance and financial services business that may be obscured by the net effect of realized capital gains and losses, pension and other postretirement remeasurement gains and losses, valuation changes on embedded derivatives not hedged, business combination expenses and the amortization or impairment of purchased intangibles, impairment of goodwill, gain (loss) on disposition of operations and adjustments for other significant non-recurring, infrequent or unusual items. Realized capital gains and losses, pension and other postretirement remeasurement gains and losses, valuation changes on embedded derivatives not hedged and gain (loss) on disposition of operations may vary significantly between periods and are generally driven by business decisions and external economic developments such as capital market conditions, the timing of which is unrelated to the insurance underwriting process. Consistent with our intent to protect results or earn additional income, Adjusted Net Income includes periodic settlements and accruals on certain derivative instruments that are reported in realized capital gains and losses because they do not qualify for hedge accounting or are not designated as hedges for accounting purposes. These instruments are used for economic hedges and to replicate fixed income securities, and by including them in Adjusted Net Income, we are appropriately reflecting their trends in our performance and in a manner consistent with the economically hedged investments, product attributes (e.g. net investment income and interest credited to contractholder funds) or replicated investments.

Business combination expenses are excluded because they are non-recurring in nature and impairment of goodwill as well as the amortization or impairment of purchased intangibles is excluded because it relates to the acquisition purchase price and is not indicative of our underlying business results or trends.

Non-recurring items are excluded because, by their nature, they are not indicative of our business or economic trends.

Accordingly, Adjusted Net Income excludes the effect of items that tend to be highly variable from period to period and highlights the results from ongoing operations and the underlying profitability of our business. A byproduct of excluding these items to determine Adjusted Net Income is the transparency and understanding of their significance to net income variability and profitability while recognizing these or similar items may recur in subsequent periods.

Adjusted Net Income is used by management along with the other components of net income applicable to common shareholders to assess our performance. We use adjusted measures of Adjusted Net Income in incentive compensation. Therefore, we believe it is useful for investors to evaluate net income applicable to common shareholders, Adjusted Net Income and their components separately and in the aggregate when reviewing and evaluating our performance.

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We note that investors, financial analysts, financial and business media organizations and rating agencies utilize Adjusted Net Income results in their evaluation of our and our industry’s financial performance and in their investment decisions, recommendations and communications as it represents a reliable, representative and consistent measurement of the industry and the company and management’s performance. We note that the price to earnings multiple commonly used by insurance investors as a forward-looking valuation technique uses Adjusted Net Income as the denominator. Adjusted Net Income should not be considered a substitute for net income applicable to common shareholders and does not reflect the overall profitability of our business.

The following table reconciles net income applicable to common shareholders and Adjusted Net Income for the years ended December 31. Beginning January 1, 2018, the Tax Legislation reduced the U.S. corporate income tax rate from 35% to 21%. Taxes on adjustments to reconcile net income applicable to common shareholders and Adjusted Net Income generally use a 21% effective tax rate for 2019, 2018 and 35% for 2017 and prior periods and are reported net of income taxes as the reconciling adjustment, except for 2017 goodwill impairment that has no income tax benefit and the Tax Legislation benefit and change in accounting for investments in qualified affordable housing projects that are adjustments directly related to tax.

						Per diluted common share
($ in millions, except per share data)	2019	2018	2017	2016	2015	2019	2018	2017	2016	2015
Net income applicable to common shareholders	$4,678	$2,012	$3,438	$1,692	$2,138	$14.03	$5.70	$9.35	$4.48	$5.26
Realized capital gains and losses, after-tax	(1,488)	688	(298)	56	(19)	(4.46)	1.95	(0.81)	0.15	(0.05)
Pension and other postretirement remeasurement gains and losses, after-tax	90	370	(141)	175	49	0.27	1.05	(0.38)	0.46	0.12
Valuation changes on embedded derivatives not hedged, after-tax	15	(3)	—	2	1	0.05	(0.01)	—	0.01	—
DAC and DSI amortization relating to realized capital gains and losses and valuation changes on embedded derivatives not hedged, after-tax	5	7	10	4	3	0.01	0.02	0.03	0.01	0.01
Reclassification of periodic settlements and accruals on non-hedge derivative instruments, after-tax	(2)	(2)	(3)	(3)	(2)	(0.01)	(0.01)	(0.01)	(0.01)	—
Business combination expenses and the amortization of purchased intangibles, after-tax	100	90	79	21	32	0.30	0.25	0.21	0.06	0.08
Impairment of goodwill and purchased intangibles, after-tax	83	—	125	—	—	0.25	—	0.34	—	—
Gain on disposition of operations, after-tax	(4)	(4)	(13)	(3)	(2)	(0.01)	(0.01)	(0.04)	(0.01)	(0.01)
Tax Legislation (benefit)	—	(29)	(509)	—	—	—	(0.08)	(1.38)	—	—
Change in accounting for investments in qualified affordable housing projects	—	—	—	—	45	—	—	—	—	0.11
Adjusted Net Income	$3,477	$3,129	$2,688	$1,944	$2,245	$10.43	$8.86	$7.31	$5.15	$5.52

Combined ratio excluding the effect of catastrophes, prior year reserve reestimates and amortization or impairment of purchased intangibles (“underlying combined ratio”) is a non-GAAP ratio, which is computed as the difference between four GAAP operating ratios: the combined ratio, the effect of catastrophes on the combined ratio, the effect of prior year non-catastrophe reserve reestimates on the combined ratio, and the effect of amortization or impairment of purchased intangibles on the combined ratio. We believe that this ratio is useful to investors and it is used by management to reveal the trends in our Property-Liability business that may be obscured by catastrophe losses, prior year reserve reestimates and amortization or impairment of purchased intangibles. Catastrophe losses cause our loss trends to vary significantly between periods as a result of their incidence of occurrence and magnitude, and can have a significant impact on the combined ratio. Prior year reserve reestimates are caused by unexpected loss development on historical reserves, which could increase or decrease current year Net Income. Amortization or impairment of purchased intangibles relates to the acquisition purchase price and is not indicative of our underlying insurance business results or trends. We believe it is useful for investors to evaluate these components separately and in the aggregate when reviewing our underwriting performance. We also provide it to facilitate a comparison to our outlook on the underlying combined ratio. The most directly comparable GAAP measure is the combined ratio. The underlying combined ratio should not be considered a substitute for the combined ratio and does not reflect the overall underwriting profitability of our business.

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The following table reconciles the Property-Liability combined ratio to the Property-Liability underlying combined ratio for the years ended December 31.

	2019	2018	2017	2016	2015
Combined Ratio	92.0	93.2	93.0	95.5	94.1
Effect of catastrophe losses	(7.3)	(8.7)	(10.3)	(8.4)	(5.8)
Effect of prior year non-catastrophe reserve reestimates	0.4	0.8	1.5	0.2	(0.3)
Effect of amortization of purchased intangibles	—	—	—	(0.1)	(0.2)
Effect of impairment of purchased intangibles	(0.1)	—	—	—	—
Underlying combined ratio	85.0	85.3	84.2	87.2	87.8
Effect of prior year catastrophe reserve reestimates	0.1	0.1	(0.1)	—	—

Adjusted Net Income return on common shareholders’ equity is a ratio that uses a non-GAAP measure. It is calculated by dividing the rolling 12-month Adjusted Net Income by the average of common shareholders’ equity at the beginning and at the end of the 12-months, after excluding the effect of unrealized net capital gains and losses. Return on common shareholders’ equity is the most directly comparable GAAP measure. We use Adjusted Net Income as the numerator for the same reasons we use Adjusted Net Income, as discussed above. We use average common shareholders’ equity excluding the effect of unrealized net capital gains and losses for the denominator as a representation of common shareholders’ equity primarily attributable to the company’s earned and realized business operations because it eliminates the effect of items that are unrealized and vary significantly between periods due to external economic developments such as capital market conditions like changes in equity prices and interest rates, the amount and timing of which are unrelated to the insurance underwriting process. We use it to supplement our evaluation of net income applicable to common shareholders and return on common shareholders’ equity because it excludes the effect of items that tend to be highly variable from period to period. We believe that this measure is useful to investors and that it provides a valuable tool for investors when considered along with return on common shareholders’ equity because it eliminates the after-tax effects of realized and unrealized net capital gains and losses that can fluctuate significantly from period to period and that are driven by economic developments, the magnitude and timing of which are generally not influenced by management. In addition, it eliminates non-recurring items that are not indicative of our ongoing business or economic trends. A byproduct of excluding the items noted above to determine Adjusted Net Income return on common shareholders’ equity from return on common shareholders’ equity is the transparency and understanding of their significance to return on common shareholders’ equity variability and profitability while recognizing these or similar items may recur in subsequent periods. We use adjusted measures of Adjusted Net Income return on common shareholders’ equity in incentive compensation. Therefore, we believe it is useful for investors to have Adjusted Net Income return on common shareholders’ equity and return on common shareholders’ equity when evaluating our performance. We note that investors, financial analysts, financial and business media organizations and rating agencies utilize Adjusted Net Income return on common shareholders’ equity results in their evaluation of our and our industry’s financial performance and in their investment decisions, recommendations and communications as it represents a reliable, representative and consistent measurement of the industry and the company and management’s utilization of capital. We also provide it to facilitate a comparison to our long-term Adjusted net income return on common shareholders’ equity goal. Adjusted Net Income return on common shareholders’ equity should not be considered a substitute for return on common shareholders’ equity and does not reflect the overall profitability of our business.

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The following tables reconcile return on common shareholders’ equity and Adjusted Net Income return on common shareholders’ equity for the years ended December 31.

($ in millions)	2019	2018	2017	2016	2015
Return on common shareholders’ equity
Numerator:
Net income applicable to common shareholders	$4,678	$2,012	$3,438	$1,692	$2,138
Denominator:
Beginning common shareholders’ equity(1)	$19,382	$20,805	$18,823	$18,274	$20,557
Ending common shareholders’ equity(1)	23,750	19,382	20,805	18,823	18,274
Average common shareholders’ equity	$21,566	$20,094	$19,814	$18,549	$19,416
Return on common shareholders’ equity	21.7%	10.0%	17.4%	9.1%	11.0%

	2019	2018	2017	2016	2015
Adjusted Net Income return on common shareholders’ equity
Numerator:
Adjusted Net Income	$3,477	$3,129	$2,688	$1,944	$2,245

Denominator:
Beginning common shareholders’ equity	$19,382	$20,805	$18,823	$18,274	$20,557
Less: Unrealized net capital gains and losses	(2)	1,662	1,053	620	1,926
Adjusted beginning common shareholders’ equity	19,384	19,143	17,770	17,654	18,631

Ending common shareholders’ equity	23,750	19,382	20,805	18,823	18,274
Less: Unrealized net capital gains and losses	1,887	(2)	1,662	1,053	620
Adjusted ending common shareholders’ equity	21,863	19,384	19,143	17,770	17,654
Average adjusted common shareholders’ equity	$20,624	$19,264	$18,457	$17,712	$18,143
Adjusted Net Income return on common shareholders’ equity	16.9%	16.2%	14.6%	11.0%	12.4%
(1)	Excludes equity related to preferred stock of $2,248 million at December 31, 2019, $1,930 million at December 31, 2018 and $1,746 million for all other periods presented.

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Other Information > Appendix B – Categorical Standards of Independence

Appendix B – Categorical Standards of Independence

In accordance with the Director Independence Standards, the Board has determined that the nature of the following relationships with the corporation do not create a conflict of interest that would impair a director’s independence.

1.	An Allstate director’s relationship arising from (i) only such director’s position as a director of another corporation or organization; (ii) only such director’s direct or indirect ownership of a 5% or less equity interest in another corporation or organization (other than a partnership); (iii) both such position and such ownership; or (iv) such director’s position only as a limited partner in a partnership in which he or she has an interest of 5% or less.
2.	An Allstate director’s relationship arising from an interest of the director, or any entity in which the director is an employee, director, partner, stockholder or officer, in or under any standard-form insurance policy or other financial product offered by the Allstate Group in the ordinary course of business.
3.	An Allstate director’s relationship with another company that participates in a transaction with the Allstate Group (i) where the rates or charges involved are determined by competitive bid or (ii) where the transaction involves the rendering of services as a common or contract carrier (including any airline) or public utility at rates or charges fixed in conformity with law or governmental authority.
4.	An Allstate director’s relationship with another company that has made payments to, or received payments from, the Allstate Group for property or services in an amount which, in the last fiscal year, does not exceed the greater of $1 million or 2% of such other company’s consolidated gross revenues for such year.
5.	An Allstate director’s position as an executive officer of a tax-exempt organization to which the aggregate amount of discretionary contributions (other than employee matching contributions) made by the Allstate Group and The Allstate Foundation in any of the last three fiscal years of the tax-exempt organization were equal to or less than the greater of $1 million or 2% of such organization’s consolidated gross revenues for such year.
6.	An Allstate director’s relationship with another company (i) in which the Allstate Group makes investments or (ii) which invests in securities issued by the Allstate Group or securities backed by any product issued by the Allstate Group, all in the ordinary course of such entity’s investment business and on terms and under circumstances similar to those available to or from entities unaffiliated with such director.

92       www.allstateproxy.com

Appendix C – Executive Officers < Other Information

Appendix C – Executive Officers

The following table lists the names and titles of our executive officers as of December 31, 2019. AIC refers to Allstate Insurance Company.

Name	Principal Positions and Offices Held
Thomas J. Wilson	Chair of the Board, President, and Chief Executive Officer of The Allstate Corporation and AIC.
Steven E. Shebik	Vice Chair of The Allstate Corporation and AIC.
Carolyn D. Blair	Executive Vice President and Chief Human Resources Officer of AIC.
Elizabeth A. Brady	Executive Vice President and Chief Marketing, Innovation, and Corporate Relations Officer of AIC.
Don Civgin	President, Service Businesses of AIC.
John E. Dugenske	Executive Vice President and Chief Investment and Corporate Strategy Officer of AIC.
Mary Jane Fortin	President, Allstate Financial Businesses of AIC.
Suren Gupta	Executive Vice President, Enterprise Technology and Strategic Ventures of AIC.
Susan L. Lees	Executive Vice President, General Counsel, and Secretary of The Allstate Corporation and AIC (Chief Legal Officer).
Jesse E. Merten	Executive Vice President and Chief Risk Officer of AIC.
John C. Pintozzi	Senior Vice President, Controller and Chief Accounting Officer of The Allstate Corporation and AIC.
Mario Rizzo	Executive Vice President and Chief Financial Officer of The Allstate Corporation and AIC.
Glenn T. Shapiro	President, Allstate Personal Lines of AIC.

The following table lists the names and titles of our executive officers as of March 31, 2020. AIC refers to Allstate Insurance Company.

Name	Principal Positions and Offices Held
Thomas J. Wilson	Chair of the Board, President, and Chief Executive Officer of The Allstate Corporation and AIC.
Steven E. Shebik	Vice Chair of The Allstate Corporation and AIC.
Carolyn D. Blair	Executive Vice President and Chief Human Resources Officer of AIC.
Elizabeth A. Brady	Executive Vice President, Chief Marketing, Customer and Communications Officer of AIC.
Don Civgin	Vice Chair of The Allstate Corporation and AIC, and Chief Executive Officer, Protection Products and Services of AIC.
John E. Dugenske	President, Investments and Financial Products of AIC.
Mary Jane Fortin	President, Financial Products of AIC.
Suren Gupta	Executive Vice President, Chief Information Technology and Enterprise Services Officer of AIC.
Susan L. Lees	Executive Vice President, Chief Legal Officer, General Counsel, and Secretary of The Allstate Corporation and AIC.
Jesse E. Merten	Executive Vice President and Chief Risk Officer of AIC.
John C. Pintozzi	Senior Vice President, Controller and Chief Accounting Officer of The Allstate Corporation and AIC.
Mario Rizzo	Executive Vice President and Chief Financial Officer of The Allstate Corporation and AIC.
Glenn T. Shapiro	President, Personal Property-Liability of AIC.

2020 Proxy Statement       93

THE ALLSTATE CORPORATION
C/O EQ SHAREOWNER SERVICES
P.O. BOX 64945
ST. PAUL, MN 55164-0945
SCAN TO
VIEW MATERIALS & VOTE
VOTE BY INTERNET
Before The Meeting - Go to www.proxyvote.com or scan the QR Barcode above
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern time on May 18, 2020*. Have this Proxy Card/Voting Instruction Form in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.
During The Meeting - Go to www.virtualshareholdermeeting.com/ALL2020
You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions.
VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern time on May 18, 2020*. Have this Proxy Card/Voting Instruction Form in hand when you call and then follow the instructions.
VOTE BY MAIL
Mark, sign and date this Proxy Card/Voting Instruction Form and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717 for receipt no later than May 18, 2020*.
*Allstate 401(k) Savings Plan
With respect to any shares represented by this Proxy Card/Voting Instruction Form held in the Allstate 401(k) Savings Plan, your voting instructions must be received no later than 11:59 p.m. Eastern time on May 14, 2020.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:
D01185-P35561	KEEP THIS PORTION FOR YOUR RECORDS
DETACH AND RETURN THIS PORTION ONLY
THIS PROXY CARD/VOTING INSTRUCTION FORM IS VALID ONLY WHEN SIGNED AND DATED.
THE ALLSTATE CORPORATION
The Board of Directors recommends you vote "FOR" all nominees for Director.
1.	Election of Directors

	Nominees:		For	Against	Abstain

	1a.	Kermit R. Crawford	☐	☐	☐
	1b.	Michael L. Eskew	☐	☐	☐
	1c.	Margaret M. Keane	☐	☐	☐
	1d.	Siddharth N. Mehta	☐	☐	☐
	1e.	Jacques P. Perold	☐	☐	☐
	1f.	Andrea Redmond	☐	☐	☐
	1g.	Gregg M. Sherrill	☐	☐	☐
	1h.	Judith A. Sprieser	☐	☐	☐
	1i.	Perry M. Traquina	☐	☐	☐
	1j.	Thomas J. Wilson	☐	☐	☐

The Board of Directors recommends you vote "FOR" Proposals 2 and 3.		For	Against	Abstain

2.	Advisory vote to approve the compensation of the named executives.	☐	☐	☐

3.	Ratification of the appointment of Deloitte & Touche LLP as Allstate's independent registered public accountant for 2020.	☐	☐	☐

This proxy will be governed by and construed in accordance with the laws of Delaware and applicable securities laws.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

With respect to any shares represented by this Proxy Card/Voting Instruction Form which are votable and held in the Allstate 401(k) Savings Plan (the "Plan"), you may direct The Northern Trust Company, as Trustee of the Plan, to vote all such shares on the matters shown, and in the manner directed on the reverse hereof, unless to do so would be inconsistent with the Trustee's duties. If you wish to vote the Allstate shares allocated to the Plan account, you cannot do so in person. You must use this Proxy Card/Voting Instruction Form or submit your voting instructions via the telephone or Internet. If you do not return your signed Proxy Card/Voting Instruction Form or provide telephonic or Internet voting instructions on a timely basis for the shares allocated to the Plan account, those shares will be considered "unvoted." If you return a signed Proxy Card/Voting Instruction Form but do not indicate how the shares should be voted on a matter, the shares represented by your signed Proxy Card/Voting Instruction Form will be voted by the Trustee as the Board of Directors recommends. The Trustee will vote all unvoted and all unallocated shares held by the Plan as follows: If the Trustee receives instructions on a timely basis for at least 50% of the votable allocated shares in the Plan, then it will vote all unvoted shares and unallocated shares in the same proportion and in the same manner as the shares for which timely instructions have been received, unless to do so would be inconsistent with the Trustee's duties. If the Trustee receives instructions for less than 50% of the votable shares, the Trustee shall vote all unvoted and unallocated shares in its sole discretion. However, the Trustee will not use its discretionary authority to vote on adjournment of the meeting in order to solicit further proxies.

Important Notice Regarding the Availability of Proxy Materials for the Stockholder Meeting:
The Allstate Corporation Notice of 2020 Annual Meeting, Proxy Statement and 2019 Annual Report
are available at www.proxyvote.com.

D01186-P35561

THE ALLSTATE CORPORATION
Annual Meeting of Stockholders
May 19, 2020 11:00 a.m., CDT
This Proxy Card/Voting Instruction Form is solicited on behalf of the Board of Directors

You hereby authorize Susan L. Lees, Mario Rizzo, and Thomas J. Wilson to vote all shares of common stock of The Allstate Corporation that you would be entitled to vote at the Annual Meeting of Stockholders to be held on May 19, 2020, via live webcast at www.virtualshareholdermeeting.com/ALL2020 and any adjournments thereof. The authority conferred by this Proxy Card/Voting Instruction Form shall be exercised by a majority of these persons present and acting at the meeting or, if only one of them is present, by that person. Each such person has the authority to designate a substitute to act for him or her. These persons are authorized to vote such shares on the matters shown, and in the manner directed, on the reverse hereof and in their discretion on any other matters that may properly come before the meeting. If you return a signed proxy but do not indicate how the shares should be voted on a matter, the shares represented by your signed proxy will be voted as the Board of Directors recommends.

You acknowledge receipt of The Allstate Corporation's Notice of 2020 Annual Meeting and Proxy Statement, dated April 6, 2020, and its 2019 Annual Report. You hereby revoke any instructions previously given to vote the shares represented by this Proxy Card/Voting Instruction Form.

Allstate and the Trustee have instructed the tabulation agent to keep your voting instructions strictly confidential.

Sign on reverse side